Exhibit 10.1

Execution Copy

CREDIT AGREEMENT

Dated as of June 2, 2003

BEAZER HOMES USA, INC.,

The Lenders Party Thereto,

BANK ONE, NA

As Agent,

and

BNP PARIBAS, GUARANTY BANK, SUNTRUST BANK AND
WACHOVIA BANK, NATIONAL ASSOCIATION

as Syndication Agents

and

COMERICA BANK, PNC BANK, N.A. and WASHINGTON MUTUAL BANK, FA,
as Co-Agents

BANC ONE CAPITAL MARKETS, INC.,

Lead Arranger and Sole Bookrunner

$250,000,000 REVOLVING CREDIT FACILITY

and

$200,000,000 TERM LOAN FACILITY

i

LIST OF SCHEDULES AND EXHIBITS

Schedule	Description	Reference

Schedule I	Commitments	2.01

Schedule II	Existing Letters of Credit	Definition

Exhibit	Description	Reference

Exhibit A	Guarantors	Definition

Exhibit B	Form of Guaranty	Definition

Exhibit C-1	Form of Revolving Credit Note	Definition

Exhibit C-2	Form of Term Loan Note	Definition

Exhibit D	Commitment and Acceptance	2.02.2(a)

Exhibit E	Form of Certificate for Borrowings and Facility Letters of Credit	2.23.3(iii), 3.02

Exhibit F	Opinion of Borrower’s Delaware and Georgia Counsel	3.01(5)

Exhibit G	Opinion of Borrower’s Illinois Counsel	3.01(5)

Exhibit H	List of Subsidiaries of Borrower	4.10

Exhibit I	Assignment Agreement	12.03(b)

v

CREDIT AGREEMENT dated as of June 2, 2003 among BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”), the Lenders that are signatories hereto and BANK ONE, NA as Agent (the “Agent”) for the Lenders and an Issuer (as hereinafter defined).

The parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01  Defined Terms.  As used in this Agreement, the following terms have the following meanings (terms defined in the singular shall have the same meaning when used in the plural and vice versa):

“ABR Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Borrower or any of its Subsidiaries (i) acquires any going concern or all or substantially all of the assets of any firm, corporation or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes or by percentage of voting power) of the Common Equity of another Person.

“Adjusted Land Value” means, as of any date, (i) the book value of all Land, less (ii) the sum of (a) the book value of Finished Lots that are subject to bona fide contracts of sale with Persons that are not Affiliates and (b) the lesser of (1) the product of (x) the number of Housing Units with respect to which the Borrower and its Subsidiaries (including any company or other entity acquired in an Acquisition by the Borrower or a Subsidiary as of such date) entered into bona fide contracts of sale with Persons that are not Affiliates during the six-month period ending on such date and (y) the average book value of all Finished Lots as of such date and (2) forty percent (40%) of Consolidated Tangible Net Worth as of such date.

“Affected Lender” has the meaning assigned to such term in Section 2.21(a).

“Affiliate” means any Person (1) which directly or indirectly controls, or is controlled by, or is under common control with, the Borrower or a Subsidiary; (2) which directly or indirectly beneficially owns or holds five percent (5%) or more of any class of voting stock of the Borrower or any Subsidiary; or (3) five percent (5%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Borrower or a Subsidiary.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” means Bank One.

“Agent’s Fee Letter” means that certain fee letter dated April 18, 2003 from the Agent and BOCM to the Borrower and accepted by the Borrower on April 18, 2003.

“Aggregate Commitment” means, at any time, the sum of the then applicable Aggregate Revolving Credit Commitment and the then outstanding principal balance of the Term Loans.

“Aggregate Pro Rata Share” means, at any time for any Lender, the ratio that (a) the sum of (i) such Lender’s Revolving Credit Commitment and (ii) such Lender’s outstanding Term Loan bears to (b) the Aggregate Commitment, provided, however, if the Revolving Credit Commitments have terminated or been terminated in full, the Aggregate Pro Rata Share shall be the ratio that (x) the sum of such Lender’s outstanding Revolving Credit Loans, Facility Letter of Credit Obligations and Term Loan bear to (y) the sum of all outstanding Revolving Credit Loans, Facility Letter of Credit Obligations and Term Loans and provided, further, that this definition is subject to the provisions of Section 2.02.2(c) (if and when applicable).

“Aggregate Revolving Credit Commitment” means the aggregate Revolving Credit Commitments of all the Revolving Credit Lenders initially in the amount of $250,000,000 as the same may be reduced or increased from time to time pursuant to the terms of this Agreement.

“Aggregate Term Loan Commitment” means the aggregate Term Loan Commitments of all of the Term Loan Lenders in the amount of $200,000,000.

“Agreement” means this Credit Agreement, as amended, supplemented, or modified from time to time.

“Alternate Base Rate” means a fluctuating rate per annum equal to the higher of (i) the Prime Rate, changing when and as said rate changes (without notice), or (ii) the sum of 1/2 of 1% plus the Federal Funds Rate then in effect.

“Applicable ABR Margin” means, as at any date of determination, the margin indicated in Section 2.05 as then applicable to ABR Loans and Swing Line Loans (under Section 2.07(a)(i)).

“Applicable Commitment Rate” means, as at any date of determination, the rate per annum indicated in Section 2.05 as then applicable in the determination of the commitment fee (under Section 2.09).  The Applicable Commitment Rate in the column in the table in Section 2.05 with the heading “Usage>50%” shall apply in respect of any calendar quarter (or, in any case in which the commitment fee under Section 2.09 is payable with respect to a portion of a calendar quarter, then for that portion of such calendar quarter) during which the average daily unused portion of the Aggregate Revolving Credit Commitment equals or exceeds fifty percent (50%) of the Aggregate Revolving Credit Commitment, and the Applicable Commitment Rate in the column table in Section 2.05 with the heading “Usage <50%” shall apply in respect of any calendar quarter (or, in any case in which the commitment fee under Section 2.09 is payable with respect to a portion of a calendar quarter, then for that portion of such calendar quarter) during which the average daily unused portion of the Aggregate Revolving Credit Commitment is less than fifty percent (50%) of the Aggregate Revolving Credit Commitment.

“Applicable Letter of Credit Rate” means, as at any date of determination, a rate per annum equal to the Applicable LIBOR Margin.

“Applicable LIBOR Margin” means, as at any date of determination, the margin indicated in Section 2.05 as then applicable to LIBOR Loans (under Section 2.07(a)(ii)).

“Applicable Margin(s)” means the Applicable ABR Margin and/or the Applicable LIBOR Margin, as the case may be.

“Applicable Pro Rata Share” means, for any Lender, such Lender’s Revolving Credit Pro Rata Share or Term Loan Pro Rata Share, as applicable.

“Bank One” means Bank One, NA, having its principal office in Chicago, Illinois.

“BOCM” means Banc One Capital Markets, Inc.

“Borrowing” means a borrowing consisting of Loans (with respect to either the Revolving Credit Facility or the Term Loan Facility) of the same type made, renewed or converted on the same day.

“Borrowing Base” means, with respect to an Inventory Valuation Date for which it is to be determined, an amount equal to the sum of the following unencumbered assets of the Borrower and the Guarantors: (i) the lesser of (a) one hundred percent (100%) of the Unrestricted Cash and (b) $20,000,000.00, (ii) one-hundred percent (100%) of the Receivables, (iii) ninety percent (90%) of the book value of Housing Units Under Contract, (iv) seventy-five percent (75%) of the book value of Speculative Housing Units, (v) seventy percent (70%) of the book value of Finished Lots (subject to the limitation set forth below), (vi) fifty percent (50%) of the book value of Lots under Development (subject to the limitation set forth below), and (vii) the lesser of (a) twenty-five percent (25%) of the book value of Entitled Land and (b) $30,000,000.00 (subject to the limitation set forth below).  Notwithstanding the foregoing, the Borrowing Base shall not include any amounts under clauses (v), (vi) and (vii) above to the extent that the sum of such amounts exceeds forty percent (40%) of the total Borrowing Base.  The term “unencumbered” means that such asset is not subject to any Lien (except for Liens permitted under Sections 6.01(1), (2) or (6)).

“Borrowing Base Certificate” means a written certificate in a form acceptable to the Required Lenders setting forth the amount of the Borrowing Base with respect to the calendar month most recently completed, certified as true and correct by the Chief Financial Officer of the Borrower.

“Borrowing Base Debt” means the sum of all Debt of the Borrower and its Subsidiaries on a consolidated basis, excluding (i) Secured Debt, (ii) Debt that is subordinated to the Obligations to the satisfaction of the Required Lenders, (iii) Performance Letters of Credit, (iv) performance bonds and (v) Debt of any Joint Venture.

“Business Day” means (i) with respect to any Borrowing, payment or rate selection of LIBOR Loans, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities.

“Capital Lease” means all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

“Change of Control” means any of the following:  (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary, as an entirety or substantially as an entirety to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) in one or a series of transactions; (ii) the acquisition by any Person or group of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary in one transaction or a series of related transactions; (iii) the liquidation or dissolution of the Borrower or (except for an Internal Reorganization) of a Significant Guarantor or Significant Subsidiary; (iv) any transaction or a series of related transactions (as a result of a tender offer, merger, consolidation or otherwise but excluding an Internal Reorganization) that results in, or that is in connection with, (a) any Person or group acquiring “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower, a Significant Guarantor or a Significant Subsidiary, or of any Person or group that possesses “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the aggregate voting power of all classes of Common Equity of the Borrower, a Significant Guarantor or a Significant Subsidiary, or (b) less than fifty percent (50%) (measured by the aggregate voting power of all classes) of the Common Equity of the Borrower being registered under Section 12(b) or 12(g) of the Exchange Act; (v) a majority of the Board of Directors of the Borrower, a Significant Guarantor or a Significant Subsidiary, not being comprised of persons who (a) were members of the Board of Directors of such Borrower, Significant Guarantor or Significant Subsidiary, as of the date of this Agreement (“Original Directors”), or (b) were nominated for election or elected to the Board of Directors of such Borrower, Significant Guarantor, or Significant Subsidiary, with the affirmative vote of at least a majority of the directors who themselves were Original Directors or who were similarly nominated for election or elected; or (vi) with respect to any Significant Guarantor or Significant Subsidiary which is not a corporation, any loss by the Borrower of the right or power directly, or indirectly through one or more intermediaries, to control the activities of any such Significant Guarantor or Significant Subsidiary.  Nothing herein contained shall modify or otherwise affect the provisions of Section 6.06.

“Closing Date” means the date on which the conditions to the first advance of the Loans set forth in Article III are satisfied.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

“Collateral Shortfall Amount” has the meaning assigned to that term in Section 8.01.

“Commitment” means either a Revolving Credit Commitment or a Term Loan Commitment.

“Commitment and Acceptance” has the meaning assigned to that term in Section 2.02.2(a).

“Common Equity” of any Person means any and all shares, rights to purchase, warrants or options (whether or not currently exercisable), participations, or other equivalents of or interests in (however designated) the equity (which includes, but is not limited to, common stock, preferred stock and partnership and joint venture interests) of such Person (excluding any debt securities convertible into, or exchangeable for, such equity) to the extent that the foregoing is entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or other persons that will control the management and policies of such Person.

“Commonly Controlled Entity” means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 414(b) or 414(c) of the Code.

“Consolidated Debt” means the Debt of the Borrower and its Subsidiaries determined on a consolidated basis (but shall not include Debt of any Joint Venture or Debt of any Subsidiary which is not a Guarantor, except to the extent that such Debt is guaranteed by the Borrower or a Guarantor).

“Consolidated Subordinated Debt” means, as of any date, all Debt of the Borrower and the Guarantors (on a consolidated basis), the payment of which is, either expressly by its terms or otherwise, subordinated to payment of the Obligations to the satisfaction of the Required Lenders.

“Consolidated Tangible Assets” of the Borrower means, as of any date, the total amount of assets of the Borrower and its Subsidiaries (less applicable reserves) on a consolidated basis at the end of the fiscal quarter immediately preceding such date (or on such date if such date is the last day of the fiscal quarter), as determined in accordance with GAAP, less (i) Intangible Assets and (ii) appropriate adjustments on account of minority interests of other Persons holding equity Investments in Subsidiaries, in the case of each of clauses (i) and (ii) above, as would be reflected on a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the fiscal quarter immediately preceding such date (or on such date if such date is the last day of the fiscal quarter), prepared in accordance with GAAP.

“Consolidated Tangible Net Worth” of the Borrower means, at any date, the consolidated stockholders’ equity of the Borrower determined in accordance with GAAP, less Intangible Assets, all determined as of such date.

“Debt” means, without duplication, with respect to any Person (1) indebtedness or liability for borrowed money, including, without limitation, subordinated indebtedness (other than trade accounts payable and accruals incurred in the ordinary course of business); (2) obligations evidenced by bonds, debentures, notes, or other similar instruments; (3) obligations for the deferred purchase price of property (including, without limitation, seller financing of any Inventory) or services, provided, however, that Debt shall not include obligations with respect to options to purchase real property that have not been exercised; (4) obligations as lessee under Capital Leases to the extent that the same would, in accordance with GAAP, appear as liabilities in the Borrower’s consolidated balance sheet; (5) current liabilities in respect of unfunded vested benefits under Plans and incurred withdrawal liability under any Multiemployer Plan; (6) reimbursement obligations under letters of credit (including contingent obligations with respect to letters of credit not yet drawn upon); (7) obligations under acceptance facilities; (8) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any other Person or entity, or otherwise to assure a creditor against loss, provided, however, that “Debt” shall not include guaranties of performance obligations; (9) obligations secured by any Liens on any property of such Person, whether or not the obligations have been assumed; and (10) net liabilities under interest rate swap, exchange or cap agreements (valued as the termination value thereof, computed in accordance with a method approved by the International Swaps and Derivatives Association and agreed to by such Person in the applicable agreement).

“Default” means any of the events specified in Section 8.01, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Dollars” and the sign “$” mean lawful money of the United States of America.

“EBITDA” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period of (i) Net Income (but excluding from such Net Income for the applicable period any income derived from any Investment in a Joint Venture referred to in Section 6.07(10) to the extent that such income exceeds the cash distributions thereof received by the Borrower or its Subsidiaries in such period), plus (ii) charges against income for foreign, federal, state and local taxes, plus (iii) Interest Expense, plus (iv) depreciation, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets and amortization of deferred compensation expense, plus (vi) extraordinary losses, minus (vii) interest income, minus (viii) extraordinary gains (and any unusual gains arising in or outside of the ordinary course of business not included in extraordinary gains that have been included in the determination of Net Income).

“Entitled Land” means all Lots that are neither Lots under Development nor Finished Lots.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereof.

“Eurocurrency Reserve Requirement” means, for any Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as such term is used in Regulation D) but without benefit or credit of proration, exemptions, or offsets that might otherwise be available from time to time under Regulation D.  Without limiting the effect of the foregoing, the Eurocurrency Reserve Requirement shall reflect any other reserves required to be maintained against (1) any category of liabilities that includes deposits by reference to which the LIBOR Interest Rate for LIBOR Loans is to be determined; or (2) any category of extension of credit or other assets that include LIBOR Loans.

“Event of Default” means any of the events specified in Section 8.01, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Existing Letters of Credit” means those Letters of Credit issued for the account of the Borrower prior to the date hereof and listed on Schedule II hereto.

“Facilities” means the Revolving Credit Facility and the Term Loan Facility, and “Facility” means either of the Facilities.

“Facility Increase” has the meaning assigned to that term in Section 2.02.2(a).

“Facility Letter of Credit” means (a) each Existing Letter of Credit and (b) any Letter of Credit issued by an Issuer for the account of the Borrower in accordance with Section 2.23.

“Facility Letter of Credit Collateral Account” has the meaning assigned to that term in Section 2.23.13.

“Facility Letter of Credit Fee” means a fee, payable with respect to each Facility Letter of Credit issued by an Issuer, in an amount per annum equal to the product of (i) the Applicable Letter of Credit Rate (determined as of the date on which the quarterly installment of such fee is due) and (ii) the face amount of such Facility Letter of Credit, which fee shall be calculated in the manner provided in Section 2.23.6.

“Facility Letter of Credit Obligations” means, at any date, the sum of (i) the aggregate undrawn face amount of all outstanding Facility Letters of Credit, and (ii) the aggregate amount paid by an Issuer on any Facility Letters of Credit to the extent (if any) not reimbursed by the Borrower or by the Revolving Credit Lenders under Section 2.23.4.

“Facility Letter of Credit Sublimit” means $150,000,000.

“Federal Funds Rate” means, for each day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 A.M. Chicago time on such day on such transactions received by the Agent from three Federal Funds brokers of recognized standing selected by the Agent in its sole discretion.

“Financial Letter of Credit” means any Letter of Credit of the Borrower or a Guarantor that is not a Performance Letter of Credit.

“Finished Lots” means Lots in respect of which a building permit, from the applicable local governmental authority, has been or could be obtained; provided, however, that the term “Finished Lots” shall not include any Land upon which the construction of a Housing Unit has commenced.

“Fitch” means Fitch, Inc.

“GAAP” means generally accepted accounting principles in the United States in effect from time to time (subject to the provisions of Section 1.02).

“Guarantor” means (a) the Subsidiaries of Borrower identified on Exhibit A hereto and (b) any Person that, pursuant to a Supplemental Guaranty, guarantees the Obligations.

“Guaranty” means (a) the guaranty of the Obligations in the form attached hereto as Exhibit B or (b) a Supplemental Guaranty.

“Housing Unit” means a single-family dwelling, including the Land on which such dwelling is located, whether such dwelling is detached or attached (including condominiums but excluding mobile homes), which dwelling is either under construction or completed and is (or, upon completion of construction thereof, will be) available for sale; the term “Housing Unit” includes a Speculative Housing Unit.

“Housing Unit Closing” means a closing of the sale of a Housing Unit by the Borrower or a Subsidiary (including any company or other entity acquired in an Acquisition by the Borrower or a Subsidiary) to a bona fide purchaser for value that is not an Affiliate.

“Housing Unit Under Contract” means a Housing Unit owned by the Borrower or a Subsidiary as to which the Borrower or such Subsidiary has a bona fide contract of sale, in a form customarily employed by the Borrower or such Subsidiary and reasonably satisfactory to the Agent, entered into not more than 15 months prior to the date of determination with a Person who is not an Affiliate, under which contract no defaults then exist and not less than $1,000.00 toward the purchase price has been paid; provided, however, that in the case of any Housing Unit the purchase of which is to be financed in whole or in part by a loan insured by the Federal Housing Administration or guaranteed by the Veterans Administration, the required minimum downpayment shall be the amount (if any) required under the rules of the relevant agency.

“Incur” means to, directly or indirectly, create, incur, assume, guarantee, extend the maturity of or otherwise become liable with respect to any Debt; provided, however, that neither the accrual of interest (whether such interest is payable in cash or kind) nor the accretion of original issue discount shall be considered an Incurrence of Debt.

“Intangible Assets” means, at any time, the amount (to the extent reflected in determining consolidated stockholders equity of the Borrower and its Subsidiaries) of (i) Investments in any Subsidiaries that are not Guarantors and (ii) all unamortized debt discount and expense, unamortized deferred charges, good will, patents, trademarks, service marks, trade names, copyrights and all other items which would be treated as intangibles on a consolidated balance sheet of the Borrower and its Subsidiaries prepared in accordance with GAAP.

“Interest Coverage Ratio” means, for any period, the ratio of (a) EBITDA to (b) the sum (on a consolidated basis for the Borrower and its Subsidiaries) of all interest incurred, including capitalized interest.

“Interest Deficit” has the meaning assigned to that term in Section 2.08(b) hereof.

“Interest Expense” means, for any period, the total interest expense of the Borrower and its Subsidiaries, whether paid directly or amortized through cost of sales (including the interest component of Capital Leases).  Notwithstanding that GAAP may otherwise provide, the Borrower shall not be required to include in Interest Expense the amount of any premium paid to prepay Debt.

“Interest Period” means, with respect to any LIBOR Loan, the period commencing on the date such Loan is made, converted or renewed, and ending, as the Borrower may select pursuant to Section 2.03, on the numerically corresponding day in the first, second, third or sixth calendar month thereafter, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)                                  No Interest Period with respect to any Revolving Credit Loan may extend beyond the Revolving Credit Termination Date or, until a Rejecting Revolving Credit Lender is replaced as provided in Section 2.21 or its Revolving Credit Loans are paid in full, such Rejecting Revolving Credit Lender’s Termination Date; and

(b)                                 No Interest Period with respect to any Term Loan may extend beyond the Term Loan Maturity Date or, until a Rejecting Term Loan Lender is replaced as provided in Section 2.21 or its Term Loans are paid in full, such Rejecting Term Loan Lender’s Maturity Date.

(c)                                  If an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next Business Day unless such Business Day would fall in the next calendar month, in which event such Interest Period shall end on the immediately preceding Business Day.

“Internal Reorganization” means any reorganization between or among the Borrower and any Subsidiary or Subsidiaries or between or among any Subsidiary and one or more other Subsidiaries or any combination thereof by way of liquidations, mergers, consolidations, conveyances, assignments, sales, transfers and other dispositions of all or substantially all of the assets of a Subsidiary (whether in one transaction or in a series of transactions); provided that (a) the Borrower shall preserve and maintain its status as a validly existing corporation and (b) all assets, liabilities, obligations and guarantees of any Subsidiary party to such reorganization will continue to be held by such Subsidiary or be assumed by the Borrower or a Wholly-Owned Subsidiary of the Borrower.

“Inventory” means all Housing Units, Lots, goods, merchandise and other personal property wherever located to be used for or incorporated into any Housing Unit.

“Inventory Valuation Date” means the last day of the most recent calendar month of the Borrower with respect to which the Borrower is required to have delivered a Borrowing Base Certificate pursuant to Section 5.08(6) hereof.

“Investment” has the meaning provided therefor in Section 6.07.  The amount of any Investment shall include (a) in the case of any loan or advance, the outstanding amount of such loan or advance and (b) in the case of any equity Investment, the amount of the “net equity investment” as determined in accordance with GAAP.

“Issuance Date” means the date on which a Facility Letter of Credit is issued, amended or extended.

“Issuer” means, with respect to each Existing Letter of Credit, the Issuer thereof identified in Schedule II, and with respect to each Facility Letter of Credit issued on or after the Closing Date, Bank One, PNC Bank, N.A., SunTrust Bank, Fifth Third Bank, Indiana or such other Revolving Credit Lender selected by the Borrower with the approval of the Agent, to issue such Facility Letter of Credit, provided such other Revolving Credit Lender consents to act in such capacity.  For purposes of this Agreement and the other Loan Documents, Facility Letters of Credit issued by Fifth Third Bank shall be deemed issued by its Affiliate, Fifth Third Bank, Indiana (a Lender hereunder).

“Joint Venture” means any Person (other than a Subsidiary) in which the Borrower or a Subsidiary holds any stock, partnership interest, joint venture interest, limited liability company interest or other equity interest.

“Land” means land owned by the Borrower or a Subsidiary, which land is being developed or is held for future development or sale.

“Lending Office” means, with respect to any Lender, the Lending Office of such Lender (or of an affiliate of such Bank) heretofore designated in writing by such Lender to the Agent or such other office or branch of such Lender (or of an affiliate of such Lender) as that Lender may from time to time specify to the Borrower and the Agent as the office or branch at which its Loans (or Loans of a type designated in such notice) are to be made and maintained.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued by a financial institution upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“LIBOR Interest Rate” means, for each LIBOR Loan for the relevant Interest Period, the rate per annum (rounded upward, if necessary, to the nearest one-sixteenth of 1%) determined by the Agent to be equal to the quotient of (a) the London Interbank Offered Rate for such LIBOR Loan for such Interest Period divided by (b) one minus the Eurocurrency Reserve Requirement for such Interest Period.

“LIBOR Loan” means any Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Interest Rate.

“Lien” means any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge, or encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing).

“Loan(s)” means a (a) Revolving Credit Loan, including (unless the context otherwise indicates) a Swing Line Loan or (b) a Term Loan.

“Loan Document(s)” means this Agreement, the Notes, the Guaranties, the Reimbursement Agreements, and any and all documents delivered hereunder or pursuant hereto.

“London Interbank Offered Rate” means, with respect to a LIBOR Loan for the relevant Interest Period, the applicable British Banker’s Association London interbank offered rate for deposits in U.S. dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period.

“Lots” means all Land owned by the Borrower and/or a Subsidiary which is zoned by the municipality in which such real property is located for residential building and use, and with respect to which the Borrower or such Subsidiary has obtained all necessary approvals for its subdivision for Housing Units; provided, however, that the term “Lots” shall not include any Land upon which the construction of a Housing Unit has commenced.

“Lots under Development” means Lots with respect to which construction of streets or other subdivision improvements has commenced but which are not Finished Lots.

“Meridian” means Meridian Structural Insurance, Risk Retention Group Inc., a Wholly-Owned Subsidiary of the Borrower.

“Minimum Consolidated Tangible Net Worth” has the meaning assigned to that term in Section 7.01 hereof.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a plan described in Section 4001(a)(3) of ERISA in respect of which the Borrower, a Subsidiary or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA.

“Net Income” means, for any period, the net earnings (or loss) after taxes of the Borrower and its Subsidiaries on a consolidated basis for such period.

“New Revolving Credit Lender” means a Revolving Credit Lender or other entity (in each case approved by the Agent, which approval shall not be unreasonably withheld) that elects, upon request by Borrower, to issue a Revolving Credit Commitment or, in the case of an existing Revolving Credit Lender, to increase its existing Revolving Credit Commitment, pursuant to Section 2.02.2.

“Notes” means the Revolving Credit Notes and the Term Loan Notes.

“Notice of Assignment” has the meaning assigned to that term in Section 12.03(b) hereof.

“Obligations” means (a) the due and punctual payment of principal of and interest on the Loans and the Notes, (b) the due and punctual payment of the Facility Letter of Credit Obligations, and (c) the due and punctual payment of fees, expenses, reimbursements, indemnifications and other present and future monetary obligations of the Borrower and each Guarantor to the Lenders or to any Lender , the Agent, any Issuer or any indemnified party under the Loan Documents.

“Participant” has the meaning assigned to that term in Section 12.02(a) hereof.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Performance Letter of Credit” means any Letter of Credit of the Borrower or a Guarantor that is issued for the benefit of a municipality, other governmental authority, utility, water or sewer authority, or other similar entity for the purpose of assuring such beneficiary of the Letter of Credit of the proper and timely completion of construction work.

“Permitted Acquisition” means any Acquisition (other than by means of a hostile takeover, hostile tender offer or other similar hostile transaction) of a business or entity engaged primarily in the business of home building; provided that, immediately before and after giving effect to such Acquisition, no Default or Event of Default has occurred and is continuing.

“Person” means an individual, partnership, corporation, business trust, joint stock company, trust, limited liability company, unincorporated association, joint venture, governmental authority, or other entity of whatever nature.

“Plan” means any pension plan which is covered by Title IV of ERISA and in respect of which (a) the Borrower or a Subsidiary or a Commonly Controlled Entity is an “employer” as defined in Section 3(5) of ERISA and (b) the Borrower or a Subsidiary has any

material liability; provided, however, that the term “Plan” shall not include any Multiemployer Plan.

“Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by Bank One or its parent (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

“Principal Office” means, with respect to the Agent, the Principal Office of the Agent designated as such on the signature pages hereof or such other office of the Agent as the Agent may from time to time specify to the Borrower and the Lenders as its Principal Office.

“Prior Credit Agreements” means that certain Credit Agreement dated as of September 21, 2001 among Borrower, the Guarantors, Bank One as agent and the other banks party thereto, as amended, and that certain Term Loan Agreement dated as of December 19, 2000, among the Borrower, the Guarantors and the other banks party thereto, as amended.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code that could subject the Borrower or any Subsidiary to any material liability.

“Purchaser” has the meaning assigned to that term in Section 12.03(a) hereof.

“Quarterly Payment Date” means July 1, 2003 and the first day of each July, October, January and April, thereafter.

“Receivables” means the net proceeds payable to, but not yet received by, the Borrower or a Subsidiary following a Housing Unit Closing.

“Refinancing Debt” means Debt that refunds, refinances or extends any applicable Debt (“Refinanced Debt”) but only to the extent that (i) the Refinancing Debt is subordinated to or pari passu with the Obligations to the same extent as such Refinanced Debt, if at all, (ii) the Refinancing Debt is scheduled to mature no earlier than the earlier of (A) the current maturity date of such Refinanced Debt or (B) a date three (3) years after the later of the Revolving Credit Termination Date or the Term Loan Maturity Date (as determined at the time such Refinancing Debt is Incurred), (iii) such Refinancing Debt is in an aggregate amount that is equal to or less than the sum of (A) the aggregate amount then outstanding under the Refinanced Debt, plus (B) accrued and unpaid interest on such Refinanced Debt, plus (C) reasonable fees and expenses incurred in obtaining such Refinancing Debt, it being understood that this clause (iii) shall not preclude the Refinancing Debt from being a part of a Debt financing that includes other or additional Debt otherwise permitted herein, (iv) such Refinancing Debt is Incurred by the same Person that initially Incurred such Refinanced Debt or by another Person of which the Person that initially Incurred such Refinanced Debt is a Subsidiary, and (v) such Refinancing Debt is Incurred within 60 days after such Refinanced Debt is so refunded, refinanced or extended.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Agreement” means, with respect to a Facility Letter of Credit, such form of application therefor and form of reimbursement agreement therefor (whether in a single or several documents, taken together) as the applicable Issuer may employ in the ordinary course of business for its own account, with the modifications thereto as may be agreed upon by such Issuer and the Borrower and as are not materially adverse (in the reasonable judgment of such Issuer and the Agent) to the interests of the Lenders; provided, however, in the event of any conflict between the terms of any Reimbursement Agreement and this Agreement, the terms of this Agreement shall control.

“Rejecting Lender” means a Rejecting Revolving Credit Lender or a Rejecting Term Loan Lender.

“Rejecting Revolving Credit Lender” has the meaning assigned to that term in Section 2.19(a).

“Rejecting Revolving Credit Lender’s Termination Date” has the meaning assigned to that term in Section 2.19(a).

“Rejecting Term Loan Lender” has the meaning assigned to that term in Section 2.20(a).

“Rejecting Term Loan Lender’s Maturity Date” has the meaning assigned to that term in Section 2.20(a).

“Replacement Lender” has the meaning assigned to such term in Section 2.21.

“Reportable Event” means any of the events set forth in Section 4043 of ERISA with respect to a Plan (excluding any such event with respect to which the PBGC has waived the 30-day notice requirement).

“Required Lenders” means Lenders whose Aggregate Pro Rata Shares are greater than 66-2/3%.

“Required Revolving Credit Lenders” means Revolving Credit Lenders whose Revolving Credit Pro Rata Shares are greater than 66-2/3%.

“Revolving Credit Commitment” means, for each of the Revolving Credit Lenders, the obligation of such Revolving Credit Lender to make Revolving Credit Loans and to purchase participations in Facility Letters of Credit in the aggregate not exceeding the amount set forth in Schedule I hereto as its “Revolving Credit Commitment,” as such amount may be decreased from time to time pursuant to the terms hereof or increased pursuant to Section 2.02.2 hereof; provided, however, that the Revolving Credit Commitment of a Lender may not be increased without its prior written approval.

“Revolving Credit Extension Request” has the meaning assigned to such term in Section 2.19(a).

“Revolving Credit Facility” means the revolving credit and letter of credit facilities described in Section 2.01.1, together with the Swing Line Facility described in Section 2.22.

“Revolving Credit Lender” means each of the Lenders holding an interest in the Revolving Credit Facility.

“Revolving Credit Loan” means, with respect to a Revolving Credit Lender, a Loan made by such Revolving Credit Lender with respect to the Revolving Credit Facility pursuant to Section 2.01.1 and any conversion or continuation thereof and, unless the context otherwise indicates, shall include Swing Loans made pursuant to Section 2.22.

“Revolving Credit Note” means a promissory note in substantially the form of Exhibit C-1 hereto, executed and delivered by the Borrower payable to the order of a Revolving Credit Lender in the amount of its Revolving Credit Commitment, including any amendment, modification, restatement, renewal or replacement of such promissory note.

“Revolving Credit Obligations” means all unpaid principal of and accrued and unpaid interest on the Revolving Credit Loans and Swing Line Loans, all accrued and unpaid fees with respect to the Revolving Credit Facility, the Swing Line Loans and the Facility Letters of Credit, and all expenses, reimbursements, indemnities and other obligations of the Borrower and Guarantors to the Revolving Credit Lenders or to any Revolving Credit Lender, the Swing Line Lender, any Issuer, the Administrative Agent or any indemnified party with respect to the Revolving Credit Facility, the Swing Line Loans and the Facility Letters of Credit arising under the Loan Documents.

“Revolving Credit Pro Rata Share” means, at any time for any Revolving Credit Lender, the ratio that such Revolving Credit Lender’s Revolving Credit Commitment bears to the Aggregate Revolving Credit Commitment.

“Revolving Credit Termination Date” means June 1, 2007, subject, however, to earlier termination in whole of the Aggregate Revolving Credit Commitment pursuant to the terms of this Agreement and to extension of such date as provided in Section 2.19.

“S&P” means Standard & Poor’s Rating Services.

“Secured Debt” means all Debt of the Borrower or any of its Subsidiaries (excluding Debt owing to the Borrower or any of its Subsidiaries) that is secured by a Lien on assets of the Borrower or any of its Subsidiaries.

“Senior Debt” means the Senior Notes or, if the Senior Notes are refinanced, the Refinancing Debt with respect thereto.

“Senior Debt Rating” means (i) at any time at which Moody’s, S&P and Fitch all publicly announce ratings of the Borrower’s unsecured long-term debt, the second highest of such three ratings; (ii) at any time at which Moody’s and S&P publicly announce ratings of the Borrower’s unsecured long-term debt but Fitch does not, the higher of such two ratings; and (iii) at any time at which Moody’s or S&P (but not both) publicly announces a rating of the Borrower’s unsecured long-term debt (and regardless of whether Fitch publicly announces a rating), the rating so publicly announced by Moody’s or S&P.  At any time at which neither Moody’s nor S&P publicly announces ratings of the Borrower’s unsecured long-term debt, no Senior Debt Rating shall be deemed to exist.  The Senior Debt Rating shall change if and when such rating(s) change, and such change in the Senior Debt Rating shall have the effect provided for in Section 2.05 and elsewhere in this Agreement.

“Senior Indentures” means either of the Indentures identified in the definition of the term “Senior Notes” and any other Indenture hereafter entered into by the Borrower pursuant to which the Borrower Incurs any Refinancing Debt with respect to any of the Senior Notes.

“Senior Notes” means (i) the 8-3/8% Senior Notes due 2012 of the Borrower issued in the original principal amount of $350,000,000, pursuant to the Indenture dated April 17, 2002 and First Supplemental Indenture dated April 17, 2002, (ii) the 8-5/8% Senior Notes due 2011 of the Borrower issued in the original principal amount of $200,000,000 pursuant to the Indenture dated May 21, 2001 and (iii) the 8 7/8 percent Senior Notes due 2008 of the Borrower issued in the original principal amount of $100,000,000 pursuant to the Indenture dated March 25, 1998.

“Senior Notes due 2008” means the Senior Notes described in clause (iii) of the definition of “Senior Notes.”

“Significant Guarantor” means, at any date of determination thereof, any Guarantor that (together with its Subsidiaries) accounts for five percent (5%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and of the net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole.  Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.

“Significant Subsidiary” means, at any date of determination thereof, any Subsidiary that (together with its Subsidiaries) accounts for five percent (5%) or more of the Consolidated Tangible Assets as of the last day of the most recent fiscal quarter then ended and of the net revenues for the twelve-month period ending on the last day of the most recent fiscal quarter then ended, in each case of the Borrower and its Subsidiaries taken as a whole.  Such percentage shall be determined on the basis of financial reports that shall be available not later than 25 days (or, in the case of the last fiscal quarter of the fiscal year, 35 days) following the end of such fiscal quarter.

“Speculative Housing Unit” means any Housing Unit owned by the Borrower or a Subsidiary that is not a Housing Unit Under Contract.

“STIC” means Security Title Insurance Company, Inc., a Vermont corporation and Wholly-Owned Subsidiary of the Borrower.

“Subsidiary” means, as to the Borrower or a Guarantor, in the case of a corporation, a corporation of which shares of stock having ordinary voting power (other than stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation are at the time owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by the Borrower or such Guarantor, as the case may be, or in the case of an entity which is not a corporation, the activities of which are controlled directly, or indirectly through one or more intermediaries, or both, by the Borrower or such Guarantor, as the case may be.

“Supplemental Guaranty” means a Supplemental Guaranty in the form provided for in, and attached to, the form of Guaranty attached hereto as Exhibit A.

“Swing Line Commitment” means the commitment of the Swing Line Lender to make Swing Line Loans pursuant to Section 2.22(a) hereof.  The Swing Line Commitment is in the amount of $50,000,000.

“Swing Line Lender” means Bank One or any Purchaser to which Bank One assigns the Swing Line Commitment in accordance with Section 12.03 hereof.

“Swing Line Loan” has the meaning assigned to that term in Section 2.22(a).

“Term Loan” means, with respect to a Term Loan Lender, a Loan made by such Term Loan Lender with respect to the Term Loan Facility pursuant to Section 2.01.2 and any conversion or continuation of any such Loan.

“Term Loan Commitment” means, for each of the Term Loan Lenders, the obligation of such Term Loan Lender to make on the Closing Date a Term Loan in the amount set forth in Schedule I hereto as its “Term Loan Commitment.”

“Term Loan Extension Request” has the meaning assigned to that term in Section 2.20(a).

“Term Loan Facility” means the term loan facility described in Section 2.01.2.

“Term Loan Facility Advance” means the Advance of the Term Loan Facility on the Closing Date.

“Term Loan Lender” means each of the Lenders holding an interest in the Term Loan Facility.

“Term Loan Maturity Date” means June 1, 2007 or such earlier date upon which the outstanding principal amount of the Term Loan Notes, all accrued and unpaid interest thereon, and all other Term Loan Obligations become due and payable, whether as a result of the occurrence of the stated maturity date or the acceleration of maturity pursuant to the terms of any of the Loan Documents, and also subject to extension of such date as provided in Section 2.20.

“Term Loan Note” means a promissory note in substantially the form of Exhibit C-2 hereto, executed and delivered by the Borrower payable to the order of a Term Loan Lender in the amount of its Term Loan Commitment, including any amendment, modification, restatement, renewal or replacement of such promissory note.

“Term Loan Obligations” means all unpaid principal of and accrued and unpaid interest on the Term Loans, all accrued and unpaid fees with respect to the Term Loan Facility and all expenses, reimbursements, indemnities and other obligations of the Borrower and Guarantors to the Term Loan Lenders or to any Term Loan Lender, the Administrative Agent or any indemnified party with respect to the Term Loan Facility arising under the Loan Documents.

“Term Loan Pro Rata Share” means, at any time for any Term Loan Lender, the ratio that the outstanding principal balance of such Term Loan Lender’s Term Loans bears to the outstanding principal balance of all Term Loans.

“Transferee” has the meaning assigned to that term in Section 12.04.

“UHIC” means United Homes Insurance Corporation, a Vermont corporation and Wholly-Owned Subsidiary of the Borrower.

“Unrestricted Cash” of a Person means the cash of such Person that would not be identified as “restricted” on a balance sheet of such Person prepared in accordance with GAAP.

“Wholly-Owned Subsidiary” of any Person means (i) a Subsidiary, of which one hundred percent (100%) of the outstanding Common Equity (except for directors’ qualifying shares or certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more other Wholly-Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the outstanding Common Equity of such entity.

Section 1.02  Accounting Terms.  (a) All accounting terms not specifically defined herein shall be construed in accordance with GAAP consistent with those applied in the preparation of the financial statements referred to in Section 4.04, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, in determining the Borrower’s compliance with the provisions of Article VII hereof, GAAP shall not include modifications of generally accepted accounting principles that become effective after the date hereof.

ARTICLE II
AMOUNTS AND TERMS OF THE FACILITIES

Section 2.01  The Facilities.

Section 2.01.1  Revolving Credit Facility.  (a) On and after the Closing Date and prior to the Revolving Credit Termination Date, upon the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Revolving Credit Lender severally agrees to make Revolving Credit Loans to the Borrower, provided that (i) in no event may the aggregate principal amount of all outstanding Revolving Credit Loans (including, in the case of the Swing Line Lender, outstanding Swing Line Loans) and the Facility Letter of Credit Obligations of any Lender exceed its Revolving Credit Commitment, and (ii) in no event may the sum of the aggregate principal amount of all outstanding Revolving Credit Loans, (including all outstanding Swing Line Loans) and the Facility Letter of Credit Obligations exceed the Aggregate Revolving Credit Commitment.

(b)                                 On and after the Closing Date and prior to the Revolving Credit Termination Date, each Revolving Credit Lender severally agrees, on the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of Borrower herein set forth, to participate in Facility Letters of Credit issued pursuant to Section 2.23 for the account of the Borrower, provided that (i) in no event may the aggregate principal amount of all outstanding Revolving Credit Loans and Facility Letter of Credit Obligations of any Lender exceed its Revolving Credit Commitment and (ii) in no event may the aggregate amount of all Facility Letter of Credit Obligations exceed the lesser of (A) $150,000,000 and (B) an amount equal to the Aggregate Revolving Credit Commitment minus the sum of all outstanding Revolving Credit Loans (including all outstanding Swing Line Loans).

(c)                                  Revolving Credit Loans hereunder (other than Swing Line Loans) shall be made ratably by the several Revolving Credit Lenders in accordance with their respective Revolving Credit Pro Rata Shares.  Participations in Facility Letters of Credit hereunder shall be ratable among the several Revolving Credit Lenders in accordance with their respective Revolving Credit Pro Rata Shares.

(d)                                 All Revolving Credit Obligations shall be due and payable by the Borrower on the Revolving Credit Termination Date unless such Revolving Credit Obligations shall sooner become due and payable pursuant to Section 8.01 or as otherwise provided in this Agreement.

(e)                                  Each Borrowing under the Revolving Credit Facility which shall not utilize the Aggregate Revolving Credit Commitment in full shall be in an amount not less than One Million Dollars ($1,000,000) in the case of a Borrowing consisting of LIBOR Loans and

Five Hundred Thousand Dollars ($500,000) in the case of a Borrowing consisting of ABR Loans and, in either case, if in excess of the specified amount, in integral multiples of One Hundred Thousand Dollars ($100,000).  Each Borrowing under the Revolving Credit Facility shall consist of a Revolving Credit Loan made by each Lender in the proportion of its Revolving Credit Pro Rata Share.  Within the limits of the Aggregate Revolving Credit Commitments, the Borrower may borrow, repay pursuant to Section 2.11, and reborrow Revolving Credit Loans under this Section 2.01. On such terms and conditions, the Revolving Credit Loans may be outstanding as ABR Loans or LIBOR Loans.  Each type of Revolving Credit Loan shall be made and maintained at the applicable Lender’s Lending Office for such type of Loan.  The failure of any Revolving Credit Lender to make any requested Revolving Credit Loan to be made by it on the date specified for such Revolving Credit Loan shall not relieve any other Revolving Credit Lender of its obligation (if any) to make such Revolving Credit Loan on such date, but no Revolving Credit Lender (or other Lender) shall be responsible for the failure of any other Revolving Credit Lender to make such Revolving Credit Loan to be made by such other Revolving Credit Lender.  The provisions of this Section 2.01.1(e) shall not apply to Swing Line Loans.

Section 2.01.2  Term Loan Facility.  (a) On the Closing Date, upon the terms and conditions set forth in this Agreement and in reliance upon the representations and warranties of the Borrower herein set forth, each Term Loan Lender severally agrees to make a Term Loan to the Borrower in the full amount of such Term Loan Lender’s Term Loan Commitment.  The Term Loan Commitments shall terminate upon the advance of the Term Loans in the full amount of the Aggregate Term Loan Commitment, and Term Loans that are repaid may not be reborrowed.

(b)                                 Term Loans hereunder shall be made ratably by the several Term Loan Lenders in accordance with their respective Term Loan Pro Rata Shares.

(c)                                  All Term Loan Obligations shall be due and payable by the Borrower on the Term Loan Maturity Date unless such Term Loan Obligations shall sooner become due and payable pursuant to Section 8.01 or as otherwise provided in this Agreement.

(d)                                 Each Borrowing under the Term Loan Facility shall be in an amount not less than One Million Dollars ($1,000,000) for a Borrowing consisting of LIBOR Loans and Five Hundred Thousand Dollars ($500,000) in the case of a Borrowing consisting of ABR Loans and, in either case, if in excess of the specified amount, in integral multiples of One Hundred Thousand Dollars ($100,000).  Each Borrowing under the Term Loan Facility shall consist of a Term Loan made by each Term Loan Lender in the proportion of its Term Loan Pro Rata Share.  On such terms and conditions, Term Loans may be outstanding as ABR Loans or LIBOR Loans.  Each type of Term Loan shall be made and maintained at the applicable Term Loan Lender’s Lending Office for such type of Loan.  The failure of any Term Loan Lender to make any requested Term Loan to be made by it on the date specified for such Term Loan shall not relieve any other Term Loan Lender of its obligation (if any) to make such Term Loan on such date, but no Term Loan Lender (or other Lender) shall be responsible for the failure of any other Term Loan Lender to make such Term Loan to be made by such other Term Loan Lender.

Section 2.01.3  Borrowing Base.  At any time at which the Facilities do not have a rating of BBB- or higher from S&P or Baa3 or higher from Moody’s, (a) the aggregate amount of Borrowing Base Debt at any one time outstanding may not exceed the Borrowing Base as of the most recent Inventory Valuation Date, and (b) no Loan shall be made, and no Facility Letter of Credit shall be issued, that would have the effect of increasing the then outstanding amount of the Borrowing Base Debt to an amount exceeding such Borrowing Base, provided that a Revolving Credit Loan shall not be deemed to have increased the amount of the Borrowing Base Debt to the extent that the proceeds of such Revolving Credit Loan are immediately used to repay a Swing Line Loan theretofore included in the Borrowing Base Debt.

Section 2.01.4  Swing Line Loans.  No Revolving Credit Loan shall be made at any time that any Swing Line Loan is outstanding, except for Revolving Credit Loans that are used, on the day on which made, to repay in full the outstanding principal balance of the Swing Line Loans.

Section 2.02  Reductions of and Increases in Aggregate Revolving Credit Commitment.

Section 2.02.1  Reduction of Aggregate Revolving Credit Commitment.  The Borrower shall have the right, upon at least three (3) Business Days’ prior notice to the Agent, to terminate in whole or reduce in part the unused portion of the Aggregate Revolving Credit Commitment, provided that each partial reduction shall be in the amount of at least Five Million Dollars ($5,000,000), and provided further that no reduction shall be permitted if, after giving effect thereto, and to any prepayment made therewith, the sum of (i) the outstanding and unpaid principal amount of the Revolving Credit Loans and (ii) the Facility Letter of Credit Obligations shall exceed the Aggregate Revolving Credit Commitment.  Each reduction in part of the unused portion of each Revolving Credit Lender’s Revolving Credit Commitment shall be made in the proportion that such Revolving Credit Commitment bears to the total amount of the Aggregate Revolving Credit Commitment.  Any Revolving Credit Commitment, once reduced or terminated, may not be reinstated (except as otherwise provided in Section 8.01(v)) and may not be increased (except in accordance with Section 2.02.2).

Section 2.02.2  Increase in Aggregate Revolving Credit Commitment.

(a)                                  Request for Facility Increase.  The Borrower may, at any time and from time to time, request, by notice to the Agent, the Agent’s approval of an increase of the Aggregate Revolving Credit Commitment (a “Facility Increase”) within the limitations hereafter described, which request shall set forth the amount of each such requested Facility Increase.  Within twenty (20) days of such request, the Agent shall advise the Borrower of its approval or disapproval of such request; failure to so advise the Borrower shall constitute disapproval. If the Agent approves any such Facility Increase, then the Aggregate Revolving Credit Commitment may be increased (up to the amount of such approved Facility Increase, in the aggregate) by having one or more New Revolving Credit Lenders increase the amount of their then existing Revolving Credit Commitments or become Revolving Credit Lenders, subject to and in accordance with this provisions of this Section 2.02.2.  Any Facility Increase shall be subject to the following limitations and conditions:  (i) any increase (in the aggregate) in the Aggregate

Revolving Credit Commitment, any increase in any Revolving Credit Commitment and any new Revolving Credit Commitment shall (unless otherwise agreed to by the Borrower and the Agent) not be less than $5,000,000 (and (unless otherwise agreed to by the Borrower and the Agent) shall be in integral multiples of $1,000,000 if in excess thereof); (ii) no Facility Increase pursuant to this Section 2.02.2 shall increase the Aggregate Revolving Credit Commitment to an amount in excess of $350,000,000; (iii) the Borrower and each New Revolving Credit Lender shall have executed and delivered a commitment and acceptance (the “Commitment and Acceptance”) substantially in the form of Exhibit D hereto, and the Agent shall have accepted and executed the same; (iv) the Borrower shall have executed and delivered to the Agent such Revolving Credit Note or Revolving Credit Notes as the Agent shall require to reflect such Facility Increase; (v) the Borrower shall have delivered to the Agent opinions of counsel (substantially similar to the forms of opinions provided for in Section 3.01(6), modified to apply to the Facility Increase and each Revolving Credit Note and Commitment and Acceptance executed and delivered in connection therewith); (vi) the Guarantors shall have consented in writing to the Facility Increase and shall have agreed that their Guaranties continue in full force and effect; and (vii) the Borrower and each New Revolving Credit Lender shall otherwise have executed and delivered such other instruments and documents as the Agent shall have reasonably requested in connection with such Facility Increase.  The form and substance of the documents required under clauses (iii) through (vii) above shall be fully acceptable to the Agent.  The Agent shall provide written notice to all of the Lenders hereunder of any Facility Increase.

(b)                                 New Revolving Credit Lenders’ Loans and Participation in Facility Letters of Credit.  Upon the effective date of any increase in the Aggregate Revolving Credit Commitment pursuant to the provisions hereof (the “Increase Date”), which Increase Date shall be mutually agreed upon by the Borrower, each New Revolving Credit Lender and the Agent, (i) such New Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty from the Revolving Credit Lenders, an undivided interest and participation in any Facility Letter of Credit then outstanding, ratably, such that each Revolving Credit Lender (including each New Revolving Credit Lender) holds a participation interest in each such Facility Letter of Credit in the amount of its then Revolving Credit Pro Rata Share thereof; (ii) on such Increase Date, the Borrower shall repay all outstanding ABR Loans under the Revolving Credit Facility and reborrow an ABR Loan in a like amount from the Revolving Credit Lenders (including the New Revolving Credit Lender); (iii) such New Revolving Credit Lender shall not participate in any then outstanding Revolving Credit Loan that is a LIBOR Loan; (iv) if the Borrower shall at any time on or after such Increase Date convert or continue any Revolving Credit Loan that is a LIBOR Loan that was outstanding on such Increase Date, the Borrower shall be deemed to repay such Revolving Credit Loan on the date of the conversion or continuation thereof and then to reborrow as a Revolving Credit Loan a like amount on such date so that the New Revolving Credit Lender shall make a Revolving Credit Loan on such date in the amount of its Revolving Credit Pro Rata Share of such Borrowing; and (v) such New Revolving Credit Lender shall make its Revolving Credit Pro Rata Share of all Revolving Credit Loans made on or after such Increase Date (including those referred to in clauses (ii) and (iv) above) and shall otherwise have all of the rights and obligations of a Revolving Credit Lender hereunder on and after such Increase Date.  Notwithstanding the foregoing, upon the occurrence of a Default prior to the date on which such New Revolving Credit Lender is holding its Revolving Credit Pro Rata Share of all Revolving

Credit Loans hereunder, such New Revolving Credit Lender shall, upon notice from the Agent given on or after the date on which the Revolving Credit Obligations are accelerated or become due following such Default, pay to the Agent (for the account of the other Revolving Credit Lenders, to which the Agent shall pay their ratable shares thereof upon receipt) a sum equal to such New Revolving Credit Lender’s Revolving Credit Pro Rata Share of each Revolving Credit Loan that is a LIBOR Loan then outstanding with respect to which such New Revolving Credit Lender does not then hold an interest; such payment by such New Revolving Credit Lender shall constitute an ABR Loan hereunder.

(c)                                  Required Lenders.  Solely for purposes of the calculation of Aggregate Pro Rata Shares as used in the definition of “Required Lenders,” until such time as a New Revolving Credit Lender holds its Revolving Credit Pro Rata Share of all outstanding Revolving Credit Loans (if any), the amount of such New Revolving Credit Lender’s new Revolving Credit Commitment or the increased amount of its Revolving Credit Commitment shall be excluded from the amount of the Revolving Credit Commitments and Aggregate Commitments and there shall be included in lieu thereof at any time an amount equal to the sum of the outstanding Revolving Credit Loans and the participation interests in Facility Letters of Credit held by such New Revolving Credit Lender with respect to its new Revolving Credit Commitment or the increased amount of its Revolving Credit Commitment.

(d)                                 No Obligation to Increase Commitment.  Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment or agreement on the part of the Borrower or the Agent to give or grant any Revolving Credit Lender the right to increase its Revolving Credit Commitment hereunder at any time or a commitment or agreement on the part of any Revolving Credit Lender to increase its Revolving Credit Commitment hereunder at any time, and no Revolving Credit Commitment of a Revolving Credit Lender shall be increased without its prior written approval.

Section 2.02.3  Section Not Applicable to Term Loan Facility.  The foregoing provisions of this Section 2.02 shall apply only to the Revolving Credit Facility and shall not apply to the Term Loan Facility.

Section 2.03  Notice and Manner of Borrowing.  The Borrower shall give the Agent notice of any Loans under this Agreement, on the Business Day of each ABR Loan, and at least three (3) Business Days before each LIBOR Loan, specifying:  (1) the date of such Loan; (2) the amount of such Loan; (3) the type of Loan (whether an ABR Loan or a LIBOR Loan); and (4) in the case of a LIBOR Loan, the duration of the Interest Period applicable thereto.  All notices given by the Borrower under this Section 2.03 shall be irrevocable and shall be given not later than 10:00 A.M. Chicago time on the day specified above for such notice.  The Agent shall notify each Revolving Credit Lender or Term Loan Lender (as applicable) of each such notice not later than 11:00 A.M. Chicago time on the date it receives such notice from the Borrower if such notice is received by the Agent at or before 10:00 A.M. Chicago time.  In the event such notice from the Borrower is received after 10:00 A.M. Chicago time, it shall be treated as if received on the next succeeding Business Day, and the Agent shall notify each Revolving Credit Lender or Term Loan Lender (as applicable) of such notice as soon as practicable but not later than 11:00 A.M. Chicago time on the next succeeding Business Day.  Not later than 1:00 P.M.

Chicago time on the date of such Loans, each Revolving Credit Lender or Term Loan Lender (as applicable) will make available to the Agent in immediately available funds, such Lender’s Applicable Pro Rata Share of such Loans.  After the Agent’s receipt of such funds, on the date of such Loans and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such Loans available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Agent.  The provisions of this Section 2.03 shall not apply to Swing Line Loans.

Section 2.04  Non-Receipt of Funds by Agent.  (a)  Unless the Agent shall have received notice from a Lender prior to the date (in the case of a LIBOR Loan), or by 12:00 noon Chicago time on the date (in the case of an ABR Loan), on which such Lender is to provide funds to the Agent for a Loan to be made by such Lender that such Lender will not make available to the Agent such funds, the Agent may assume that such Lender has made such funds available to the Agent on the date of such Loan in accordance with Section 2.03 and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent such Lender shall not have given the notice provided for above and shall not have made such funds available to the Agent, such Lender agrees to repay to the Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Alternate Base Rate.  If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s applicable Loan for purposes of this Agreement.  If such Lender does not pay such corresponding amount forthwith upon Agent’s demand therefor, the Agent shall promptly notify the Borrower, and the Borrower shall immediately pay such corresponding amount to the Agent with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Agent, at the rate of interest applicable at the time to such proposed Loan.  Nothing set forth in this Section shall affect the rights of the Borrower with respect to any Lender that defaults in the performance of its obligation to make a Loan hereunder.

(b)                                 Unless the Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Agent may assume that the Borrower has made such payment in full to the Agent on such date and the Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Agent, each applicable Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Alternate Base Rate.

(c)                                  The provisions of this Section 2.04 shall not apply to Swing Line Loans.

Section 2.05  Determination of Applicable Margins and Applicable Commitment Rate.  (a)  The Applicable Margins and the Applicable Commitment Rate shall be determined by reference to the Senior Debt Rating in accordance with the following table and the provisions of this Section 2.05:

Senior Debt Rating	Applicable LIBOR Margin	Applicable ABR Margin	Applicable Commitment Rate
			Usage>50%	Usage <50%
BBB-/Baa3	1.25%	-0-	0.20%	0.25%
BB+/Ba1	1.50	-0-	0.275%	0.30%
BB/Ba2	1.625%	-0-	0.30%	0.375%
BB-/Ba3	1.75%	0.25%	0.375%	0.45%

B+/B1 & Below or no Senior Debt Rating	2.00%	0.50%	0.50%	0.60%

At any time at which (A) Fitch does not publicly announce a rating of the Borrower’s unsecured long-term debt, and (B) Moody’s or S&P (but not both) publicly announces a rating of the Borrower’s unsecured long-term debt, the Applicable Margin and Applicable Commitment Rate shall be determined in accordance with the foregoing table, except that (A) the Applicable LIBOR Margin set forth in the Table above shall be increased by 0.075% and (B) the Applicable Commitment Rate set forth in the Table shall be increased by 0.025%.

(b)                                 The Applicable Margin and the Applicable Commitment Rate shall be adjusted, from time to time, effective (as applicable) on the first Business Day after any change in the Senior Debt Ratings that results in any change in the Applicable Margins or Applicable Commitment Rate, provided, however, that any change in the Applicable LIBOR Margin shall only apply to LIBOR Loans for Interest Periods commencing after such change in the Applicable LIBOR Margin is effective.

Section 2.06  Conversions and Renewals.  The Borrower may elect from time to time to convert all or a part of one type of Loan into another type of Loan or to renew all or part of a Loan by giving the Agent notice at least one (1) Business Day before conversion into an ABR Loan, and at least three (3) Business Days before the conversion into or renewal of a LIBOR Loan, specifying:  (1) the renewal or conversion date; (2) the amount of the Loan to be converted or renewed; (3) in the case of conversions, the type of Loan to be converted into; and (4) in the case of renewals of or a conversion into a LIBOR Loan, the duration of the Interest Period applicable thereto; provided that (a) the minimum principal amount of each LIBOR Loan outstanding after a renewal or conversion shall be One Million Dollars ($1,000,000) and the minimum amount of each ABR Loan outstanding after a renewal or conversion shall be Two Hundred Fifty Thousand Dollars ($250,000) and in each case in integral multiples of $100,000 if in excess of such minimum amounts, and (b) LIBOR Loans may be converted on a Business Day that is not the last day of the Interest Period for such Loan only if the Borrower pays on the date of conversion all amounts due pursuant to Section 2.17 hereof; and (c) the Borrower may not renew a LIBOR Loan or convert an ABR Loan into a LIBOR Loan at any time that a Default has occurred that is continuing.  Each such notice shall be accompanied by a Borrowing Base Certificate dated as at the date of such notice.  All conversions and renewals shall be made in the proportion of the Revolving Credit Lenders’ respective Revolving Credit Pro Rata Shares (in the case of Revolving Credit Loans) or Term Loan Lenders’ respective Term Loan Pro Rata Shares (in the case of Term Loans).  All notices given by the Borrower under this Section 2.06 shall be irrevocable and shall be given not later than 10:00 A.M. Chicago time on the day which is not less than the number of Business Days specified above for such notice.  The Agent shall notify each Revolving Credit Lender or Term Loan Lender (as applicable) of each such notice not later than 11:00 A.M. Chicago time on the date it receives such notice from the Borrower if such notice is received by the Agent at or before 10:00 A.M. Chicago time.  In the event such notice from the Borrower is received after 10:00 A.M. Chicago time, it shall be treated as if received on the next succeeding Business Day, and the Agent shall notify each Revolving Credit Lender or Term Loan Lender (as applicable) of such notice as soon as practicable but not later than 11:00 A.M. Chicago time on the next succeeding Business Day.  Notwithstanding the foregoing, if the Borrower shall fail to give the Agent the notice as specified above for the renewal or conversion of a LIBOR Loan prior to the end of the Interest Period with respect thereto, such LIBOR Loan shall automatically be converted into an ABR Loan on the last day of the Interest Period for such Loan.  The provisions of this Section 2.06 shall not apply to Swing Line Loans.

Section 2.07  Interest.  (a)  The Borrower shall pay interest to the Agent, for the account of the applicable Lender or Lenders on the outstanding and unpaid principal amount of the Loans at the following rates:

(i)                                     If an ABR Loan or Swing Line Loan, then at a rate per annum equal to the sum of (A) the Applicable ABR Margin in effect from time to time as interest accrues and (B) the Alternate Base Rate in effect from time to time as interest accrues; and

(ii)                                  if a LIBOR Loan, then at a rate per annum for the Interest Period applicable to such LIBOR Loan equal to the sum of (A) the Applicable LIBOR Margin in effect on the first day of such Interest Period and (B) the LIBOR Interest Rate determined for such Interest Period.

(b)                                 Any change in the interest rate based on the Alternate Base Rate resulting from a change in the Alternate Base Rate shall be effective (without notice) as of the opening of business on the day on which such change in the Alternate Base Rate becomes effective.  Interest on each LIBOR Loan shall be calculated on the basis of a year of 360 days for the actual number of days elapsed.  Interest on each ABR Loan and Swing Line Loan shall be calculated on the basis of a year of 365 days for the actual number of days elapsed.

(c)                                  Interest on the Loans shall be paid (in an amount set forth in a statement delivered by the Agent to the Borrower, provided, however, that the failure of the Agent to deliver such statement shall not limit or otherwise affect the obligations of the Borrower hereunder) in immediately available funds to the Agent at its Principal Office for the account of the applicable Lending Office of each applicable Lender as follows:

(1)                                  For each ABR Loan and Swing Line Loan on the first day of each calendar month commencing on the first such date after such Loan;

(2)                                  For each LIBOR Loan, on the last day of the Interest Period with respect thereto, except that, if such Interest Period is longer than three months, interest shall also be paid on the last day of the third month of such Interest Period; and

(3)                                  If not sooner paid, then on the Revolving Credit Termination Date (in the case of the Revolving Credit Loans) or the Term Loan Maturity Date (in the case of the Term Loans) or such earlier date as the Loans may be due or declared due hereunder.

(d)                                 Any principal amount of any Loan not paid when due (at maturity, by acceleration, or otherwise) shall bear interest thereafter until paid in full, payable on demand, at a rate per annum equal to the Alternate Base Rate or the applicable LIBOR Interest Rate, as the case may be, for such Loan in effect from time to time as interest accrues, plus the Applicable Margin in effect from time to time as interest accrues, plus two percent (2%) per annum.

Section 2.08  Interest Rate Determination.  (a) The Agent shall determine each London Interbank Offered Rate, as applicable.  The Agent shall give prompt notice to the Borrower and the applicable Lenders of the applicable interest rate determined by the Agent pursuant to the terms of this Agreement.

(b)                                 If the provisions of this Agreement or any Note would at any time require payment by the Borrower to a Lender of any amount of interest in excess of the maximum amount then permitted by the law applicable to any Loan, the interest payments to such Lender shall be reduced to the extent necessary so that such Lender shall not receive interest in excess of such maximum amount.  If, as a result of the foregoing a Lender shall receive interest payments hereunder or under a Note in an amount less than the amount otherwise provided hereunder, such deficit (hereinafter called “Interest Deficit”) will cumulate and will be carried forward (without interest) until the termination of this Agreement.  Interest otherwise payable to a Lender hereunder and under a Note for any subsequent period shall be increased by the maximum amount of the Interest Deficit that may be so added without causing such Lender to receive interest in excess of the maximum amount then permitted by the law on the applicable Loans.  The amount of the Interest Deficit relating to the Loans shall be treated as a prepayment premium (to the extent permitted by law) and paid in full at the time of any optional prepayment by the Borrower to the applicable Lenders of all the applicable Loans at that time outstanding pursuant to Section 2.11 hereof.  The amount of the Interest Deficit relating to the applicable Loans at the time of any complete payment of the Loans at that time outstanding (other than an optional prepayment thereof pursuant to Section 2.11 hereof) shall be canceled and not paid.

Section 2.09  Fees.  (a)  The Borrower shall pay to BOCM upon the execution of this Agreement a one time, nonrefundable fee in the amount provided for in the Agent’s Fee Letter.  The Agent shall deliver to each Lender its applicable fee (as set forth in the invitation letter dated April 22, 2003 from BOCM to such Lenders) promptly upon the Agent’s receipt thereof.

(b)                                 The Borrower agrees to pay to the Agent for the account of each Revolving Credit Lender (subject to adjustment in the case of the Swing Line Lender as hereinafter provided) a commitment fee on the average daily unused portion of such Revolving Credit Lender’s Revolving Credit Commitment (in an amount set forth in a statement delivered by the Agent to the Borrower, provided, however, that the failure of the Agent to deliver such statement shall not limit or otherwise affect the obligations of the Borrower hereunder) from the date of this Agreement until the Revolving Credit Termination Date at the Applicable Commitment Rate, payable in arrears on each Quarterly Payment Date during the term of such Revolving Credit Commitment, commencing July 1, 2003, and ending on the Revolving Credit Termination Date or, in the case of Rejecting Revolving Credit Lender, on such Rejecting Revolving Credit Lender’s Termination Date.  The commitment fees shall be calculated on the basis of a year of 365 days for the actual number of days elapsed.  Upon receipt of any commitment fees, the Agent will promptly thereafter cause to be distributed such payments to the Revolving Credit Lenders in the proportion of their Revolving Credit Pro Rata Shares (subject to adjustment in the case of the Swing Line Lender as hereinafter provided).  For purposes of determining the commitment fee payable to the Swing Line Lender, the unused portion of the Swing Ling Lender’s Revolving Credit Commitment shall be reduced dollar-for-dollar by the amount of any Swing Line Loans then outstanding.

(c)                                  The Borrower shall pay to the Agent and BOCM such additional fees as are specified in the Agent’s Fee Letter.

Section 2.10  Notes.  All Revolving Credit Loans made by each Revolving Credit Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single Revolving Credit Note of the Borrower in substantially the form of Exhibit C-1 hereto, in each case duly completed, dated the date of this Agreement, and payable to such Revolving Credit Lender for the account of its applicable Lending Office, such Revolving Credit Note to represent the obligation of the Borrower to repay the Revolving Credit Loans made by such Revolving Credit Lender.  All Term Loans made by each Term Loan Lender under this Agreement shall be evidenced by, and repaid with interest in accordance with, a single Term Loan Note of the Borrower in substantially the form of Exhibit C-2 hereto, in each case duly completed, dated the date of this Agreement, and payable to such Term Loan Lender for the account of its applicable Lending Office, such Term Loan Note to represent the obligation of the Borrower to repay the Term Loans made by such Term Loan Lender.  Each Lender is hereby authorized by the Borrower to endorse on the schedule attached to the Note or Notes held by it the amount and type of such applicable Loan and each renewal, conversion, and payment of principal amount received by such applicable Lender for the account of its applicable Lending Office on account of its applicable Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of such Loans made by such Lender; provided, however, that the failure to make such notation with respect to any Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower under this Agreement or the Note or Notes held by such Lender.  All Revolving Credit Loans shall be repaid on the Revolving Credit Termination Date, and all Term Loans shall be repaid on the Term Loan Maturity Date.

Section 2.11  Prepayments.  (a)  The Borrower may, upon notice to the Agent not later than 11:00 A.M. (Chicago time) on the date of prepayment in the case of ABR Loans and at least three (3) Business Days’ prior notice to the Agent in the case of LIBOR Loans, prepay (including, without limitation, all amounts payable pursuant to the terms of Section 2.17 hereof) the Revolving Credit Loans or the Term Loans (or both) in whole or in part with accrued interest to the date of such prepayment on the amount prepaid, provided that (1) each partial payment shall be in a principal amount of not less than One Million Dollars ($1,000,000) in the case of a

LIBOR Loan under the applicable Facility and Two Hundred Fifty Thousand Dollars ($250,000) in the case of an ABR Loan under the applicable Facility; and (2) LIBOR Loans may be prepaid only on the last day of the Interest Period for such Loans; provided, however, that such prepayment of LIBOR Loans may be made on any other Business Day if the Borrower pays at the time of such prepayment all amounts due pursuant to Section 2.17 hereof.  Upon receipt of any such prepayments, the Agent will promptly thereafter cause to be distributed the Applicable Pro Rata Share of such prepayment to each Revolving Credit Lender or Term Loan Lender (as applicable) for the account of its applicable Lending Office, except that prepayments of Swing Line Loans shall be made solely to the Swing Line Lender.

(b)                                 The Borrower shall immediately upon a Change in Control prepay the Notes in full and all accrued interest to the date of such prepayment, and in the case of LIBOR Loans all amounts due pursuant to Section 2.17 hereof.

Section 2.12  Method of Payment.  The Borrower shall make each payment under this Agreement and under any of the Notes not later than 11:00 A.M. Chicago time on the date when due in lawful money of the United States to the Agent for the account of the applicable Lending Office of each applicable Lender (or, in the case of Swing Line Loans, for the account of the Swing Line Lender) in immediately available funds.  The Agent will promptly thereafter cause to be distributed (1) the Applicable Pro Rata Share of such payments of principal and interest with respect to Loans (other than Swing Line Loans) in like funds to each Revolving Credit Lender or Term Loan Lender (as applicable) for the account of its applicable Lending Office, (2) such payments of principal and interest with respect to Swing Line Loans solely to the Swing Line Lender and (3) other fees payable to any Lender to be applied in accordance with the terms of this Agreement.  If any such payment is not received by the applicable Lender on the Business Day on which the Agent received such payment (or the following Business Day if the Agent’s receipt thereof occurs after 2:00 P.M. (Chicago time)), such Lender shall be entitled to receive from the Agent interest on such payment at the Federal Funds Rate for three Business Days and thereafter at the Alternate Base Rate (which interest payment shall not be an obligation for the Borrower’s account, including under Section 11.04 or Section 11.06).  The Borrower hereby authorizes each Lender, if and to the extent payment is not made when due under this Agreement or under any of the Notes, to charge from time to time against any account of the Borrower with such Lender any amount as due.  Whenever any payment to be made under this Agreement or under any of the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest and the commitment fee, as the case may be, except, in the case of a LIBOR Loan, if the result of such extension would be to extend such payment into another calendar month, such payment shall be made on the immediately preceding Business Day.

Section 2.13  Use of Proceeds.  The proceeds of the Loans hereunder shall be used by the Borrower (a) to repay amounts owing under the Prior Credit Agreements, (b) for working capital and general corporate purposes of the Borrower and the Guarantors to the extent permitted in this Agreement and (c) in the case of Revolving Credit Loans, to repay Swing Line Loans.  The Borrower will not, directly or indirectly, use any part of such proceeds for the purpose of repaying the Senior Notes (other than the Senior Notes due 2008) or for purchasing or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the

Federal Reserve System or to extend credit to any Person for the purpose of purchasing or carrying any such margin stock, or for any purpose which violates, or is inconsistent with, Regulation X of such Board of Governors.

Section 2.14  Yield Protection.  If any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any interpretation thereof, or the compliance of any Lender or Issuer therewith,

(i)                                     subjects any Lender or Issuer or any applicable Lending Office to any tax, duty, charge or withholding on or from payments due from the Borrower (excluding federal taxation of the overall net income of any Lender or Issuer or applicable Lending Office), or changes the basis of taxation of payments to any Lender or Issuer in respect of its Loans or Facility Letters of Credit or other amounts due it hereunder, or

(ii)                                  imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuer or any applicable Lending Office (other than reserves and assessments taken into account in determining the interest rate applicable to LIBOR Loans), or

(iii)                               imposes any other condition the result of which is to increase the cost to any Lender or Issuer or any applicable Lending Office of making, funding or maintaining loans or issuing or participating in letters of credit or reduces any amount receivable by any Lender or Issuer or any applicable Lending Office in connection with loans, or requires any Lender or Issuer or any applicable Lending Office to make any payment calculated by reference to the amount of loans held, letters of credit issued or interest received by it, by an amount deemed material by such Lender or Issuer, then, within fifteen (15) days of demand by such Lender or Issuer, the Borrower shall pay such Lender or Issuer that portion of such increased expense incurred or reduction in an amount received which such Lender or Issuer reasonably determines is attributable to making, funding and maintaining its Loans and its Commitment and issuing or participating in Letters of Credit.

Section 2.15  Changes in Capital Adequacy Regulations.  If a Lender or Issuer determines the amount of capital required or expected to be maintained by such Lender or Issuer, any Lending Office of such Lender or Issuer or any corporation controlling such Lender or Issuer is increased as a result of a Change, then, within 10 days of demand by such Lender or Issuer, the Borrower shall pay such Lender or Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or Issuer determines is attributable to this Agreement, its Loans or its obligation to make Loans hereunder (after taking into account such Lender’s or Issuer’s policies as to capital adequacy); provided, however, that a Lender or Issuer shall impose such cost upon the Borrower only if such Lender or Issuer is generally imposing such cost on its other borrowers having similar credit arrangements.  “Change” means (i) any change after the date of this Agreement in the Risk-

Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or Issuer or any Lending Office or any corporation controlling any Lender or Issuer.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

Section 2.16  Availability of LIBOR Loans.  If any Lender determines that maintenance of its LIBOR Loans at the Lending Office selected by the Lender would violate any applicable law, rule, regulation, or directive, whether or not having the force of law (and it is not reasonably possible for the Lender to designate an alternate Lending Office without being adversely affected thereby), or if the Required Lenders determine that (i) deposits of a type and maturity appropriate to match fund LIBOR Loans are not available or (ii) the interest rate applicable to LIBOR Loans does not accurately reflect the cost of making or maintaining such LIBOR Loans, then the Agent shall suspend the availability of LIBOR Loans and require any LIBOR Loans to be repaid.

Section 2.17  Funding Indemnification.  If any payment of a LIBOR Loan occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a LIBOR Loan is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits required to fund or maintain the LIBOR Loan.

Section 2.18  Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Office with respect to its LIBOR Loans to reduce any liability of the Borrower to such Lender under Sections 2.14 and 2.15 or to avoid the unavailability of LIBOR Loans.  Each Lender shall deliver a written statement of such Lender as to the amount due, if any, under Sections 2.14, 2.15 or 2.17.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a LIBOR Loan shall be calculated as though each Lender funded its LIBOR Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the LIBOR Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement shall be payable on demand after receipt by the Borrower of the written statement.  The obligations of the Borrower under Sections 2.14, 2.15 and 2.17 shall survive payment of the Obligations and termination of this Agreement.

Section 2.19  Extension of Revolving Credit Termination Date.  (a)  Not more than once in any fiscal year of the Borrower, the Borrower may request an extension of the Revolving Credit Termination Date to the first or second anniversary of the then scheduled Revolving

Credit Termination Date (but in no event later than the fourth anniversary of the date of such request) by submitting a request for an extension to the Agent not less than 180 days prior to the then scheduled Revolving Credit Termination Date.  At the time of or prior to the delivery of such request, the Borrower shall propose to the Agent the amount of the fees that the Borrower would agree to pay with respect to such extension if approved by the Revolving Credit Lenders.  Promptly upon (but not later than five Business Days after) the Agent’s receipt and approval of the extension request and fee proposal (as so approved, the “Revolving Credit Extension Request”), the Agent shall deliver to each Revolving Credit Lender a copy of, and shall request each Revolving Credit Lender to approve, the Revolving Credit Extension Request.  Each Revolving Credit Lender approving the Revolving Credit Extension Request shall deliver its written approval no later than 60 days after such Revolving Credit Lender’s receipt of the Revolving Credit Extension Request.  If the written approval of the Revolving Credit Extension Request by the Revolving Credit Lenders whose Revolving Credit Pro Rata Shares equal or exceed 66-2/3% in the aggregate is received by the Agent within such 60-day period, the Revolving Credit Termination Date shall be extended to the first or second anniversary of the then scheduled Revolving Credit Termination Date (as specified in the Revolving Credit Extension Request) but only with respect to the Revolving Credit Lenders that have given such written approval.  Except to the extent that a Revolving Credit Lender that did not give its written approval to such Revolving Credit Extension Request (“Rejecting Revolving Credit Lender”) is replaced as provided in Section 2.21, the Revolving Credit Loans and all interest thereon, fees and other Revolving Credit Obligations owed to such Rejecting Revolving Credit Lender shall be paid in full on the Revolving Credit Termination Date as determined prior to such Revolving Credit Extension Request (the “Rejecting Revolving Credit Lender’s Termination Date”).

(b)                                 Within ten days of the Agent’s notice to the Borrower that the Revolving Credit Lenders whose Revolving Credit Pro Rata Shares equal or exceed 66-2/3% in the aggregate have approved a Revolving Credit Extension Request, the Borrower shall pay to the Agent for the account of each Revolving Credit Lender that has approved the Revolving Credit Extension Request the applicable extension fees specified in the Revolving Credit Extension Request.

(c)                                  If Revolving Credit Lenders whose Revolving Credit Pro Rata Shares equal or exceed 66-2/3% in the aggregate approve the Revolving Credit Extension Request, the Borrower, upon notice to the Agent and any Rejecting Revolving Credit Lender, (i) may, subject to the provisions of the last sentence of Section 2.19(d), terminate the Revolving Credit Commitment of such Rejecting Revolving Credit Lender (or such portion of such Revolving Credit Commitment as is not assigned to a Replacement Lender in accordance with Section 2.21), and (ii) if such Rejecting Revolving Credit Lender is also a Term Loan Lender, may (at Borrower’s election, but only if Borrower simultaneously elects to terminate such Rejecting Lender’s Revolving Credit Commitment under clause (i) above) repay in full the Term Loan of such Lender (or such portion of such Term Loan as is not assigned to a Replacement Lender in accordance with Section 2.21), which termination (in the case of clause (i)) or repayment (in the case of clause (ii)) shall occur as of a date set forth in such Borrower’s notice but in no event more than thirty (30) days following such notice (subject to the provisions of Section 2.21(b)).  The termination of a Rejecting Revolving Credit Lender’s Revolving Credit Commitment shall be effected in accordance with Section 2.19(d) and the repayment of its Term Loans (if applicable) shall be effected in accordance with Section 2.20(d).

(d)                                 If the Borrower elects to terminate a Revolving Credit Commitment of a Rejecting Lender pursuant to Section 2.19(c) or 2.20(c), the Borrower shall pay to the Rejecting Lender all Revolving Credit Obligations due and owing to it hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Revolving Credit Loans owed to such Rejecting Lender, together with accrued interest thereon through the date of such termination, amounts payable under Sections 2.14 and 2.15 with respect to such Rejecting Lender’s Revolving Credit Loans and the fees payable to such Rejecting Lender under Section 2.09(b).  Upon request by the Borrower or the Agent, the Rejecting Lender will deliver to the Borrower and the Agent a letter setting forth the amounts payable to the Rejecting Lender as set forth above.  Upon the termination of such Rejecting Lender’s Revolving Credit Commitment and payment of the amounts provided for in the immediately preceding sentence, the Borrower shall have no further obligations to such Rejecting Lender with respect to the Revolving Credit Facility under this Agreement and such Rejecting Lender shall cease to be a Revolving Credit Lender, provided, however, that (i) such Rejecting Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.17, 11.04 and 11.06, as well as to any fees accrued for its account hereunder not yet paid, and shall continue to be obligated under Section 10.05 with respect to obligations and liabilities accruing prior to the termination of such Rejecting Lender’s Revolving Credit Commitment and (ii) if such Rejecting Lender is also a Term Loan Lender, the termination of its Revolving Credit Commitment shall not affect its rights or obligations as a Term Loan Lender unless Borrower has also elected to repay such Rejecting Lender’s Term Loans in accordance with Section 2.19(c) or 2.20(c).  If, as a result of the termination of the Rejecting Lender’s Revolving Credit Commitment, any payment of a LIBOR Loan occurs on a day which is not the last day of the applicable Interest Period, the Borrower shall pay to the Agent for the benefit of the Revolving Credit Lenders (including any Rejecting Lender) any loss or cost incurred by the Revolving Credit Lenders (including any Rejecting Lender) resulting therefrom in accordance with Section 2.17.  Upon the effective date of the termination of the Rejecting Lender’s Revolving Credit Commitment, the Aggregate Revolving Credit Commitment shall be reduced by the amount of the terminated Revolving Credit Commitment of the Rejecting Lender, and each other Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received (subject to the provisions of the last sentence of this Section 2.19(d)), without recourse or warranty, from the Rejecting Lender, an undivided interest and participation in any Facility Letter of Credit then outstanding, ratably, such that each Revolving Credit Lender (excluding the Rejecting Lender but including any Replacement Lender that acquires an interest in the Revolving Credit Facility hereunder from such Rejecting Lender) holds a participation interest in each Facility Letter of Credit in proportion to the ratio that such Rejecting Credit Lender’s Revolving Credit Commitment (upon the effective date of such termination of the Rejecting Lender’s Revolving Credit Commitment) bears to the Aggregate Revolving Credit Commitment (as reduced by the termination of such Rejecting Lender’s Revolving Credit Commitment or a part thereof).  Notwithstanding the foregoing, if, upon the termination of the Revolving Credit Commitment of such Rejecting Lender, the sum of the outstanding principal balance of the Revolving Credit Loans and the Facility Letter of Credit Obligations would exceed the Aggregate Revolving Credit Commitment (as reduced), the Borrower may not terminate such Rejecting Lender’s Revolving Credit Commitment (and, if applicable, may not repay such Rejecting Lender’s Term

Loans) unless the Borrower, on or prior to the effective date of such termination, prepays, in accordance with the provisions of this Agreement, outstanding Revolving Credit Loans or causes to be canceled, released and returned to the applicable Issuer outstanding Facility Letters of Credit in sufficient amounts such that, on the effective date of such termination, the sum of the outstanding principal balance of the Revolving Credit Loans and the Facility Letter of Credit Obligations does not exceed the Aggregate Revolving Credit Commitment (as reduced).

Section 2.20  Extension of Term Loan Maturity Date.  (a)  Not more than once in any fiscal year of the Borrower, the Borrower may request an extension of the Term Loan Maturity Date to the first or second anniversary of the then scheduled Term Loan Maturity Date (but in no event later than the fourth anniversary of the date of such request) by submitting a request for an extension to the Agent not less than 180 days prior to the then scheduled Term Loan Maturity Date.  At the time of or prior to the delivery of such request, the Borrower shall propose to the Agent the amount of the fees that the Borrower would agree to pay with respect to such extension if approved by the Term Loan Lenders.  Promptly upon (but not later than five Business Days after) the Agent’s receipt and approval of the extension request and fee proposal (as so approved, the “Term Loan Extension Request”), the Agent shall deliver to each Term Loan Lender a copy of, and shall request each Term Loan Lender to approve, the Term Loan Extension Request.  Each Term Loan Lender approving the Term Loan Extension Request shall deliver its written approval no later than 60 days after such Term Loan Lender’s receipt of the Term Loan Extension Request.  If the written approval of the Term Loan Extension Request by Term Loan Lenders whose Term Loan Pro Rata Shares equal or exceed 66-2/3% in the aggregate is received by the Agent within such 60-day period, the Term Loan Maturity Date shall be extended to the first or second anniversary of the then scheduled Term Loan Maturity Date (as specified in the Term Loan Extension Request) but only with respect to the Term Loan Lenders that have given such written approval.  Except to the extent that a Term Loan Lender that did not give its written approval to such Term Loan Extension Request (“Rejecting Term Loan Lender”) is replaced as provided in Section 2.21, the Term Loans and all interest thereon and other Term Loan Obligations owed to such Rejecting Term Loan Lender shall be paid in full on the Term Loan Maturity Date as determined prior to such Term Loan Extension Request (the “Rejecting Term Loan Lender’s Maturity Date”).

(b)                                 Within ten days of the Agent’s notice to the Borrower that the Term Loan Lenders whose Term Loan Pro Rata Shares equal or exceed 66-2/3% in the aggregate have approved a Term Loan Extension Request, the Borrower shall pay to the Agent for the account of each Term Loan Lender that has approved the Term Loan Extension Request the applicable extension fees specified in the Term Loan Extension Request.

(c)                                  If Term Loan Lenders whose Term Loan Pro Rata Shares equal or exceed 66-2/3% in the aggregate approve the Term Loan Extension Request, the Borrower, upon notice to the Agent and any Rejecting Term Loan Lender, (i) may repay the Term Loan of such Rejecting Term Loan Lender (or such portion of such Term Loan as is not assigned to a Replacement Lender in accordance with Section 2.21) and (ii) if such Rejecting Term Loan Lender is also a Revolving Credit Lender, may (at Borrower’s election, but only if Borrower simultaneously elects to repay such Rejecting Lender’s Term Loan under clause (i) above) terminate the Revolving Credit Commitment of such Rejecting Lender), which repayment (in the case of clause (i)) or termination (in the case of clause (ii)), shall occur as of a date set forth in such Borrower’s notice but in no event more than thirty (30) days following such notice (subject to the provisions of Section 2.21(b)).  The repayment of a Rejecting Term Loan Lender’s Term Loan shall be effected in accordance with Section 2.20(d) and the termination of its Revolving Credit Commitment (if applicable) shall be effected in accordance with Section 2.19(d).

(d)                                 If the Borrower elects to repay the Term Loan of a Rejecting Lender pursuant to Section 2.20(a) or 2.19(a), the Borrower shall pay to the Rejecting Lender all Term Loan Obligations due and owing to it hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Term Loan owed to such Rejecting Lender, together with accrued interest thereon through the date of such repayment, and amounts payable under Sections 2.14 and 2.15 with respect to such Rejecting Lender’s Term Loans.  Upon request by the Borrower or the Agent, the Rejecting Lender will deliver to the Borrower and the Agent a letter setting forth the amounts payable to the Rejecting Lender as set forth above.  Upon the repayment of such Rejecting Lender’s Term Loans and payment of the amounts provided for in the immediately preceding sentence, the Borrower shall have no further obligations to such Rejecting Lender with respect to the Term Loans under this Agreement and such Rejecting Lender shall cease to be a Term Loan Lender, provided, however, that (i) such Rejecting Lender shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.17, 11.04 and 11.06 and shall continue to be obligated under Section 10.05 with respect to obligations and liabilities accruing prior to the repayment of such Rejecting Lender’s Term Loan and (ii) if such Rejecting Lender is also a Revolving Credit Lender, the repayment of its Term Loan shall not affect its rights or obligations as a Revolving Credit Lender unless Borrower has also elected to terminate such Rejecting Lender’s Revolving Credit Commitment in accordance with Section 2.19(c) or 2.20(c).  If, as a result of the repayment of the Rejecting Lender’s Term Loan, any payment of a LIBOR Loan occurs on a day which is not the last day of the applicable Interest Period, the Borrower shall pay to the Agent for the benefit of the Term Loan Lenders (including any Rejecting Lender) any loss or cost incurred by the Rejecting Term Loan Lenders (including any Rejecting Lender) resulting therefrom in accordance with Section 2.17.

Section 2.21  Replacement of Certain Lenders.  (a)  In the event a Lender (“Affected Lender”):  (i) shall have requested compensation from the Borrower under Sections 2.14 or 2.15 to recover additional costs incurred by such Lender that are not being incurred generally by the other Lenders, (ii) shall have delivered a notice pursuant to Section 2.16 claiming that such Lender is unable to extend LIBOR Loans to the Borrower for reasons not generally applicable to the other Lenders, (iii) shall have invoked Section 11.13 or (iv) is a Rejecting Revolving Credit Lender pursuant to Section 2.19 or a Rejecting Term Loan Lender pursuant to Section 2.20, then, in any such case, the Borrower or the Agent may effect the replacement of such Affected Lender in accordance with the provisions of this Section 2.21, provided, however, that if the replacement of such Affected Lender is by reason of clause (iv) above, the replacement of such Affected Lender shall be subject to the provisions of Section 2.21(b).  The Borrower or the Agent may elect to replace an Affected Lender and make written demand on such Affected Lender (with a copy to the Agent in the case of a demand by the Borrower and a copy to the Borrower in the case of a demand by the Agent) for the Affected Lender to assign, and, if a Replacement Lender (as hereinafter defined) notifies the Affected Lender of its willingness to purchase the Affected Lender’s interests in the Facilities and the Agent and the Borrower consent thereto in writing, then such Affected Lender shall assign pursuant to one or more duly executed assignment and acceptance agreements in substantially and in all material respects in the form and substance of Exhibit I five (5) Business Days after the date of such demand, to one or more financial institutions that comply with the provisions of Section 12.03(a) that the Borrower or the Agent, as the case may be, shall have engaged for such purpose (each a “Replacement Lender”), all (or, to the extent required or permitted under Section 2.21(b), a part) of such Affected Lender’s rights and obligations (from and after the date of such assignment) under this Agreement and the other Loan Documents in accordance with Section 12.03.  The Agent agrees, upon the occurrence of such events with respect to an Affected Lender and upon the written request of the Borrower, to use its reasonable efforts to obtain commitments from one or more financial institutions to act as a Replacement Lender.  As a condition to any such assignment, the Affected Lender shall have concurrently received, in cash, all amounts (except as otherwise provided in Section 2.21(b)) due and owing to the Affected Lender hereunder or under any other Loan Document, including, without limitation, the aggregate outstanding principal amount of the Loans owed to such Lender, together with accrued interest thereon through the date of such assignment, amounts payable under Sections 2.14 and 2.15 with respect to such Affected Lender and the fees payable to such Affected Lender under Section 2.09(b); provided that upon such Affected Lender’s replacement, such Affected Lender shall (except as otherwise provided in Section 2.21(b)) cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.17, 11.04 and 11.06, as well as to any fees accrued for its account hereunder and not yet paid, and shall continue to be obligated under Section 10.05 with respect to obligations and liabilities accruing prior to the replacement of such Affected Lender.

(b)                                 In the event that the Affected Lender is a Rejecting Lender, the Borrower may elect to have a part of the Rejecting Lender’s rights and obligations under this Agreement and the other Loan Documents (or, if applicable under the last sentence of this Section 2.21(b), a portion of its rights and obligations with respect to the applicable Facility) assigned pursuant to this Section 2.21, provided that the Borrower also elects, (i) pursuant to Section 2.19(c) in the case of a Rejecting Revolving Credit Lender, to terminate the entire amount of such Rejecting Revolving Credit Lender’s Revolving Credit Commitment not so assigned, which termination shall be effective on the date on which such assignment of the Rejecting Revolving Credit Lender’s rights and obligations is consummated under this Section 2.21 or (ii) pursuant to Section 2.20(c) in the case of the Term Loan Lender, to prepay in full the entire amount of such Rejecting Lender’s Term Loan not so assigned, which prepayment shall be made on the date on which such assignment of the Rejecting Term Loan Lender’s rights and obligations is consummated under this Section 2.21.  In the event that the Affected Lender is a Rejecting Lender with respect to one, but not both, of the Facilities, the replacement of such Affected Lender may be effected with respect to the Facility as to which such Affected Lender is a Rejecting Lender and, if so effected, may (at the Borrower’s election) also be effected with respect to the interest of such Rejecting Lender in the other Facility.

Section 2.22  Swing Line.  (a)  The Swing Line Lender agrees, on the terms and conditions hereinafter set forth, to make loans (“Swing Line Loans”) to the Borrower from time to time during the period from the date of this Agreement, up to but not including the Revolving Credit Termination Date, in an aggregate principal amount not to exceed at any time outstanding the lesser of (i) the Swing Line Commitment or (ii) the amount by which the Swing Line Lender’s Revolving Credit Commitment exceeds the sum of (A) the outstanding principal amount of the Revolving Credit Loans made by the Swing Line Lender pursuant to Section

2.01.1 and (B) the Swing Line Lender’s Revolving Credit Pro Rata Share of the outstanding Facility Letter of Credit Obligations, subject in each case to the limitations set forth in Section 2.01.3.

(b)                                 Each Swing Line Loan which shall not utilize the Swing Line Commitment in full shall be in an amount not less than One Million Dollars ($1,000,000) and, if in excess thereof, in integral multiples of One Million Dollars ($1,000,000).  Within the limits of the Swing Line Commitment, the Borrower may borrow, repay and reborrow under this Section 2.22.

(c)                                  The Borrower shall give the Swing Line Lender notice of any request for a Swing Line Loan not later than 2:00 p.m. Chicago time on the Business Day of such Swing Line Loan, specifying the amount of such requested Swing Line Loan.  Each such notice shall be accompanied by a Borrowing Base Certificate dated as of the date of such notice (and by the notice provided for in Section 2.22(d)).  All notices given by the Borrower under this Section 2.22(c) shall be irrevocable.  Upon fulfillment of the applicable conditions set forth in Article III, the Swing Line Lender will make the Swing Line Loan available to the Borrower in immediately available funds by crediting the amount thereof to the Borrower’s account with the Swing Line Lender.

(d)                                 On the first Business Day following the making of a Swing Line Loan, such Swing Line Loan shall be paid in full from the proceeds of a Revolving Credit Loan made pursuant to Section 2.01.1.  Each notice given by the Borrower under Section 2.22(c) shall include, or, if it does not include, shall be deemed to include, an irrevocable notice under Section 2.03 requesting the Revolving Credit Lenders to make an ABR Loan on the next succeeding Business Day in the full amount of such Swing Line Loan.

Section 2.23  Facility Letters of Credit.

Section 2.23.1  Issuance of Facility Letters of Credit.  (a)  Each Issuer agrees, on the terms and conditions set forth in this Agreement, to issue from time to time for the account of the Borrower, through such offices or branches as it and the Borrower may jointly agree, one or more Facility Letters of Credit in accordance with this Section 2.23.1, during the period commencing on the date hereof and ending on the thirtieth (30th) day prior to the Revolving Credit Termination Date.

(b)                                 The Borrower shall not request, and no Issuer shall issue, a Facility Letter of Credit for any purpose other than for purposes for which Loan proceeds may by used.

Section 2.23.2  Limitations.  An Issuer shall not issue, amend or extend, at any time, any Facility Letter of Credit:

(i)                                     if the aggregate maximum amount then available for drawing under Letters of Credit issued by such Issuer, after giving effect to the Facility Letter of Credit or amendment or extension thereof requested hereunder, shall exceed any limit imposed by law or regulation upon such Issuer;

(ii)                                  if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, the aggregate principal amount of the Facility Letter of Credit Obligations would exceed the Facility Letter of Credit Sublimit;

(iii)                               if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, Borrowing Base Debt would exceed the Borrowing Base as of the most recent Inventory Valuation Date;

(iv)                              if, after giving effect to the issuance, amendment or extension of the Facility Letter of Credit requested hereunder, the sum of (A) the outstanding and unpaid principal amount of the Revolving Credit Loans and (B) the Facility Letter of Credit Obligations would exceed the Aggregate Revolving Credit Commitment;

(v)                                 unless such Issuer receives written notice from the Agent on or before the proposed Issuance Date of such Facility Letter of Credit that the issuance, amendment or extension of such Facility Letter of Credit is within the limitations specified in clauses (ii), (iii) and (iv) of this Section 2.23.2;

(vi)                              that has an expiration date (taking into account any automatic renewal provisions thereof) later than thirty (30) days prior to the scheduled Termination Date; or

(vii)                           that is in a currency other than U.S. Dollars.

Section 2.23.3  Conditions.  The issuance, amendment or extension of any Facility Letter of Credit is subject to the satisfaction in full of the following conditions on the Issuance Date:

(i)                                     the Borrower shall have delivered to the Issuer at such times and in such manner as the Issuer may reasonably prescribe a Reimbursement Agreement and such other documents and materials as may be reasonably required pursuant to the terms thereof, and the proposed Facility Letter of Credit shall be reasonably satisfactory to such Issuer in form and content;

(ii)                                  as of the Issuance Date no order, judgment or decree of any court, arbitrator or governmental authority shall enjoin or restrain such Issuer from issuing the Facility Letter of Credit and no law, rule or regulation applicable to the Issuer and no directive from any governmental authority with jurisdiction over the Issuer shall prohibit such Issuer from issuing Letters of Credit generally or from issuing that Facility Letter of Credit;

(iii)                               The following statements shall be true, and the Agent and such Issuer shall have received a certificate, substantially in the form of the certificate attached hereto as Exhibit E, signed by a duly authorized officer of the Borrower dated the Issuance Date stating that:

(a)                                  The representations and warranties contained in Article IV of this Agreement are correct on and as of such Issuance Date as though made on and as of such Issuance Date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct as of such earlier date;

(b)                                 No Default or Event of Default has occurred and is continuing or would result from the issuance, amendment or extension of such Facility Letter of Credit; and

(c)                                  Upon the issuance, amendment or extension of the requested Facility Letter of Credit on such Issuance Date, the aggregate outstanding amount of Borrowing Base Debt shall not exceed the Borrowing Base as of the most recent Inventory Valuation Date; and

(iv)                              The Issuer and the Agent shall have received such other approvals, opinions, or documents as either may reasonably request.

Section 2.23.4  Procedure for Issuance of Facility Letters of Credit.  (a) The Borrower shall give the applicable Issuer and the Agent not less than two (2) Business Days’ prior written notice of any requested issuance of a Facility Letter of Credit under this Agreement (except that, in lieu of such written notice, the Borrower may give the Issuer and the Agent telephonic notice of such request if confirmed in writing by delivery to such Issuer and the Agent (i) immediately (A) of a telecopy of the written notice required hereunder which has been signed by an authorized officer of the Borrower or (B) of an e-mail containing all information required to be contained in such written notice and (ii) promptly (but in no event later than the requested Issuance Date) of the written notice required hereunder containing the original signature of an authorized officer of the Borrower).  Such notice shall specify (i) the stated amount of the Facility Letter of Credit requested, which amount shall be in compliance with the requirements of Section 2.23.2, (ii) the requested Issuance Date, which shall be a Business Day, (iii) the date on which such requested Facility Letter of Credit is to expire, which date shall be in compliance with the requirements of Section 2.23.2(vi), (iv) the purpose for which such Facility Letter of Credit is to be issued, which purpose shall be in compliance with the requirements of Section 2.23.1(b), and (v) the Person for whose benefit the requested Facility Letter of Credit is to be issued.  At the time such request is made, the Borrower shall also provide the Agent with a copy of the form of the Facility Letter of Credit it is requesting be issued.  Such notice, to be effective, must be received by the Issuer and the Agent not later than 2:00 p.m. (Chicago time) on the last Business Day on which notice can be given under this Section 2.23.4.  Promptly after receipt of such notice, the Issuer shall confirm with the Agent (by telephone or in writing) that the Agent has received a copy of such notice from the Borrower and, if not, the Issuer shall promptly provide the Agent with a copy thereof.

(b)                                 Promptly following receipt of a request for issuance of a Facility Letter of Credit in accordance with Section 2.23.4(a), such Issuer shall approve or disapprove, in its reasonable discretion, the issuance of such requested Facility Letter of Credit, but the issuance of such approved Facility Letter of Credit shall continue to be subject to the provisions of this Section 2.23.

(c)                                  Subject to the terms and conditions of this Section 2.23 (including, without limitation, Sections 2.23.2 and 2.23.3), the applicable Issuer shall, on the Issuance Date, issue the requested Facility Letter of Credit in accordance with such Issuer’s usual and customary business practices unless such Issuer has actually received written or telephonic notice from the Borrower specifically revoking the request to issue such Facility Letter of Credit.  The Issuer shall promptly give the Agent written notice, or telephonic notice confirmed promptly thereafter in writing, of the issuance, amendment, extension or cancellation of a Facility Letter of Credit, and the Agent shall promptly thereafter so notify all Revolving Credit Lenders.

(d)                                 No Issuer shall extend or amend any Facility Letter of Credit unless the requirements of this Section 2.23.4 are met as though a new Facility Letter of Credit were being requested and issued.

(e)                                  Any Lender may, but shall not be obligated to, issue to the Borrower or any of its Subsidiaries Letters of Credit (that are not Facility Letters of Credit) for its own account, and at its own risk.  None of the provisions of this Section 2.23 shall apply to any Letter of Credit that is not a Facility Letter of Credit.

Section 2.23.5  Duties of Issuer.  Any action taken or omitted to be taken by an Issuer under or in connection with any Facility Letter of Credit, if taken or omitted in the absence of willful misconduct or gross negligence, shall not put such Issuer under any resulting liability to any Revolving Credit Lender or, assuming that such Issuer has complied in all material respects with the procedures specified in Section 2.23.4, relieve any Revolving Credit Lender of its obligations hereunder to such Issuer.  In determining whether to pay under any Facility Letter of Credit, such Issuer shall have no obligation to the Revolving Credit Lenders other than to confirm that any documents required to be delivered under such Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face with the requirements of such Facility Letter of Credit.

Section 2.23.6  Participation.  (a)  Immediately upon the Closing Date (in the case of the Existing Letters of Credit), and immediately upon issuance after the Closing Date by an Issuer of any Facility Letter of Credit in accordance with Section 2.23.4, each Revolving Credit Lender shall be deemed to have irrevocably and unconditionally purchased and received from such Issuer, without recourse or warranty, an undivided interest and participation ratably (in the proportion of such Revolving Credit Lender’s Revolving Credit Pro Rata Share) in such Facility Letter of Credit (including, without limitation, all obligations of the Borrower with respect thereto other than amounts owing to such Issuer under Section 2.15).

(b)                                 In the event that an Issuer makes any payment under any Facility Letter of Credit and the Borrower shall not have repaid such amount to such Issuer on or before the date of such payment by such Issuer, such Issuer shall promptly so notify the Agent, which shall promptly so notify each Revolving Credit Lender.  Upon receipt of such notice, each Revolving Credit Lender shall promptly and unconditionally pay to the Agent for the account of such Issuer the amount of such Revolving Credit Lender’s Revolving Credit Pro Rata Share of such payment in same day funds, and the Agent shall promptly pay such amount, and any other amounts received by the Agent for such Issuer’s account pursuant to this Section 2.23.6, to such Issuer.  If the Agent so notifies such Revolving Credit Lender prior to 11:00 A.M. (Chicago time) on any

Business Day, such Revolving Credit Lender shall make available to the Agent for the account of such Issuer such Revolving Credit Lender’s ratable share of the amount of such payment on such Business Day in same day funds.  If and to the extent such Revolving Credit Lender shall not have so made its ratable share of the amount of such payment available to the Agent for the account of the Issuer, such Revolving Credit Lender agrees to pay to the Agent for the account of the Issuer forthwith on demand such amount, together with interest thereon, for each day from the date such payment was first due until the date such amount is paid to the Agent for the account of the Issuer, at the Federal Funds Rate.  The failure of any Revolving Credit Lender to make available to the Agent for the account of an Issuer such Revolving Credit Lender’s ratable share of any such payment shall not relieve any other Revolving Credit Lender of its obligation hereunder to make available to the Agent for the account of such Issuer its ratable share of any payment on the date such payment is to be made.

(c)                                  The payments made by the Revolving Credit Lenders to an Issuer in reimbursement of amounts paid by it under a Facility Letter of Credit (as well as the Issuer’s ratable share, as Lender, of any amount that is drawn under a Facility Letter of Credit and not reimbursed by the Borrower) shall constitute, and the Borrower hereby expressly acknowledges and agrees that such payments shall constitute, Revolving Credit Loans hereunder (notwithstanding that the amounts thereof may not comply with the provisions of Section 2.01.1(e)).  Such Revolving Credit Loans shall be ABR Loans, subject to the Borrower’s rights under this Article II.

(d)                                 Upon the request of the Agent or any Revolving Credit Lender, each Issuer shall furnish to the requesting Agent or Revolving Credit Lender copies of any Facility Letter of Credit or Reimbursement Agreement to which such Issuer is party.

(e)                                  The obligations of the Revolving Credit Lenders to make payments to the Agent for the account of an Issuer with respect to a Facility Letter of Credit shall be irrevocable, not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, the following:

(i)                                     any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(ii)                                  the existence of any claim, setoff, defense or other right which the Borrower may have at any time against a beneficiary named in a Facility Letter of Credit or any transferee of any Facility Letter of Credit (or any Person for whom any such transferee may be acting), the Issuer, the Agent, any Lender, or any other Person, whether in connection with this Agreement, any Facility Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between the Borrower or any Subsidiary and the beneficiary named in any Facility Letter of Credit);

(iii)                               any draft, certificate or any other document presented under the Facility Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)                              the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(v)                                 any failure by the Agent or an Issuer to make any reports required pursuant to Section 2.23.8; or

(vi)                              the occurrence of any Default or Event of Default.

(f)                                    For purposes of determining the unused portion of the Aggregate Revolving Credit Commitment and the unused portion of a Revolving Credit Lender’s Revolving Credit Commitment under Sections 2.02.1 and 2.09(b), the Aggregate Revolving Credit Commitment shall be deemed used to the extent of the aggregate undrawn face amount of the outstanding Facility Letters of Credit and the Revolving Credit Lender’s Revolving Credit Commitment shall be deemed used to the extent of such Revolving Credit Lender’s Revolving Credit Pro Rata Share of the aggregate undrawn face amount of the outstanding Facility Letters of Credit.

Section 2.23.7  Compensation for Facility Letters of Credit.  (a)  The Borrower agrees to pay to the Agent, in the case of each Facility Letter of Credit, the Facility Letter of Credit Fee therefor, payable quarterly in arrears not later than five (5) Business Days following Agent’s delivery to Borrower of the quarterly statement specifying the amount of the Facility Letter of Credit Fees properly due and payable hereunder with respect to the preceding calendar quarter (which payment shall be a pro rata portion of the annual Facility Letter of Credit Fee for such preceding calendar quarter) and on the Revolving Credit Termination Date (which payment shall be in the amount of all accrued and unpaid Facility Letter of Credit Fees).  Facility Letter of Credit Fees shall be calculated, on a pro rata basis for the period to which such payment applies, for actual days on which such Facility Letter of Credit was outstanding during such period, on the basis of a 360-day year.  The Agent shall, with reasonable promptness following receipt from all Issuers of the reports provided for in Section 2.23.8 for the months of March, June, September and December, respectively, deliver to the Borrower a quarterly statement of the Facility Letter of Credit Fees then due and payable.  The Agent shall promptly remit such Facility Letter of Credit Fees, when received by the Agent, as follows:  (i) to each Issuer, solely for its own account, with respect to each Facility Letter of Credit issued by such Issuer, an amount per annum equal to the product of (A) 0.125% per annum and (B) the face amount of such Facility Letter of Credit and (ii) to all Revolving Credit Lenders, ratably, the balance of such Facility Letter of Credit Fees.  Facility Letters of Credit Fees shall be payable hereunder with respect to the Existing Letters of Credit from and after the Closing Date.

(b)                                 An Issuer shall also have the right to receive, solely for its own account, its out-of-pocket costs of issuing and servicing Facility Letters of Credit, as the Borrower may agree in writing.

Section 2.23.8  Issuer Reporting Requirements.  Each Issuer shall, no later than the third (3rd) Business Day following the last day of each month, provide to the Agent a schedule of the Facility Letters of Credit issued by it showing the Issuance Date, account party, original face amount, amount (if any) paid thereunder, expiration date and the reference number of each Facility Letter of Credit outstanding at any time during such month (and indicating, with respect to each Facility Letter of Credit, whether it is a Financial Letter of Credit or Performance

Letter of Credit) and the aggregate amount (if any) payable by the Borrower to such Issuer during the month pursuant to Section 2.15. Copies of such reports shall be provided promptly to each Revolving Credit Lender by the Agent.  The reporting requirements hereunder are in addition to those set forth in Section 2.23.4.

Section 2.23.9  Indemnification; Nature of Issuer’s Duties.  (a)  In addition to amounts payable as elsewhere provided in this Section 2.23, the Borrower hereby agrees to protect, indemnify, pay and save the Agent, each Issuer and each Lender harmless from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees) arising from the claims of third parties against the Agent, any Issuer or any Lender as a consequence, direct or indirect, of (i) the issuance of any Facility Letter of Credit other than, in the case of an Issuer, as a result of its willful misconduct or gross negligence, or (ii) the failure of an Issuer to honor a drawing under a Facility Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any government, court or other governmental agency or authority.

(b)                                 As among the Borrower, the Lenders, the Agent and each Issuer, the Borrower assumes all risks of the acts and omissions of, or misuse of Facility Letters of Credit by, the respective beneficiaries of such Facility Letters of Credit.  In furtherance and not in limitation of the foregoing, neither an Issuer nor the Agent nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of the Facility Letters of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Facility Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) for failure of the beneficiary of a Facility Letter of Credit to comply fully with conditions required in order to draw upon such Facility Letter of Credit; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, facsimile transmission or otherwise; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Facility Letter of Credit or of the proceeds thereof; (vii) for the misapplication by the beneficiary of a Facility Letter of Credit of the proceeds of any drawing under such Facility Letter of Credit; or (viii) for any consequences arising from causes beyond the control of the Agent, such Issuer and the Lenders including, without limitation, any act or omission, whether rightful or wrongful, of any government, court or other governmental agency or authority.  None of the above shall affect, impair, or prevent the vesting of any of such Issuer’s rights or powers under this Section 2.23.9.

(c)                                  In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by an Issuer under or in connection with the Facility Letters of Credit or any related certificates, if taken or omitted in good faith, shall not put such Issuer, the Agent or any Lender under any resulting liability to the Borrower or relieve the Borrower of any of its obligations hereunder to any such Person, but the foregoing shall not relieve such Issuer of its obligation to confirm that any documents required to be delivered under a Facility Letter of Credit appear to have been delivered in compliance and that they appear to comply on their face with the requirements of such Facility Letter of Credit.

(d)                                 Notwithstanding anything to the contrary contained in this Section 2.23.9, the Borrower shall have no obligation to indemnify an Issuer under this Section 2.23.9 in respect of any liability incurred by an Issuer arising primarily out of the willful misconduct or gross negligence of such Issuer, as determined by a court of competent jurisdiction, or out of the wrongful dishonor by such Issuer of a proper demand for payment made under the Facility Letters of Credit issued by such Issuer, unless such dishonor was made at the request of the Borrower.

Section 2.23.10  Designation or Resignation of Issuer.  (a)  Upon request by the Borrower and approval by the Agent, a Revolving Credit Lender may at any time agree to be designated as an Issuer hereunder, which designation shall be set forth in a written instrument or instruments delivered by the Borrower, the Agent and such Revolving Credit Lender.  The Agent shall promptly deliver to the other Revolving Credit Lenders a copy of such instrument or instruments.  From and after such designation and unless and until such Revolving Credit Lender resigns as an Issuer in accordance with Section 2.23.10(b), such Revolving Credit Lender shall have all of the rights and obligations of an Issuer hereunder.

(b)                                 An Issuer shall continue to be the Issuer unless and until (i) it shall have given the Borrower and the Agent notice that it has elected to resign as Issuer and (ii) unless there is, at the time of such notice, at least one other Issuer, another Revolving Credit Lender shall have agreed to be the replacement Issuer and shall have been approved in writing by the Agent and the Borrower.  A resigning Issuer shall continue to have the rights and obligations of the Issuer hereunder solely with respect to Facility Letters of Credit theretofore issued by it notwithstanding the designation of a replacement Issuer hereunder, but upon its notice of resignation (or, if at the time of such notice, there is not at least one other Issuer, then upon such designation of a replacement Issuer), the resigning Issuer shall not thereafter issue any Facility Letters of Credit (unless it shall again thereafter be designated as an Issuer in accordance with the provisions of this Section 2.23.10).  The assignment of, or grant of a participation interest in, all or any part of its Revolving Credit Commitment or Revolving Credit Loans by a Revolving Credit Lender that is also the Issuer shall not constitute an assignment or transfer of any of its rights or obligations as an Issuer.

Section 2.23.11  Termination of Issuer’s Obligation.  In the event that the Revolving Credit Lenders’ obligations to make Loans terminate or are terminated as provided in Section 8.01, each Issuer’s obligation to issue Facility Letters of Credit shall also terminate.

Section 2.23.12  Obligations of Issuer and Other Lenders.  Except to the extent that a Revolving Credit Lender shall have agreed to be designated as an Issuer, no Lender shall have any obligation to accept or approve any request for, or to issue, amend or extend, any Letter of Credit, and the obligations of an Issuer to issue, amend or extend any Facility Letter of Credit are expressly limited by and subject to the provisions of this Section 2.23.

Section 2.23.13  Facility Letter of Credit Collateral Account.  The Borrower agrees that it will, upon the request of the Agent or the Required Lenders and until the final expiration date of any Facility Letter of Credit and thereafter as long as any amount is payable to the Issuer or the Lenders in respect of any Facility Letter of Credit, maintain a special collateral account pursuant to arrangements satisfactory to the Agent (the “Facility Letter of Credit

Collateral Account”) at the Agent’s office at the address specified pursuant to Section 11.02, in the name of the Borrower but under the sole dominion and control of the Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.01.  The Borrower hereby pledges, assigns and grants to the Agent, on behalf of and for the ratable benefit of the Lenders and the Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility Letter of Credit Collateral Account to secure the prompt and complete payment and performance of (a) the obligations of the Borrower to reimburse the Issuer and (if applicable) the Revolving Credit Lenders for amounts (if any) from time to time drawn on Facility Letters of Credit and interest thereon and other sums from time to time payable under Reimbursement Agreements, and (b) if and when all such obligations of the Borrower have been paid in full and no Facility Letters of Credit remain outstanding, all other Obligations.  The Agent will invest any funds on deposit from time to time in the Facility Letter of Credit Collateral Account in certificates of deposit of Bank One having a maturity not exceeding 30 days.  Nothing in this Section 2.23.13 shall either obligate the Agent to require the Borrower to deposit any funds in the Facility Letter of Credit Collateral Account or limit the right of the Agent to release any funds held in the Facility Letter of Credit Collateral Account in each case other than as required by Section 8.01.

Section 2.23.14  Issuer’s Rights.  All of the representations, warranties, covenants and agreements of the Borrower to the Lenders under this Agreement and of the Borrower under any other Loan Document shall inure to the benefit of each Issuer (unless the context otherwise indicates).

ARTICLE III
CONDITIONS PRECEDENT

Section 3.01  Conditions Precedent to Initial Loans.  The Revolving Credit Lenders shall not be required to make the initial Revolving Credit Loans hereunder or to issue or participate in any Facility Letters of Credit hereunder and the Term Loan Lenders shall not be required to make the Term Loans hereunder, unless and until (a) the Borrower has paid to the Agent the applicable fees referred to in Sections 2.09(a) and (c), (b) the Prior Credit Agreements have been terminated and all principal, interest, fees and other amounts payable thereunder have been paid in full (which payment may be made in whole or in part from the proceeds of the initial Loans hereunder), and (c) and the Agent shall have received each of the following, in form and substance satisfactory to the Agent:

(1)                                  Notes.  A Revolving Credit Note payable to each Revolving Credit Lender duly executed by the Borrower and a Term Loan Note payable to each Term Loan Lender duly executed by the Borrower;

(2)                                  Guaranty.  The Guaranty duly executed by the Guarantors;

(3)                                  Evidence of all corporate action by the Borrower.  Certified copies of all corporate action taken by the Borrower, including resolutions of its Board of Directors, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and each other document to be delivered pursuant to this Agreement;

(4)                                  Incumbency and signature certificate of Borrower.  A certificate of the Secretary or Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign the Loan Documents to which it is a party and the other documents to be delivered by the Borrower under this Agreement;

(5)                                  Articles of Incorporation of Borrower.  Copies of the articles of incorporation of the Borrower, together with all amendments, and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of incorporation;

(6)                                  Opinions of counsel for Borrower.  A favorable opinion of Paul, Hastings, Janofsky & Walker LLP, counsel for the Borrower and for the Guarantors that are Delaware or Georgia Persons, in substantially the form of Exhibit F and of the Borrower’s Illinois counsel (as approved by the Agent), in substantially the form of Exhibit G;

(7)                                  Evidence of all corporate, partnership or limited liability company action by Guarantors.  With respect to each corporate Guarantor, certified (as of the date of this Agreement) copies of all corporate action taken by such Guarantor, including resolutions of its Board of Directors, authorizing the execution, delivery, and performance of the applicable Guaranty, and with respect to each limited partnership Guarantor and limited liability company Guarantor, partnership action or limited liability company action (as applicable) taken by such Guarantor, including any and all necessary partnership consents or limited liability company consents (as applicable) authorizing the execution, delivery, and performance of the applicable Guaranty;

(8)                                  Articles of Incorporation of Guarantors.  Copies of the articles of incorporation of each corporate Guarantor, together with all amendments, and a certificate of good standing, all certified by the appropriate governmental officer in its jurisdiction of incorporation; provided, however, that, if a certificate of good standing is not currently available, the Guarantor shall deliver other reasonably satisfactory evidence of its good standing and, within thirty (30) days, shall deliver a certificate of good standing;

(9)                                  Incumbency and signature certificate of Guarantors.  A certificate (dated as of the date of this Agreement) of the Secretary or Assistant Secretary of each corporate Guarantor or the general partner of each partnership Guarantor or managing member of each limited liability company certifying the names and true signatures of the officers of each such corporate Guarantor and the representative or officer of each partnership Guarantor or limited liability company Guarantor authorized to sign the Guaranty;

(10)                            Opinion of counsel for Certain Guarantors.  With respect to such Guarantors (other than those formed or organized to do business under the laws of Delaware of Georgia) as the Agent may require, a favorable opinion of counsel to each such Guarantor in the state in which it is formed or organized to do business (as approved by the Agent), in form similar to that furnished with respect to the Guarantors formed or organized to do business under the laws of Delaware or Georgia and satisfactory to the Agent;

(11)                            Partnership agreement.  A true and complete copy of the limited partnership agreement of each limited partnership Guarantor, including without limitation any and all amendments and modifications thereto, and any and all filed partnership certificates;

(12)                            Limited Liability Company Documents.  A true and complete copy of the limited liability company agreement or operating agreement of each limited liability company Guarantor, including without limitation any and all amendments and modifications thereto, and a certified copy of such Guarantor’s certificate of formation, and

(13)                            Other Documents.  Such other and further documents as any Lender or its counsel may have reasonably requested.

Notwithstanding the foregoing, the parties hereto acknowledge and agree that the Agent, at its election, may waive, with respect to the Guarantors, the requirement for delivery of articles of incorporation (under item (8) above) and the partnership agreement and partnership certificates (under item (11) above) provided and to the extent that the Borrower delivers or causes the applicable Guarantors to deliver to the Agent a certificate that such documents, as most recently delivered to the Agent pursuant to either or both of the Prior Credit Agreements, have not been modified or amended and remain in full force and effect.

Section 3.02  Conditions Precedent to All Loans.  The obligation of each Lender to make each Loan (including, in the case of the Swing Line Lender, any Swing Line Loan) shall be subject to the further conditions precedent that (except as hereinafter provided) on the date of such Loan:

(1)                                  The following statements shall be true and the Agent shall have received a certificate, substantially in the form of the certificate attached hereto as Exhibit E, signed by a duly authorized officer of the Borrower dated the date of such Loan, stating that:

(a)                                  The representations and warranties contained in Article IV of this Agreement, are correct on and as of the date of such Loan as though made on and as of such date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct as of such earlier date;

(b)                                 No Default or Event of Default has occurred and is continuing, or would result from such Loan; and

(c)                                  Upon the making of the requested Loans, the aggregate outstanding amount of Borrowing Base Debt shall not exceed the Borrowing Base as of the most recent Inventory Valuation Date; and

(2)                                  The Agent shall have received such other approvals, opinions, or documents as any Lender through the Agent may reasonably request; and

(3)                                  Such further documents as any Lender or its counsel may have reasonably requested.  All matters incident to the making of such Loan shall be reasonably satisfactory to the Lenders and their counsel.

Notwithstanding the foregoing, in the case of a Loan (provided for in Section 2.21(d)) made to repay a Swing Line Loan, the satisfaction of the foregoing conditions with respect to such Swing Line Loan shall constitute satisfaction of such conditions with respect to the Revolving Credit Loan made on the next succeeding Business Day to repay such Swing Line Loan.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

Section 4.01  Incorporation, Formation, Good Standing, and Due Qualification.  The Borrower, each Subsidiary, and each of the Guarantors is (in the case of a corporation) a corporation duly incorporated or (in the case of a limited partnership) a limited partnership duly formed or (in the case of a limited liability company) a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required.

Section 4.02  Power and Authority.  The execution, delivery and performance by the Borrower and the Guarantors of the Loan Documents to which each is a party have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and do not and will not (1) require any consent or approval of the stockholders of such corporation, partners of such partnership or members of such limited liability company (except such consents as have been obtained as of the date hereof); (2) contravene such corporation’s charter or bylaws, such partnership’s partnership agreement or such limited liability company’s articles or certificate of formation or operating agreement; (3) violate, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to such corporation, partnership or limited liability company; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which such corporation, partnership or limited liability company is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by such corporation, partnership or limited liability company; and (6) cause such corporation, partnership or limited liability company to be in default, in any material respect, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.

Section 4.03  Legally Enforceable Agreement.  This Agreement is, and each of the other Loan Documents when delivered under this Agreement will be legal, valid, and binding obligations of the Borrower or each Guarantor, as the case may be, enforceable against the Borrower or each Guarantor, as the case may be, in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

Section 4.04  Financial Statements.  The consolidated balance sheet of the Borrower and its Subsidiaries as at March 31, 2003, and the consolidated statements of operations, cash flow and changes to stockholders’ equity of the Borrower and its Subsidiaries for the period of two fiscal quarters ended March 31, 2003, are complete and correct and fairly present as at such date the financial condition of the Borrower and its Subsidiaries and the results of their operations for the periods covered by such statements, all in accordance with GAAP consistently applied (subject to year-end adjustments), and since March 31, 2003, there has been no material adverse change in the condition (financial or otherwise), business, or operations of the Borrower and its Subsidiaries.  There are no liabilities of the Borrower or any Subsidiary, fixed or contingent, which are material but are not reflected in the financial statements or in the notes thereto, other than liabilities arising in the ordinary course of business since March 31, 2003.  No information, exhibit, or report furnished by the Borrower to any Lender in connection with the negotiation of this Agreement taken together, contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

Section 4.05  Labor Disputes and Acts of God.  Neither the business nor the properties of the Borrower or any Subsidiary or any Guarantor are affected by any fire, explosion, accident, strike, lockout, or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), materially and adversely affecting such business or properties or the operation of the Borrower or such Subsidiary or such Guarantor.

Section 4.06  Other Agreements.  Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument or subject to any charter, corporate or other restriction which could have a material adverse effect on the business, properties, assets, operations, or conditions, financial or otherwise, of the Borrower or any Significant Subsidiary or any Significant Guarantor, or the ability of the Borrower or any Significant Guarantor to carry out its obligations under the Loan Documents to which it is a party.  Neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is in default in any material respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

Section 4.07  Litigation.  Except as reflected in or reserved for in the financial statements referred to in Section 4.04, there is no pending or, to the knowledge of the Borrower or any Guarantor, threatened action or proceeding against or affecting the Borrower or any Significant Subsidiary or any Significant Guarantor before any court, governmental agency, or arbitrator, which may, in any one case or in the aggregate, materially adversely affect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligation under the Loan Documents to which it is a party.

Section 4.08  No Defaults on Outstanding Judgments or Orders.  Except for judgments with respect to which the liability of the Borrower, each Significant Subsidiary and each Significant Guarantor does not exceed $10,000,000 in the aggregate for all such judgments, (a) the Borrower, each Significant Subsidiary and each Significant Guarantor have satisfied all judgments, and (b) neither the Borrower nor any Significant Subsidiary nor any Significant Guarantor is in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, or federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign.

Section 4.09  Ownership and Liens.  The Borrower and each Subsidiary and each Guarantor have title to, or valid leasehold interests in, all of their respective properties and assets, real and personal, including the properties and assets and leasehold interests reflected in the financial statements referred to in Section 4.04 (other than any properties or assets disposed of in the ordinary course of business), and none of the properties and assets owned by the Borrower or any Subsidiary or any Guarantor and none of their leasehold interests is subject to any Lien, except such as may be permitted pursuant to Section 6.01 of this Agreement.

Section 4.10  Subsidiaries and Ownership of Stock.  Set forth in Exhibit H hereto is a complete and accurate list of the Subsidiaries of the Borrower, showing the jurisdiction of incorporation or formation of each and showing the percentage of the Borrower’s ownership of the outstanding stock or partnership interest of each Subsidiary.  All of the outstanding capital stock of each such corporate Subsidiary has been validly issued, is fully paid and nonassessable, and is owned by the Borrower free and clear of all Liens.  The limited partnership agreement of each such limited partnership Subsidiary is in full force and effect and has not been amended or modified, except for such amendments or modifications as are delivered to the Agent under Section 3.01(11).  Each of the Guarantors is a Wholly-Owned Subsidiary of the Borrower.

Section 4.11  ERISA.  The Borrower and each Subsidiary and each Guarantor are in compliance in all material respects with all applicable provisions of ERISA.  Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed, nor has any Plan been terminated; no circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings; neither the Borrower nor any Commonly Controlled Entity has completely or partially withdrawn from a Multiemployer Plan under circumstances that could subject the Borrower or any Subsidiary to material withdrawal liability; the Borrower and each Commonly Controlled Entity have met their minimum funding requirements under ERISA with respect to all of their Plans and the present value of all vested benefits under each Plan does not materially exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with the provisions of ERISA; and neither the Borrower nor any Commonly Controlled Entity has incurred any material liability to the PBGC under ERISA.

Section 4.12  Operation of Business.  The Borrower, each Subsidiary and each Guarantor possess all licenses, permits, franchises, patents, copyrights, trademarks, and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted and the Borrower and each of its Subsidiaries and each Guarantor are not in violation of any valid rights of others with respect to any of the foregoing where the failure to possess such licenses, permits, franchises, patents, copyrights, trademarks, trade names or rights thereto or the violation of the valid rights of others with respect thereto may, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligation under the Loan Documents to which it is a party.

Section 4.13  Taxes.  All income tax liabilities or income tax obligations of the Borrower, each Subsidiary and each Guarantor have been paid or have been accrued by or reserved for by the Borrower.  The Borrower constitutes the parent of an affiliated group of corporations for purposes of filing a consolidated United States federal income tax return.

Section 4.14  Laws; Environment.  The Borrower, each Subsidiary and each Guarantor have duly complied, and their businesses, operations, assets, equipment, property, leaseholds, or other facilities are in compliance, in all material respects, with the provisions of all federal, state, and local statutes, laws, codes, and ordinances and all rules and regulations promulgated thereunder (including without limitation those relating to the environment, health and safety).  The Borrower, each Subsidiary and each Guarantor have been issued and will maintain all required federal, state, and local permits, licenses, certificates, and approvals relating to (1) air emissions; (2) discharges to surface water or groundwater; (3) noise emissions; (4) solid or liquid waste disposal; (5) the use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous wastes (intended hereby and hereafter to include any and all such materials listed in any federal, state, or local law, code, or ordinance and all rules and regulations promulgated thereunder as hazardous); or (6) to the extent that failure to maintain the same may, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligations under the Loan Documents to which it is a party, other environmental, health or safety matters.  Neither the Borrower nor any Subsidiary nor any Guarantor has received notice of, or has actual knowledge of any violations of any federal, state, or local environmental, health, or safety laws, codes or ordinances or any rules or regulations promulgated thereunder with respect to its businesses, operations, assets, equipment, property, leaseholds, or other facilities, which violation may, in any one case or in the aggregate, adversely affect in any material respect the financial condition, operations, properties, or business of the Borrower or any Significant Subsidiary or any Significant Guarantor or the ability of the Borrower or any Significant Guarantor to perform its obligations under the Loan Documents to which it is a party.  Except in accordance with a valid governmental permit, license, certificate or approval, there has been no material emission, spill, release, or discharge into or upon (1) the air; (2) soils, or any improvements located thereon; (3) surface water or groundwater; or (4) the sewer, septic system or waste treatment, storage or disposal system servicing the premises, of any toxic or hazardous substances or hazardous wastes at or from the premises; and accordingly the premises of the

Borrower, each Subsidiary and each Guarantor have not been adversely affected, in any material respect, by any toxic or hazardous substances or wastes.  There has been no complaint, order, directive, claim, citation, or notice by any governmental authority or any person or entity with respect to violations of law or damages by reason of Borrower’s or any Subsidiary’s (1) air emissions; (2) spills, releases, or discharges to soils or improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing the premises; (3) noise emissions; (4) solid or liquid waste disposal; (5) use, generation, storage, transportation, or disposal of toxic or hazardous substances or hazardous waste; or (6) other environmental, health or safety matters affecting the Borrower, any Subsidiary or any Guarantor or its business, operations, assets, equipment, property, leaseholds, or other facilities.  Neither the Borrower nor any Subsidiary nor any Guarantor has any material indebtedness, obligation, or liability, absolute or contingent, matured or not matured, with respect to the storage, treatment, cleanup, or disposal of any solid wastes, hazardous wastes, or other toxic or hazardous substances (including without limitation any such indebtedness, obligation, or liability with respect to any current regulation, law, or statute regarding such storage, treatment, cleanup, or disposal).

Section 4.15  Investment Company Act.  Neither the Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16  Public Utility Holding Company Act.  Neither the Borrower nor any Subsidiary is a “holding company” or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 4.17  Reportable Transaction.  The Borrower does not intent to treat the Loans and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Agent thereof.

ARTICLE V
AFFIRMATIVE COVENANTS

So long as any Note shall remain unpaid or any Revolving Credit Lender shall have any Revolving Credit Commitment under this Agreement, the Borrower will (unless otherwise agreed to by the Required Lenders in writing):

Section 5.01  Maintenance of Existence.  Preserve and maintain, and cause each Subsidiary to preserve and maintain (except for a Subsidiary that ceases to maintain its existence solely as a result of an Internal Reorganization), its corporate, limited partnership or limited liability company existence and good standing in the jurisdiction of its incorporation or formation and qualify and remain qualified to transact business in each jurisdiction in which such qualification is required.

Section 5.02  Maintenance of Records.  Keep and cause each Subsidiary to keep, adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Borrower and its Subsidiaries.

Section 5.03  Maintenance of Properties.  Maintain, keep, and preserve, and cause each Subsidiary to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 5.04  Conduct of Business.  Continue, and cause each Subsidiary to continue (except in the case of a Subsidiary that ceases to engage in business solely as a result of an Internal Reorganization), to engage in a business of the same general type and in the same manner as conducted by it on the date of this Agreement.

Section 5.05  Maintenance of Insurance.  Maintain, and cause each Subsidiary to maintain, insurance with financially sound reputable insurance companies or associations (or, in the case of insurance for construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries, UHIC or Meridian) in such amounts and covering such risks as are usually carried by companies engaged in the same or a similar business and similarly situated, which insurance may provide for reasonable deductibility from coverage thereof.

Section 5.06  Compliance with Laws.  Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, and orders, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property, other than any such taxes, assessments and charges being contested by the Borrower in good faith which will not have a material adverse effect on the financial condition of the Borrower.

Section 5.07  Right of Inspection.  At any reasonable time and from time to time, permit any Bank or any agent or representative thereof to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Borrower and any Subsidiary, and to discuss the affairs, finances, and accounts of the Borrower and any Subsidiary with any of their respective officers and directors and the Borrower’s independent accountants.

Section 5.08  Reporting Requirements.  Furnish to the Agent for delivery to each of the Lenders:

(1)                                  Quarterly financial statements.  As soon as available and in any event within fifty (50) days after the end of each of the first three quarters of each fiscal year of the Borrower, an unaudited condensed consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such quarter, unaudited condensed consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and unaudited condensed consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of the Borrower (subject to year-end adjustments); statements in the form of the Borrower’s quarterly 10-Q report to the Securities and Exchange Commission that are consistent with the foregoing requirements shall satisfy such requirements.

(2)                                  Annual financial statements.  As soon as available and in any event within ninety-five (95) days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year, consolidated statements of operations and cash flow of the Borrower and its Subsidiaries for such fiscal year, and consolidated statements of changes in stockholders’ equity of the Borrower and its Subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and accompanied by an opinion thereon acceptable to the Agent by Deloitte & Touche or other independent accountants selected by the Borrower and acceptable to the Agent; statements in the form of the Borrower’s annual 10-K report to the Securities and Exchange Commission that are consistent with the foregoing requirements shall satisfy such requirements.

(3)                                  Financial projections.  On August 15, 2003 and each anniversary thereof, two-year financial projections (including a consolidated income statement, balance sheet and statement of cash flows for the Borrower and its Subsidiaries) broken down by quarters, and as soon as available (but not later than June 15 of each year), a mid-year update of the financial projections for the current year.

(4)                                  Variance analysis.  (a)  Within fifty (50) days of the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a quarterly variance analysis comparing actual quarterly results versus the most recently projected quarterly results for the fiscal quarter most recently ended (including consolidated income statements of the Borrower and its Subsidiaries, an analysis of revenues, closings and operating profits of the Borrower and each Subsidiary on a state by state basis, and such other items as are requested by any of the Lenders), together with a written explanation of material variances.

(b)                                 Within ninety-five (95) days after the end of each fiscal year of the Borrower, a quarterly variance analysis comparing actual quarterly results versus the most recently projected quarterly results for the fiscal year most recently ended (including consolidated income statements of the Borrower and its Subsidiaries accompanied by an opinion thereon acceptable to the Agent by Deloitte & Touche or other independent accountants selected by the Borrower and acceptable to the Agent, an analysis of revenues, closings and operating profits of the Borrower and each Subsidiary on a state by state basis, and such other items as are requested by any of the Lenders), together with a written explanation of material variances.

(5)                                  Management letters.  Promptly upon receipt thereof, copies of any reports submitted to the Borrower or any Subsidiary by independent certified public accountants in connection with examination of the financial statements of the Borrower or any Subsidiary made by such accountants.

(6)                                  Borrowing Base Certificate.  Within thirty-five (35) days after the end of each calendar month (without regard to whether the provisions of Sections 2.01.3 and 7.03 are then applicable), a Borrowing Base Certificate, with respect to the Inventory Valuation Date occurring on the last day of such calendar month.

(7)                                  Compliance certificate.  Within fifty (50) days after the end of each of the first three quarters, and within ninety-five (95) days after the end of each fourth quarter, of each fiscal year of the Borrower, a certificate of the President or chief financial officer of the Borrower certifying (a) the Borrower’s compliance with all financial covenants including, without limitation, those set forth in Sections 6.10 and 6.11 and Article VII hereof, which certificate shall set forth in reasonable detail the computation thereof and (b) certifying that to the best of his knowledge no Default or Event of Default has occurred and is continuing, or if a Default or Event of Default has occurred and is continuing, a statement as to the nature thereof and the action which is proposed to be taken with respect thereto.

(8)                                  Land Bank Inventory.  Within fifty (50) days after the end of each of the first three quarters, and within ninety-five (95) days after the end of each fourth quarter, of each fiscal year of the Borrower, a certificate of the President or Chief Operating Officer of the Borrower certifying the Land as at such date, which lists by state of location all Land, delineating Finished Lots, Lots under Development, Entitled Land and estimated undeveloped Lots.

(9)                                  Accountant’s report.  Simultaneously with the delivery of the annual financial statements referred to in Section 5.08(2), a certificate of the independent public accountants who audited such statements to the effect that, in making the examination necessary for the audit of such statements, they have obtained no knowledge of any condition or event which constitutes a Default or Event of Default, or if such accountants shall have obtained knowledge of any such condition or event, specifying in such certificate each such condition or event of which they have knowledge and the nature and status thereof.

(10)                            Notice of litigation.  Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any court or governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, would reasonably be expected to result in a judgment against the Borrower or such Subsidiary in excess of $10,000,000 (to the extent not covered by insurance) or would reasonably be expected to have a material adverse effect on the financial condition, properties, or operations of the Borrower or such Subsidiary.

(11)                            Notice of Defaults and Events of Default.  As soon as possible and in any event within ten (10) days after the occurrence of each Default or Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken by the Borrower with respect thereto.

(12)                            ERISA reports.  As soon as possible, and in any event within thirty (30) days after the Borrower knows or has reason to know that any circumstances exist that constitute grounds entitling the PBGC to institute proceedings to terminate a Plan subject to ERISA with respect to the Borrower or any Commonly Controlled Entity, and promptly but in any event within two (2) Business Days of receipt by the Borrower or any Commonly Controlled Entity of notice that the PBGC intends to terminate a Plan or appoint a trustee to administer the same, and promptly but in any event within five (5) Business Days of the receipt of notice concerning the imposition of withdrawal liability in excess of $50,000 with respect to the Borrower or any Commonly Controlled Entity, the Borrower will deliver to each Lender a certificate of the chief financial officer of the Borrower setting forth all relevant details and the action which the Borrower proposes to take with respect thereto.

(13)                            Reports to other creditors.  Promptly after the furnishing thereof, copies of any statement, report, document, notice, certificate, and correspondence furnished to any other party pursuant to the terms of any indenture, loan, credit, or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.08.

(14)                            Proxy statements, etc.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements, and reports which the Borrower or any Subsidiary sends to its stockholders, and copies of all regular, periodic, and special reports, and all registration statements which the Borrower or any Subsidiary files with the Securities and Exchange Commission or any governmental authority which may be substituted therefor, or with any national securities exchange.

(15)                            Borrowing Base Certificate Prior to Acquisition.  Not less than ten (10) days prior to the consummation of any Permitted Acquisition (without regard to whether the provisions of Sections 2.01.3 and 7.03 are then applicable), a Borrowing Base Certificate that includes all assets that would have been included in the Borrowing Base had the Permitted Acquisition been consummated as of the last day of the most recent calendar month, provided, however, that such Borrowing Base Certificate shall expressly state that it is delivered in anticipation of, and shall only be effective hereunder (if then applicable) for purposes of Borrowings made at the time of or after, the consummation of such Permitted Acquisition (it being understood that, until the consummation of such Permitted Acquisition, the previously delivered Borrowing Base Certificate shall remain in effect).

(16)                            General information.  Such other information respecting the condition or operations, financial or otherwise, of the Borrower or any Subsidiary as any Lender may from time to time reasonably request.

Section 5.09  Subsidiary Reporting Requirements.  In the event any of the following statements are prepared with respect to any Subsidiary, then upon written request from any Lender, furnish to the Agent for delivery to each of the Lenders the following with respect to any Subsidiary:

(1)                                  Quarterly financial statements.  An unaudited balance sheet of such Subsidiary as of the end of most recently completed fiscal quarter, statements of operations and cash flow of such Subsidiary for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, and statements of changes in stockholders’ equity of such Subsidiary for the portion of the fiscal year ended with the last day of such quarter, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and all prepared in accordance with GAAP consistently applied and certified by the chief financial officer of such Subsidiary (subject to year-end adjustments).

(2)                                  Annual financial statements.  A balance sheet of such Subsidiary as of the end of such fiscal year, statements of operations and cash flow of such Subsidiary for such fiscal year, and statements of changes in stockholders’ equity of such Subsidiary for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the prior fiscal year and all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an opinion thereon acceptable to the Agent by Deloitte & Touche or other independent accountants selected by the Borrower and acceptable to the Agent.

Section 5.10  Environment.  Be and remain, and cause each Subsidiary to be and remain, in compliance with the provisions of all federal, state, and local environmental, health, and safety laws, codes and ordinances, and all rules and regulations issued thereunder; notify the Agent promptly of any notice of a hazardous discharge or environmental complaint received from any governmental agency or any other party (and the Agent shall notify the Lenders promptly following its receipt of any such notice from the Borrower); notify the Agent promptly of any hazardous discharge from or affecting its premises (and the Agent shall notify the Lenders promptly following its receipt of any such notice from the Borrower); promptly contain and remove the same, in compliance with all applicable laws; promptly pay any fine or penalty assessed in connection therewith; permit any Lender to inspect the premises, to conduct tests thereon, and to inspect all books, correspondence, and records pertaining thereto; and at such Lender’s request, and at the Borrower’s expense, provide a report of a qualified environmental engineer, satisfactory in scope, form, and content to the Required Lenders, and such other and further assurances reasonably satisfactory to the Required Lenders that the condition has been corrected.

Section 5.11  Use of Proceeds.  Use the proceeds of the Loans solely as provided in Section 2.13 hereof.

Section 5.12  Ranking of Obligations.  Ensure that at all times its Obligations under the Loan Documents shall be and constitute unconditional general obligations of the Borrower ranking at least pari passu with all its other unsecured Debt.

Section 5.13  Taxes.  Pay and cause each Subsidiary to pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

Section 5.14  Wholly-Owned Status.  Ensure that at all times each of the Guarantors is a Wholly-Owned Subsidiary of the Borrower.

Section 5.15  New Subsidiaries.  Within fifty (50) days after the end of any fiscal quarter of the Borrower during which any Person shall have become a Subsidiary, cause such Subsidiary to execute and deliver to the Agent, for the benefit of the Lenders, a Supplemental Guaranty and an opinion of counsel, certified copies of resolutions, articles of incorporation, incumbency certificates and other documents with respect to such Subsidiary and its Guaranty substantially similar to the documents delivered pursuant to Section 3.01 with respect to the Guarantors, all of which shall be reasonably satisfactory to the Agent in form and substance.  Neither STIC nor UHIC nor Meridian shall be required to deliver a Guaranty.

ARTICLE VI
NEGATIVE COVENANTS

So long as any Note shall remain unpaid or any Revolving Credit Lender shall have any Revolving Credit Commitment under this Agreement, the Borrower and each Guarantor will not (unless otherwise agreed to by the Required Lenders in writing):

Section 6.01  Liens.  Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any Lien, upon or with respect to any of its properties, now owned or hereafter acquired, except the following:

(1)                                  Liens for taxes or assessments or other government charges or levies if not yet due and payable or, if due and payable, if they are being contested in good faith by appropriate proceedings and for which appropriate reserves are maintained;

(2)                                  Liens imposed by law, such as mechanics’, materialmen’s, landlords’, warehousemen’s, and carriers’ Liens, and other similar Liens, securing obligations incurred in the ordinary course of business which are not past due for more than ninety (90) days or which are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established;

(3)                                  Liens under workers’ compensation, unemployment insurance, Social Security, or similar legislation;

(4)                                  Liens, deposits, or pledges to secure the performance of bids, tenders, contracts (other than contracts for the payment of money), Capital Leases (permitted under the terms of this Agreement), public or statutory obligations, surety, stay, appeal, indemnity, performance, or other similar bonds, or other similar obligations arising in the ordinary course of business;

(5)                                  Judgment and other similar Liens arising in connection with any court proceeding, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(6)                                  Easements, rights-of-way, restrictions, and other similar encumbrances which, in the aggregate, do not materially interfere with the occupation, use, and enjoyment by the Borrower or any Subsidiary of the property or assets encumbered thereby in the normal course of its business or materially impair the value of the property subject thereto;

(7)                                  Liens securing Secured Debt permitted under Section 6.02.

Section 6.02  Secured Debt.  Create, incur, assume or suffer to exist, or permit any Subsidiary to create, incur, assume or suffer to exist, any Secured Debt, except for Secured Debt in an aggregate amount outstanding at any one time not exceeding (a) $50,000,000 plus (b) the amount (if any ) of any secured Debt of an entity acquired by Borrower after the Closing Date, provided that (i) such secured Debt was in existence prior to the date of such Acquisition and was not incurred in anticipation thereof and (ii) the Liens securing such Debt do not extend to any other assets other than those theretofore encumbered by such Liens.

Section 6.03  Mergers, Etc.  Wind up, liquidate or dissolve itself, reorganize, merge or consolidate with or into, or convey, sell, assign, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or acquire all or substantially all the assets or the business of any Person, or permit any Subsidiary to do so, except (1) for any Permitted Acquisition, (2) that any Guarantor may merge into or transfer assets to the Borrower as a result of an Internal Reorganization or otherwise and (3) that any Guarantor may merge into or consolidate with or transfer assets to any other Guarantor as a result of an Internal Reorganization or otherwise.

Section 6.04  Leases.  Create, incur, assume, or suffer to exist, or permit any Subsidiary to create, incur, assume, or suffer to exist, any obligation as lessee for the rental or hire of any real or personal property, except (1) Capital Leases not otherwise prohibited by the terms of this Agreement; (2) leases existing on the date of this Agreement and any extension or renewals thereof; (3) leases between the Borrower and any Subsidiary or between any Subsidiaries; (4) operating leases entered into in the ordinary course of business; and (5) any lease of property having a value of $500,000 or less.

Section 6.05  Sale and Leaseback.  Sell, transfer or otherwise dispose of, or permit any Subsidiary to sell, transfer, or otherwise dispose of, any real or personal property to any Person and thereafter directly or indirectly lease back the same or similar property, except for the sale and leaseback of model homes.

Section 6.06  Sale of Assets.  Sell, lease, assign, transfer, or otherwise dispose of, or permit any Subsidiary to sell, lease, assign, transfer, or otherwise dispose of, any of its now owned or hereafter acquired assets (including, without limitation, shares of stock and indebtedness of subsidiaries, receivables, and leasehold interests), except:  (1) Inventory disposed of in the ordinary course of business; (2) the sale or other disposition of assets no longer used or useful in the conduct of its business; (3) the sale and leaseback of model homes, or (4) that any Guarantor may sell, lease, assign, or otherwise transfer its assets to the Borrower or any other Guarantor in connection with an Internal Reorganization or otherwise.

Section 6.07  Investments.  Make, or permit any Subsidiary to make, any loan or advance to any Person, or purchase or otherwise acquire, or permit any Subsidiary to purchase or otherwise acquire, any capital stock, assets (other than assets acquired in the ordinary course of business), obligation, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any Person including, without limitation, any hostile takeover, hostile tender offer or similar hostile transaction (collectively, “Investments”), except:  (1) a direct obligation of the United States or any agency thereof with maturities of one year or less from the date of acquisition; (2) commercial paper rated at least “A-1” by Standard & Poor’s Corporation or “P-1” by Moody’s Investors Service, Inc.; (3) certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank or federal savings bank having capital and surplus in excess of $250,000,000; (4) a direct obligation of any state or municipality within the United States with maturities of one year or less from the date of acquisition and which, at the time of such acquisition, is accorded one of the two highest debt ratings for obligations of such type by Standard & Poor’s or Moody’s; (5) mutual funds investing in assets of the type described in items (1), (2), (3) or (4) above which in any case would be classified as a current asset in accordance with GAAP which are managed by a fund manager of recognized standing in the United States and having capital and surplus of at least $100,000,000 or having at least $250,000,000 under management; (6) stock, obligation, or securities received in settlement of debts (created in the ordinary course of business) owing to the Borrower or any Subsidiary provided such issuance is approved by the board of directors of the issuer thereof; (7) a loan or advance from the Borrower to a Subsidiary, or from a Subsidiary to a Subsidiary, or from a Subsidiary to the Borrower (subject, however, to the limitations set forth below in the case of Investments in Subsidiaries that are not Guarantors); (8) any Permitted Acquisition; (9) an Investment in a Wholly-Owned Subsidiary, which Investment is, or constitutes a part of, an Internal Reorganization (subject, however, to the limitations set forth below in the case of Investments in Subsidiaries that are not Guarantors); (10) Investments in Subsidiaries that are not Guarantors and any Joint Venture (subject, however, to the limitations set forth below); or (11) any other Investment of $20,000,000 or less (subject, however, to the limitations set forth below); provided that the aggregate amount of all Investments by the Borrower and its Subsidiaries permitted under clauses (10) and (11) above does not at any time exceed twenty-five percent (25%) of Consolidated Tangible Net Worth.

Section 6.08  Guaranties, Etc.  Assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable, or permit any Subsidiary to assume, guarantee, endorse, or otherwise be or become directly or contingently responsible or liable (including, but not limited to, an agreement to purchase any obligation, stock, assets, goods, or services, or to supply or advance any funds, assets, goods, or services, or an agreement to maintain or cause such Person to maintain a minimum working capital or net worth or otherwise to assure the creditors of any Person against loss), for obligations of any Person, except:  (1) guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (2) guaranties of performance obligations in the ordinary course of business; (3) guaranties of any obligation of $500,000 or less, provided, however, that neither the Borrower nor any Subsidiary shall guarantee an obligation of any Subsidiary that is not a Guarantor; and (4) that the Borrower or any Subsidiary or any Guarantor may, whether as a result of an Internal Reorganization or otherwise, guarantee the Debt of any other Subsidiary (other than any Subsidiary that is not a Guarantor) or Guarantor or the Borrower permitted under this Agreement.

Section 6.09  Transactions With Affiliates.  Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, or permit any Subsidiary to enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any

Affiliate, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower’s or such Guarantor’s or any Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Guarantor or any Subsidiary than would obtain in a comparable arm’s-length transaction with a Person not an Affiliate (which exception shall include the payment of insurance premiums to UHIC and Meridian for the purchase of construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries and to STIC for title insurance); provided, however, that the following transactions shall not be prohibited by this Section 6.09:  (i) transactions involving the purchase, sale or exchange of property having a value of $500,000 or less; and (ii) transactions otherwise permitted by this Agreement.

Section 6.10  Housing Inventory.  Permit the number of Speculative Housing Units, as at the end of any fiscal quarter, to exceed the greater of (a) the number of Housing Unit Closings occurring during the period of twelve (12) months ending on the last day of such fiscal quarter, multiplied by thirty percent (30%) or (b) the number of Housing Unit Closings occurring during the period of six (6) months ending on the last day of such fiscal quarter, multiplied by seventy percent (70%).

Section 6.11  Senior Debt.  Prepay, repurchase or redeem in whole or in part the principal of the Senior Debt, except for (a) refinancings thereof from the proceeds of Refinancing Debt with respect thereto and (b) the prepayment in full of the Senior Notes due 2008.

Section 6.12  Amendment or Modification of Senior Indentures.  Amend or modify, or permit any amendment or modification of, any of the Senior Indentures (other than those provided for in clauses (i), (ii), (iii), (v) or (vi) of Section 10.01(a) of such Senior Indentures).

Section 6.13  Non-Guarantors.  Permit UHIC or Meridian to engage in any business other than the issuance of construction warranties and builder default protection for buyers of Housing Units from the Borrower or any of its Subsidiaries or permit STIC to engage in any business other than title insurance.

Section 6.14  Negative Pledges.  Directly or indirectly enter into any agreement (other than this Agreement, the Senior Indentures and any other similar loan and credit agreements and indentures that may hereafter be entered into by the Borrower and that evidence Borrowing Base Debt) with any Person that prohibits or restricts or limits the ability of the Borrower or any Guarantor to create, incur, pledge or suffer to exist any Lien upon any assets of the Borrower or any Guarantor (except that agreements creating or securing Secured Debt permitted under Section 6.02 may prohibit, restrict or limit other Liens on those assets encumbered by the Liens securing such Secured Debt).

ARTICLE VII
FINANCIAL COVENANTS

So long as any Note shall remain unpaid or any Revolving Credit Lender shall have any Revolving Credit Commitment under this Agreement (unless otherwise agreed to by the Required Lenders in writing):

Section 7.01  Minimum Consolidated Tangible Net Worth.  The Borrower will maintain at all times a Consolidated Tangible Net Worth of not less than the sum (the “Minimum Consolidated Tangible Net Worth”) of (i) $483,800,000, (ii) an amount equal to fifty percent (50%) of the cumulative Net Income of the Borrower earned after March 31, 2003 (excluding any quarter in which there is a loss), and (iii) fifty percent (50%) of the net proceeds received after March 31, 2003 by the Borrower or any Subsidiary from the sale or issuance of any of its Common Equity.  Notwithstanding the foregoing, in the event that the Borrower shall at any time consummate an Acquisition for a purchase price or other consideration equaling or exceeding $100,000,000, the Minimum Consolidated Tangible Net Worth shall be increased to the sum of (i) 80% of the Borrower’s Consolidated Tangible Net Worth immediately following the closing of such Acquisition, (ii) an amount equal to 50% of the cumulative Net Income of the Borrower earned after the closing of such Acquisition (excluding any quarter in which there is a loss) and (iii) 50% of the net proceeds received after the closing of such Acquisition by the Borrower or any Subsidiary for the sale or issuance of its Common Equity.

Section 7.02  Leverage Ratio.  The Borrower will not permit the ratio of Consolidated Debt to Consolidated Tangible Net Worth to exceed (a) 2.25 to 1.00 at any time that the Borrower maintains an Interest Coverage Ratio of at least 2.5 to 1.0 or (b) 2.0 to 1.0 at any other time.  For purposes of this Section 7.02, Consolidated Tangible Net Worth shall exclude the Borrower’s and Guarantors’ Investments in Joint Ventures and in Subsidiaries that are not Guarantors.

Section 7.03  Borrowing Base Debt.  At any time at which the Facilities do not have a rating of BBB- or higher from S&P or Baa3 or higher from Moody’s, the Borrower will not permit the outstanding amount of the Borrowing Base Debt to exceed the Borrowing Base.

Section 7.04  Interest Coverage Ratio.  The Borrower shall maintain an Interest Coverage Ratio of not less than 2.0 to 1.0, which ratio shall be determined as of the last day of each fiscal quarter for the four-quarter period ending on such day.

Section 7.05  Land Inventory.  The Borrower shall not permit the ratio of (i) Adjusted Land Value to (ii) the sum of (a) Consolidated Tangible Net Worth plus (b) fifty percent (50%) of Consolidated Subordinated Debt to exceed 1.0 to 1.0.

ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01  Events of Default.  If any of the following events shall occur:

(1)                                  The Borrower shall fail to pay (a) the principal of any Note, or any amount of a commitment or other fee, as and when due and payable or (b) interest on any Note or any amount of any commitment fee or other fee within five (5) Business Days after the same is due and payable;

(2)                                  Any representation or warranty made or deemed made by the Borrower or by any Guarantor in any Loan Document or which is contained in any certificate, document, opinion, or financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been incorrect, incomplete, or misleading in any material respect on or as of the date made or deemed made;

(3)                                  The Borrower or any Guarantor shall fail to perform or observe any term, covenant, or agreement contained in Articles V, VI or VII hereof, and such failure shall continue for a period of thirty (30) consecutive days;

(4)                                  The Borrower or any Significant Subsidiary or any Significant Guarantor shall (a) fail to pay (within the applicable cure period, if any) any amount in respect of indebtedness for borrowed money equal to or in excess of $5,000,000 in the aggregate (other than the Notes) of the Borrower or such Significant Subsidiary or such Significant Guarantor, as the case may be, or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); or (b) fail to perform or observe any term, covenant, or condition on its part to be performed or observed (within the applicable cure period, if any) under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or permit the acceleration of after the giving of notice or passage of time, or both, the maturity of such indebtedness, whether or not such failure to perform or observe shall be waived by the holder of such indebtedness; or (c) any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), repurchased or redeemed prior to the stated maturity thereof;

(5)                                  The Borrower or any Significant Subsidiary or any Significant Guarantor (a) shall generally not pay, or shall be unable to pay, or shall admit in writing its inability to pay its debts as such debts become due; or (b) shall make an assignment for the benefit of creditors, or petition or apply to any tribunal for the appointment of a custodian, receiver, or trustee for it or a substantial part of its assets; or (c) shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution, or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (d) shall have had any such petition or application filed or any such proceeding commenced against it in which an order for relief is entered or an adjudication or appointment is made and which remains undismissed for a period of forty (40) days or more; or (e) shall take any corporate action indicating its consent to, approval of, or acquiescence in any such petition, application, proceeding, or order for relief or the appointment of a custodian, receiver, or trustee for all or any substantial part of its properties; or (f) shall suffer any such custodianship, receivership, or trusteeship to continue undischarged for a period of forty (40) days or more;

(6)                                  One or more judgments, decrees, or orders for the payment of money in excess of $10,000,000 in the aggregate shall be rendered against the Borrower and/or any Subsidiary and/or any Guarantor, and such judgments, decrees, or orders shall continue unsatisfied and in effect for a period of twenty (20) consecutive days without being vacated, discharged, satisfied, or stayed or bonded pending appeal;

(7)                                  Any Guaranty hereunder shall at any time after its execution and delivery and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by the Guarantor or the Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under, the Guaranty (except to the extent that the foregoing occurs solely by reason of the liquidation or dissolution of a Guarantor as a result of an Internal Reorganization);

(8)                                  Any Change of Control of the Borrower or any Subsidiary or any Guarantor shall occur;

(9)                                  Any of the following events shall occur or exist with respect to the Borrower, any Subsidiary or any Commonly Controlled Entity under ERISA: any Reportable Event shall occur; complete or partial withdrawal from any Multiemployer Plan shall take place; any Prohibited Transaction shall occur; a notice of intent to terminate a Plan shall be filed, or a Plan shall be terminated; or circumstances shall exist which constitute grounds entitling the PBGC to institute proceedings to terminate a Plan, or the PBGC shall institute such proceedings; and in each case above, such event or condition, together with all other events or conditions described in this Section 8.01(9), if any, could subject the Borrower or any Significant Guarantor or Significant Subsidiary to any tax, penalty, or other liability which in the aggregate may exceed $1,000,000;

(10)                            If any federal, state, or local agency asserts a material claim against the Borrower or any Significant Guarantor or Significant Subsidiary and/or its assets, equipment, property, leaseholds, or other facilities for damages or cleanup costs relating to a hazardous discharge or an environmental complaint; provided, however, that such claim shall not constitute a default if, within fifteen (15) days of the occurrence giving rise to the claim, (a) the Borrower can prove to the reasonable satisfaction of the Required Lenders that the Borrower has commenced and is diligently pursuing either: (i) a cure or correction of the event which constitutes the basis for the claim, and continues diligently to pursue such cure or correction or (ii) proceedings for an injunction, a restraining order or other appropriate emergent relief preventing such agency or agencies from asserting such claim, which relief is granted within thirty (30) days of the occurrence giving rise to the claim and the injunction, order, or emergent relief is not thereafter resolved or reversed on appeal or (iii) the defense against the claim through action in a court or agency exercising jurisdiction over the claim; and (b) in any of the foregoing events, the Borrower has posted a bond, letter of credit, or other security satisfactory in form, substance, and amount to the Required Lenders and the agency or entity asserting the claim to secure the correction of the event which constitutes the basis for the claim in accordance with applicable laws;

then the following provisions shall apply:

(i)                                     if any Event of Default described in Section 8.01(5) occurs with respect to the Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Facility Letters of Credit shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Agent, any Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Agent an amount in immediately available funds, which funds shall be held in the Facility Letter of Credit Collateral Account, equal to the difference of (x) the amount of Facility Letter of Credit Obligations at such time, less (y) the amount on deposit in the Facility Letter of Credit Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”).  If any other Event of Default occurs, the Required Lenders (or the Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the Issuers to issue Facility Letters of Credit, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (b) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility Letter of Credit Collateral Account.

(ii)                                  If at any time while any Event of Default is continuing, the Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility Letter of Credit Collateral Account.

(iii)                               The Agent may, at any time or from time to time after funds are deposited in the Facility Letter of Credit Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by the Borrower to the Lenders or the Issuer under the Loan Documents.

(iv)                              At any time while any Event of Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility Letter of Credit Collateral Account.  After all of the Obligations have been indefeasibly paid in full and the Aggregate Revolving Credit Commitment has been terminated, any funds remaining in the Facility Letter of Credit Collateral Account shall be returned by the Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(v)                                 If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the Issuer to issue Facility Letters of Credit hereunder as a result of any Event of Default (other than any Event of Default as described in Section 8.01(5) with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

Section 8.02  Set Off.  Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being expressly waived by the Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any Note or Notes held by such Lender or any other Loan Document, irrespective of whether or not the Agent or such Lender shall have made any demand under this Agreement or any Note or Notes held by such Lender or such other Loan Document and although such obligations may be unmatured.  Each Lender agrees promptly to notify the Borrower (with a copy to the Agent) after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Lender under this Section 8.02 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which each Lender may have.

ARTICLE IX
INTENTIONALLY OMITTED

ARTICLE X
AGENCY PROVISIONS

Section 10.01    Authorization and Action.  Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.  The duties of the Agent shall be mechanical and administrative in nature and the Agent shall not by reason of this Agreement be a trustee or fiduciary for any Lender.  The Agent shall have no duties or responsibilities except those expressly set forth herein.  As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Agent shall not be required to act or to refrain from acting except upon the instructions of the Required Lenders or, to the extent required under Section 11.01, all Lenders (and shall be fully protected in so acting or so refraining from acting), and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or applicable law.  The Agent shall administer the Loan in the same manner that it would administer a comparable loan held 100% for its own account.

Section 10.02    Liability of Agent.  Neither the Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement in the absence of its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, the Agent (1) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (2) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; (3) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties, or representations made in or in connection with this Agreement; (4) shall not have any duty to ascertain or to inquire as to the performance or observance of any terms, covenants, or conditions of this Agreement on the part of the Borrower (other than the payment of principal, interest and fees due hereunder), or to inspect the property (including the books and records) of the Borrower; (5) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, perfection, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto or the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; and (6) shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be sent by telegram, telefax, or facsimile transmission) reasonably believed by it to be genuine and signed or sent by the proper party or parties.

Section 10.03   Rights of Agent as a Lender.  With respect to its Commitments, the Loans made by it and any Note issued to it, the Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include the Agent in its individual capacity.  The Agent, each Lender and each of their respective Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower, any of its Subsidiaries and any Person who may do business with or own securities of the Borrower or any Subsidiary, all as if the Agent were not the Agent and without any duty to account therefor to the other Lenders.

Section 10.04   Independent Credit Decisions.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  The Agent shall promptly provide the Lenders with copies of all notices of default and other formal notices sent or received in accordance with Section 11.02 of this Agreement, any written notice relating to changes in the Borrower’s debt ratings that affect the Senior Debt Rating received from the Borrower or a ratings agency, any documents received by the Agent pursuant to Section 5.08 (except to the extent that the Borrower has furnished the same directly to the Lenders) and any other documents or notices received by the Agent with respect to this Agreement and requested in writing by any Lender.  Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries (or any of their Affiliates) which may come into possession of the Agent or any of its Affiliates.

Section 10.05    Indemnification.  The Lenders severally agree to indemnify the Agent in its capacity as Agent and not as a Lender (to the extent not reimbursed by the Borrower), in the proportion of their Aggregate Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement, provided that no Lender shall be liable for any portion of any of the foregoing (i) resulting from the Agent’s gross negligence or willful misconduct, (ii) on account of a strictly internal or regulatory matter relating to the Agent (such as relating to legal lending limit violation by the Agent), or (iii) in connection with a breach of an agreement made by the Agent to a Lender under this Agreement.  Without limitation of the foregoing, each Lender severally agrees to reimburse the Agent (to the extent not reimbursed by the Borrower) promptly upon demand for its Aggregate Pro Rata Share of any reasonable out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, administration, or enforcement of, or legal advice in respect of rights or responsibilities under, this Agreement; provided, however, that no Lender shall be required to reimburse the Agent for any such expenses incurred (i) resulting from the Agent’s gross negligence or willful misconduct, (ii) on account of a strictly internal or regulatory matter relating to the Agent (such as relating to legal lending limit violation by the Agent), or (iii) in connection with a breach of an agreement made by the Agent to a Lender under this Agreement.

Section 10.06    Successor Agent.  (a)  The Agent may resign at any time by giving at least sixty (60) days’ prior written notice thereof to the Lenders and the Borrower and may be removed at any time with or without cause by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent, subject to Section 10.06(b).  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or federal savings bank organized under the laws of the United States of America or of any State thereof, subject to Section 10.06(b).  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Article X shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

(b)                                 The appointment of any successor Agent that is not a Lender shall, as long as no Event of Default shall have occurred and be continuing, be subject to the prior written approval of the Borrower, which approval shall not be unreasonably withheld.

Section 10.07    Sharing of Payments, Etc.  If any Lender shall obtain any payments (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Note or Notes held by it in excess of its Applicable Pro Rata Share of payments on account of the applicable Notes obtained by all applicable Lenders, such Lender shall purchase from the other Revolving Credit Lenders or Term Loan Lenders (as applicable) such participations in the Notes held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of the other Revolving Credit Lenders or Term Loan Lenders (as applicable), provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Revolving Credit Lender or Term Loan Lender (as applicable) shall be rescinded and each applicable Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (1) the amount of such Lender’s required repayment to (2) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 10.07 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 10.08    Withholding Tax Matters.  Each Lender which is a Non-United States Person agrees to execute and deliver to the Agent for delivery to the Borrower, before the first scheduled payment date in each year, two duly completed copies of United States Internal Revenue Service Forms W-8BEN or W-8ECI, or any successor forms, as appropriate, properly completed and certifying that such Lender is entitled to receive payments under this Agreement without withholding or deduction of United States federal taxes.  Each Lender which is a Non-United States Person represents and warrants to the Borrower and to the Agent that, at the date of this Agreement, (i) its Lending Offices are entitled to receive payments of principal, interest, and fees hereunder without deduction or withholding for or on account of any taxes imposed by the United States or any political subdivision thereof and (ii) it is permitted to take the actions described in the preceding sentence under the laws and any applicable double taxation treaties of the jurisdictions specified in the preceding sentence.  Each Lender which is a Non-United States Person further agrees that, to the extent any form claiming complete or partial exemption from withholding and deduction of United States federal taxes delivered under this Section 10.08 is found to be incomplete or incorrect in any material respect, such Lender shall execute and deliver to the Agent a complete and correct replacement form.

Section 10.09    Documentation Agents or Co-Agents.  None of the Lenders identified in this Agreement as a “Documentation Agent” or “Co-Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgements with respect to such Lenders as it makes with respect to the Agent in Section 10.04.

ARTICLE XI
MISCELLANEOUS

Section 11.01    Amendments, Etc.  No amendment, modification, termination, or waiver of any provision of any Loan Document to which the Borrower is a party, nor consent to any departure by the Borrower from any Loan Document to which it is a party, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders (or Required Revolving Credit Lenders in the case of an amendment, modification, waiver or consent described in clauses (d) and (e) below) and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall (a) unless in writing and signed by the Borrower and all of the Lenders holding an interest in the applicable Facility, do, or have the effect of doing, any of the following:  (1) increase the Commitments of the Lenders under such Facility (except for increases in the Aggregate Revolving Credit Commitment in accordance with Section 2.02.2) or subject the Lenders under such Facility to any additional obligations; (2) reduce the principal of, or interest on, the Notes or any fees (other than the Agent’s fees) hereunder with respect to such Facility; or (3) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees (other than the Agent’s fees) hereunder with respect to such Facility; (b) unless in writing and signed by the Borrower and all Lenders, do, or have the effect of doing, any of the following:  (1) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes or the number of Lenders which shall be required for the Lenders or any of them to take action hereunder (including, without limitation, any change in the percentage of Revolving Credit Lenders required to extend the Revolving Credit Termination Date under the provisions of Section 2.19 or the percentage of Term Loan Lenders required to extend the Term Loan Maturity Date under the provisions of Section 2.20); (2) release any Significant Guarantor; or (3) amend, modify or waive any provision of the Guaranty, this Section 11.01 or clause (i) of Section 12.01; (c) unless in writing and signed by the Agent in addition to the Lenders required herein to take such action, affect the rights or duties of the Agent under any of the Loan Documents; (d) unless in writing and signed by the Swing Line Lender and the Required Revolving Credit Lenders, affect any provisions of this Agreement that relate to the Swing Line Loans or otherwise affect the rights or duties of the Swing Line Lender; or (e) unless in writing and signed by the Issuers and the Required Revolving Credit Lenders, affect any of the provisions of this Agreement that relate to the Facility Letters of Credit or otherwise affect the rights or duties of any Issuer.

Section 11.02    Notices, Etc.  All notices and other communications provided for under this Agreement and under the other Loan Documents to which the Borrower is a party shall be in writing (including telegraphic, telex, and facsimile transmissions) and mailed or transmitted or hand delivered, if to the Borrower, a Lender or the Agent at its respective address set forth on the signature pages hereof; or, as to each party, at such other address as shall be designated by such party in a written notice to all other parties complying as to delivery with the terms of this Section 11.02. Except as is otherwise provided in this Agreement, all such notices and communications shall be effective when deposited in the mails or delivered to the telegraph company, or transmitted, answerback received, or hand delivered, respectively, addressed as aforesaid, except that notices to the Agent pursuant to the provisions of Article II shall not be effective until received by the Agent or, in the case of Section 2.22, the Swing Line Lender.

Section 11.03    No Waiver.  No failure or delay on the part of any Lender or the Agent or the Issuer in exercising any right, power, or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or remedy preclude any other or further exercise thereof or the exercise of any other right, power, or remedy hereunder. The making of a Loan or issuance, amendment or extension of a Facility Letter of Credit notwithstanding the existence of a Default or Event of Default shall not constitute any waiver or acquiescence of such Default or Event of Default, and the making of any Loan or issuance, amendment or extension of a Facility Letter of Credit notwithstanding any failure or inability to satisfy the conditions precedent to such Loan or issuance, amendment or extension of a Facility Letter of Credit shall not constitute any waiver or acquiescence with respect to such conditions precedent with respect to any subsequent Loans or subsequent issuance, amendment or extension of a Facility Letter of Credit.  The rights and remedies provided herein are cumulative, and are not exclusive of any other rights, powers, privileges, or remedies, now or hereafter existing, at law, in equity or otherwise.

Section 11.04    Costs, Expenses, and Taxes.  The Borrower agrees to reimburse the Agent for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, negotiation, execution, delivery, review, amendment, modification and administration of the Loan Documents and the collection of the Loans and enforcement of the Loan Documents.  In addition, the Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, and recording of any of the Loan Documents and the other documents to be delivered under any such Loan Documents, and agrees to hold the Agent and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or failing to pay such taxes and fees.  This provision shall survive termination of this Agreement.

Section 11.05    Integration.  This Agreement (including the Borrower’s obligation to pay the fees as provided in Section 2.09(c) and the Fee Letter referred to therein) and the Loan Documents contain the entire agreement between the parties relating to the subject matter hereof and supersede all oral statements and prior writings with respect thereto.

Section 11.06    Indemnity.  The Borrower hereby agrees to defend, indemnify, and hold each Lender harmless from and against all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of the Borrower and its Subsidiaries, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person.  This indemnity shall survive termination of this Agreement.

Section 11.07    Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the internal laws (including §735ILCS 105/5-1 et seq., but otherwise without regard to principles of conflict of law) of the State of Illinois but giving effect to federal laws applicable to national banks.

Section 11.08    Severability of Provisions.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.09    Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties to this Agreement in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same Agreement.

Section 11.10    Headings.  Article and Section headings in the Loan Documents are included in such Loan Documents for the convenience of reference only and shall not constitute a part of the applicable Loan Documents for any other purpose.

Section 11.11    Submission to Jurisdiction.  The Borrower, for itself and for each Subsidiary and Guarantor, hereby submits to the nonexclusive jurisdiction of the United States District Court for the Northern District of Illinois and of any Illinois State court sitting in The City of Chicago for purposes of all legal proceedings which may arise hereunder or under the Notes.  The Borrower, for itself and for each Subsidiary and Guarantor, irrevocably waives to the fullest extent permitted by law, any objection which it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court, and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.  The Borrower, for itself and for each Subsidiary and Guarantor, hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to its address specified in Section 11.02 hereof or in any other manner permitted by law.

Section 11.12    Jury Trial Waiver.  THE BORROWER, FOR ITSELF AND FOR EACH SUBSIDIARY AND GUARANTOR, THE AGENT, EACH ISSUER AND EACH LENDER HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE LOAN DOCUMENTS.  NO OFFICER OF ANY LENDER OR OF THE AGENT OR ANY ISSUER HAS AUTHORITY TO WAIVE, CONDITION, OR MODIFY THIS PROVISION.

Section 11.13    Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 11.14    No Fiduciary Duty.  The relationship between the Borrower and the Lenders and the Agent shall be solely that of borrower and lender.  Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Agent nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.

Section 11.15    Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to other Lenders and their respective affiliates, (ii) to legal counsel, accountants, and other professional advisors to that Lender or to a Transferee, (iii) to regulatory officials, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which that Lender is a party, and (vi) permitted by Section 12.04.  Notwithstanding anything herein to the contrary, confidential information shall not include, and each Lender (and each employee, representative or other agent of any Lender) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to such Lender relating to such tax treatment or tax structure; provided that with respect to any document or similar item that in either case contains information concerning such tax treatment or tax structure of the transactions contemplated hereby as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to such tax treatment or tax structure.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

Section 12.01    Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Agent and the Lenders and their respective successors and assigns, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents without the consent of all Lenders and (ii) any assignment by any Lender must be made in compliance with Section 12.03.  Notwithstanding clause (ii) of this Section, any Lender may at any time, without the consent of the Borrower or the Agent, pledge all or any portion of its rights under this Agreement and its Notes to a Federal Reserve Bank as security for an obligation of such pledgor or of an affiliated entity to such Federal Reserve Bank; provided, however, that no such pledge shall release the pledgor Lender from its obligations hereunder.  The Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 12.03 in the case of an assignment thereof.  Any assignee or transferee of a Note agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange thereof.

Section 12.02    Participations.  (a)  Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment of such Lender (which may include, in the case of the Swing Line Lender, the Swing Line Commitment) or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the holder of any such Note for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold participating interests, and the

Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b)                                  Voting rights.  Each Lender shall with respect to its Participants, if any, retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment (or Swing Line Commitment, if applicable) in which such Participant has an interest which forgives principal, interest or fees (other than Agent’s fees) or reduces the interest rate or fees (other than Agent’s fees) payable with respect to any such Loan or Commitment (or Swing Line Commitment, if applicable), postpones any date fixed for any regularly scheduled payment of principal of, or interest or fees (other than Agent’s fees) on, any such Loan or Commitment (or Swing Line Commitment, if applicable) or releases any Significant Guarantor.

(c)                                  Benefit of set-off.  The Borrower agrees that each Participant shall be deemed to have the rights of set-off provided in Sections 2.12 and 8.02 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of set-off provided in Sections 2.12 and 8.02 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of set-off provided in Section 2.12 or 8.02, agrees to share with each Lender, any amount received pursuant to the exercise of its right of set-off, such amounts to be shared in accordance with Section 10.07 as if each Participant were a Lender.

Section 12.03    Assignments.  (a)  Permitted assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of any Commitment of such Lender and Loans held by such Lender, which may include, in the case of a Purchaser of an interest from the Swing Line Lender, the Swing Line Commitment and Swing Line Loans), and of its rights and obligations under the Loan Documents, provided, however, that, based upon facts and circumstances existing at the time of any such assignment, such assignment does not result in an event described in Sections 2.14, 2.15, or 2.16 hereof.  Such assignment shall be substantially in the form of Exhibit I hereto or in such other form as may be agreed to by the parties thereto.  The consent of the Borrower and the Agent (which consents shall not be unreasonably withheld) shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender or an Affiliate thereof; provided, however, that if an Event of Default has occurred and is continuing or if the assignment is in connection with the physical settlement of credit derivative transactions, the consent of the Borrower shall not be required.

(b)                                  Effect; Effective date.  Upon (i) delivery to the Agent of a notice of assignment, substantially in the form attached as Exhibit 1 to Exhibit I hereto (a “Notice of Assignment”), together with any consents required by Section 12.03; and (ii) payment (by either the assignor or the assignee) of a $4,000.00 fee (or, in the case of an assignment to the assignor’s Affiliate or by reason of the provisions of Section 2.19 or Section 2.20, a $2,000 fee) to the Agent for processing such assignment, such assignment shall become effective on the effective date specified in such Notice of Assignment.  The Notice of Assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Loans under the applicable assignment agreement are “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Revolving Credit Lender (in the case of an assignment with respect to the Revolving Credit Facility) or Term Loan Lender (in the case of an assignment with respect to the Term Loan Facility) party to this Agreement and shall have all the rights and obligations of a Revolving Credit Lender or Term Loan Lender (as applicable) under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Agent shall be required to release the transferor Lender with respect to the percentage of the applicable Commitments and Loans (and, if applicable, Swing Line Commitments and Swing Line Loans) assigned to such Purchaser.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.03(b), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so that replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their Revolving Credit Commitments (in the case of the Revolving Credit Facility) or Term Loans (in the case of the Term Loan Facility), as adjusted pursuant to such assignment.

Section 12.04    Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower, each Subsidiary, or each Guarantor, provided that such Transferee or prospective Transferee agrees to be subject to Section 11.15 to the same effect as if it were a Lender.

Section 12.05    Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is organized under the laws of any jurisdiction other than the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer to comply with the provisions of Section 10.08.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written.

BEAZER HOMES USA, INC.

By:	/s/ David S. Weiss
David S. Weiss
Executive Vice President and Chief Financial Officer

Address for Notices

5775 Peachtree Dunwoody Road
Suite B-200
Atlanta, Georgia 30342
Attention: President
Tel: (404) 250-3420
Fax: (404) 250-3428

BANK ONE, NA

By:	/s/ Allison Crayne
Name: Allison Crayne
Title: Associate Director

Addresses for Notices

Bank One, NA
1 Bank One Plaza
Mail Suite IL1-0135
Chicago, Illinois 60670
Attn: Mr. F. Patt Schiewitz
Telephone: (312) 732-1148
Telecopy: (312) 732-5939

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

COMERICA BANK

By:	/s/ Scott M. Helmer
Name: Scott M. Helmer
Title: Vice President

Address for Notices

Comerica Bank
500 Woodward Avenue, MC: 3256
Detroit, MI 48226
Attn: Mr. Scott M. Helmer
Telephone: (313) 222-5717
Telecopy: (313) 222-9295

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

GUARANTY BANK

By:	/s/ Randall S. Reid
Name: Randall S. Reid
Title: Senior Vice President

Address for Notices

Guaranty Bank
8333 Douglas Avenue
Dallas, TX 75225
Attn: Mr. Randy Reid
Telephone: (214) 360-2733
Telecopy: (214) 360-1661

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

SUNTRUST BANK

By:	/s/ W. John Wendler
Name: W. John Wendler
Title: Director

Address for Notices

SunTrust Bank
8245 Boone Boulevard
Suite 820
Vienna, VA 22182
Attn: W. John Wendler
Telephone: (703) 902-9041
Telecopy: (703) 902-9245

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Jeffrey S. Hoza
Name: /s/ Jeffrey S. Hoza
Title: Vice President

Address for Notices

Wachovia Bank, N.A.
106 West Maple Street
Cumming, GA 30040
Attn: Mr. Jeffrey S. Hoza
Telephone:	(770) 781-6430
Telecopy:	(770) 781-6461

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

AMSOUTH BANK

By:	/s/ Ronny Hudspeth
Name: Ronny Hudspeth
Title: Senior Vice President

Address for Notices

AmSouth Bank
AmSouth/Sonat Tower
AST-15th Floor
1900 5th Avenue North
Birmingham, AL 35203
Attn: Mr. Ronny Hudspeth
Telephone:	(205) 307-4227
Telecopy:	(205) 801-0138

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

PNC BANK, N.A.

By:	/s/ Douglas G. Paul
Name: Douglas G. Paul
Title: Senior Vice President

Address for Notices

PNC Bank, N.A.
Two Tower Center
Real Estate Banking Group-18th Fl.
Suite J3-JTTC-18-6
East Brunswick, New Jersey 08816
Attn: Mr. Douglas G. Paul
Telephone: (732) 220-3566
Telecopy: (732) 220-3744

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

WASHINGTON MUTUAL BANK, FA

By:	/s/ Thomas S. Griffin
Name: Thomas S. Griffin
Title: Senior Vice President

Address for Notices

Washington Mutual Bank, FA
5950 LaPlace Court
Suite 250
Carlsbad, CA 92008
Attn: Mr. Thomas Griffin
Telephone: (760) 804-8595
Telecopy: (760) 804-8590

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

COMPASS BANK

By:	/s/ Philip R. Webb
Name: Philip R. Webb
Title: Vice President

Address for Notices

Compass Bank
10060 Skinner Lake Drive
Jacksonville, FL 32246
Attn: Mr. Philip Webb
Telephone: (904) 564-8812
Telecopy: (904) 564-8827

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Michael P. Szuba
Name: Michael P. Szuba
Title: Assistant Vice President

Address for Notices

KeyBank National Association
1146 19th Street, NW – 4th Floor
Washington, DC 20036
Attn: Dan Heberle
Telephone: (202) 452-4943
Telecopy: (202) 452-4925

KeyBank National Association
1146 19th Street, NW-4th Floor
Washington, DC 20036
Attn: Mike Szuba
Telephone: (202) 452-4942
Telecopy: (202) 452-4925

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

BANKUNITED, FSB

By:	/s/ Clay F. Wilson
Name: Clay F. Wilson
Title: Executive Vice President

Address for Notices

BankUnited, FSB
255 Alhambra Circle, 2nd Fl.
Coral Gables, FL 33134
Attn: Mr. Clay Wilson
Telephone:	(305) 569-4250
Telecopy:	(305) 569-3456

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

BNP PARIBAS

By:	/s/ Duane Helkowski
Name: Duane Helkowski
Title: Managing Director

By:	/s/ Sharyn March
Name: Sharyn March
Title: Vice President

Address for Notices

BNP Paribas
787 Seventh Avenue
New York, NY 10019
Attn: Mr. Duane Helkowski
Telephone: (212) 841-2940
Telecopy: (212) 841-3830

SIGNATURE PAGE TO BEAZER HOMES USA, INC. CREDIT AGREEMENT

FIFTH THIRD BANK, INDIANA

By:	/s/ Jeffrey K. Lockhart
Name: Jeffrey K. Lockhart
Title: Vice President

Address for Notices

Fifth Third Bank, Indiana
151 North Illinois Street
Suite 100
Indianapolis, IN 46204
Attn: Jeffrey K. Lockhart
Telephone: (317) 383-2287
Telecopy: (317)

Schedule I

COMMITMENT SCHEDULE

Lender	Revolving Credit Commitment	Term Loan Commitment

Bank One, NA	$27,777,777.78	$22,222,222.22

BNP Paribas	$27,777,777.78	$22,222,222.22

Guaranty Bank	$27,777,777.78	$22,222,222.22

SunTrust Bank	$27,777,777.78	$22,222,222.22

Wachovia Bank, N.A.	$27,777,777.78	$22,222,222.22

Comerica Bank	$18,333,333.33	$14,666,666.67

PNC Bank, N.A.	$18,333,333.33	$14,666,666.67

Washington Mutual Bank, FA	$18,333,333.33	$14,666,666.67

AmSouth Bank	$12,777,777.78	$10,222,222.22

BankUnited, FSB	$12,777,777.78	$10,222,222.22

Fifth Third Bank, Indiana	$11,111,111.11	$8,888,888.89

KeyBank National Association	$11,111,111.11	$8,888,888.89

Compass Bank	$8,333,333.33	$6,666,666.67

Total	$250,000,000.00	$200,000,000.00

Schedule II

EXISTING LETTERS OF CREDIT

Schedule II consists of the twelve pages that follow this page.  Pages numbered 1 through 11 identify Existing Letters of Credit issued by Bank One, NA, PNC Bank, N.A., and SunTrust Bank.  The 12th (and last) page, which is not numbered, identifies Existing Letters of Credit issued by Fifth Third Bank.

Exhibit A

GUARANTORS

The Guarantors are all of the Borrower’s Subsidiaries listed on Exhibit H, except the following:

•                                          Meridian Structural Insurance, Risk Retention Group Inc.

•                                          Security Title Insurance Company, Inc.

•                                          United Homes Insurance Corporation

Exhibit B

5/20/03

GUARANTY

THIS GUARANTY (this “Guaranty”) is made as of June    , 2003 by the undersigned parties hereto (collectively, the “Guarantors”) in favor of the Agent, for the benefit of the Lenders under the Credit Agreement referred to below.

WITNESSETH:

WHEREAS, Beazer Homes USA, Inc., a Delaware corporation (the “Borrower”) and Bank One, NA, having its principal office in Chicago, Illinois, as Agent (the “Agent”), and certain other Lenders from time to time party thereto have entered into a certain Second Amended and Restated Credit Agreement dated as of June    , 2003 (as same may be amended or modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Borrower;

WHEREAS, it is a condition precedent to the execution of the Credit Agreement by the Agent and the Lenders that each of the Guarantors execute and deliver this Guaranty whereby each of the Guarantors shall guarantee the payment when due, subject to Section 9 hereof, of all Guaranteed Obligations, as defined below; and

WHEREAS, in consideration of the financial and other support that the Borrower has provided, and in consideration of such financial and other support as the Borrower may in the future provide, to the Guarantors, and in order to induce the Lenders and the Agent to enter into the Credit Agreement, and because each Guarantor has determined that executing this Guaranty is in its interest and to its financial benefit, each of the Guarantors is willing to guarantee the obligations of the Borrower under the Credit Agreement, any Note and any other Loan Documents;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.  Defined Terms. “Guaranteed Obligations” is defined in Section 3 below.  Other capitalized terms used herein but not defined herein shall have the meaning set forth in the Credit Agreement.

SECTION 2.  Representations and Warranties.  Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed upon each advance of a Loan and on each Issuance Date under the Credit Agreement) that:

(a)                                  It is (in the case of a corporation) a corporation duly incorporated or (in the case of a limited partnership) a limited partnership duly formed or (in the case of a limited liability company) a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation; has the power and authority to own its assets and to transact the business in which it is now engaged or proposed to be engaged in; and is duly qualified and in good standing under the laws of each other jurisdiction in which such qualification is required.

(b)                                 The execution, delivery and performance by it of this Guaranty have been duly authorized by all necessary corporate, partnership or limited liability company action, as the case may be, and do not and will not (1) require any consent or approval of its stockholders, partners or members (as applicable) (except such consents as have been obtained as of the date hereof); (2) contravene its charter or bylaws, partnership agreement or articles or certificate of formation or operating agreement (as applicable); (3) violate, in any material respect, any provision of any law, rule, regulation (including, without limitation, Regulations U and X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination, or award presently in effect having applicability to it; (4) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other material agreement, lease, or instrument to which it is a party or by which it or its properties may be bound or affected; (5) result in, or require, the creation or imposition of any Lien, upon or with respect to any of the properties now owned or hereafter acquired by it; and (6) cause it to be in default, in any material respect, under any such law, rule, regulation, order, writ, judgment, injunction, decree, determination, or award or any such indenture, agreement, lease or instrument.

(c)                                  This Guaranty is its legal, valid, and binding obligation, enforceable against it, in accordance with its respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency, and other similar laws affecting creditors’ rights generally.

SECTION 3.  The Guaranty.  Subject to Section 9 hereof, each of the Guarantors hereby absolutely and unconditionally guarantees, as primary obligor and not as surety, the full and punctual payment (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) and performance of the Obligations, including without limitation any such Obligations incurred or accrued during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, whether or not allowed or allowable in such proceeding (collectively, subject to the provisions of Section 9 hereof, being referred to collectively as the “Guaranteed Obligations”).  Upon failure by the Borrower to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay to the Agent for the benefit of the Lenders, the amount not so paid at the place and in the manner specified in the Credit Agreement, any Note or any other Loan Document, as the case may be.  This Guaranty is a guaranty of payment and not of collection.  Each of the Guarantors waives any right to require the Lender to sue the Borrower, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations, or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 4.  Guaranty Unconditional.  Subject to Section 9 hereof, the obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)                                     any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

(ii)                                  any modification or amendment of or supplement to the Credit Agreement, any Note or any other Loan Document;

(iii)                               any release, nonperfection or invalidity of any direct or indirect security for any obligation of the Borrower under the Credit Agreement, any Note, any other Loan Document or any obligations of any other guarantor of any of the Guaranteed Obligations, or any action or failure to act by the Agent, any Lender or any Affiliate of any Lender with respect to any collateral securing all or any part of the Guaranteed Obligations;

(iv)                              any change in the corporate existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower, or any other guarantor of the Guaranteed Obligations, or its assets or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

(v)                                 the existence of any claim, setoff or other rights which the Guarantors may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, the Agent, any Lender or any other Person, whether in connection herewith or any unrelated transactions;

(vi)                              any invalidity or unenforceability relating to or against the Borrower, or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Note, any other Loan Document or any provision of applicable law or regulation purporting to prohibit the payment by the Borrower, or any other guarantor of the Guaranteed Obligations, of the Borrower of or interest on any Note or any other amount payable by the Borrower under the Credit Agreement, any Note or any other Loan Document;

(vii)                           any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, the Agent, any Lender or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

SECTION 5.  Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances.  Each of the Guarantor’s obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments under the Credit Agreement shall have terminated or expired.  If at any time any payment of the Borrower of or interest on any Note or any other amount payable by the Borrower or any other party under the Credit Agreement, any Note or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise, each of the Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 6.  Waivers.  Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of any of the Guaranteed Obligations, or any other Person.

SECTION 7.  Subordination; Subrogation.  Each of the Guarantors hereby subordinates to the Guaranteed Obligations all indebtedness or other liabilities of the Borrower or to any other Guarantor to such Guarantor.  Each of the Guarantors hereby further agrees not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Borrower arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Guarantors unless and until the Guaranteed Obligations are indefeasibly paid in full and all Commitments have terminated or expired.

SECTION 8.  Stay of Acceleration.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Note or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Agent made at the request of the Required Lenders.

SECTION 9.  Limitation on Obligations. (a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by the

Guarantors, the Agent or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Guarantor’s “Maximum Liability”).  This Section 9(a) with respect to the Maximum Liability of the Guarantors is intended solely to preserve the rights of the Agent hereunder to the maximum extent not subject to avoidance under applicable law, and neither the Guarantor nor any other person or entity shall have any right or claim under this Section 9(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of the Guarantors hereunder shall not be rendered voidable under applicable law.

(b)                                 Each of the Guarantors agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Guarantor, and may exceed the aggregate Maximum Liability of all other Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Agent hereunder.  Nothing in this Section 9(b) shall be construed to increase any Guarantor’s obligations hereunder beyond its Maximum Liability.

(c)                                  In the event any Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Guaranty or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Guaranty, each other Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Pro Rata Share” of such payment or payments made, or losses suffered, by such Paying Guarantor.  For the purposes hereof, each Non-Paying Guarantor’s “Pro Rata Share” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Guarantors hereunder (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Guarantors, the aggregate amount of all monies received by such Guarantors from the Borrower after the date hereof (whether by loan, capital infusion or by other means).  Nothing in this Section 9(c) shall affect any Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Guarantor’s Maximum Liability).  Each of the Guarantors covenants and agrees that its right to receive any contribution under this Guaranty from a Non-Paying Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations.  The provisions of this Section 9(c) are for the benefit of both the Agent and the Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

SECTION 10.  Notices.  All notices, requests and other communications to any party hereunder shall be given or made by telecopier or other writing and telecopied, or mailed or delivered to the intended recipient at its address or telecopier number set forth on the signature pages hereof or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Agent in accordance with the provisions of Section 11.02 of the Credit Agreement.  Except as otherwise provided in this Guaranty, all such communications shall be deemed to have been duly given when transmitted by telecopier, or personally delivered or, in the case of a mailed notice sent by certified mail return-receipt requested, on the date set forth on the receipt (provided, that any refusal to accept any such notice shall be deemed to be notice thereof as of the time of any such refusal), in each case given or addressed as aforesaid.

SECTION 11.  No Waivers.  No failure or delay by the Agent or any Lenders in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies provided in this Guaranty, the Credit Agreement, any Note or the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

SECTION 12.  No Duty to Advise.  Each of the Guarantors assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each of the Guarantors assumes and incurs under this Guaranty, and agrees that neither the Agent nor any Lender has any duty to advise any of the Guarantors of information known to it regarding those circumstances or risks.

SECTION 13.  Successors and Assigns.  This Guaranty is for the benefit of the Agent and the Lenders and their respective successors and permitted assigns and in the event of an assignment of any amounts payable under the Credit Agreement, any Note or any other Loan Documents, the rights hereunder, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness.  This Guaranty shall be binding upon each of the Guarantors and their respective successors and permitted assigns.

SECTION 14.  Changes in Writing.  Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Agent with the consent of the Required Lenders.

SECTION 15.  Costs of Enforcement.  Each of the Guarantors agrees to pay all costs and expenses including, without limitation, all court costs and attorneys’ fees and expenses paid or incurred by the Agent or any Lender or any Affiliate of any Lender in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Borrower, the Guarantors or any other guarantor of all or any part of the Guaranteed Obligations.

SECTION 16.  GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.  THIS GUARANTY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS.  EACH OF THE GUARANTORS HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT, AND ANY ILLINOIS STATE COURT, SITTING IN CHICAGO, ILLINOIS AND FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS GUARANTY (INCLUDING, WITHOUT LIMITATION, ANY OF THE OTHER LOAN DOCUMENTS) OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH OF THE GUARANTORS IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY

SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.  EACH OF THE GUARANTORS, AND THE AGENT AND THE LENDERS ACCEPTING THIS GUARANTY, HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 17.  Taxes, etc.  All payments required to be made by any of the Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (excluding federal taxation of the overall income of any Lender), provided, however, that if any of the Guarantors is required by law to make such deduction or withholding, such Guarantor shall forthwith (i) pay to the Agent or any Lender, as applicable, such additional amount as results in the net amount received by the Agent or any Lender, as applicable, equaling the full amount which would have been received by the Agent or any Lender, as applicable, had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Agent or any Lender, as applicable, certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.

SECTION 18.  Supplemental Guarantors.  Pursuant to Section 5.15 of the Credit Agreement, additional Subsidiaries shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Agent a supplemental guaranty in the form of Exhibit A attached hereto (with blanks appropriately filled in), together with such additional supporting documentation required pursuant to Section 5.15 of the Credit Agreement.

IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be duly executed, under seal, by its authorized officer as of the day and year first above written.

[Add Guarantor Signatures]

Address for Notices to all Guarantors

c/o Beazer Homes USA, Inc.
5775 Peachtree Dunwoody Road
Suite B-200
Atlanta, Georgia 30342
Attention: President
Tel:	(404) 250-3420
Fax:	(404) 250-3428

EXHIBIT A

SUPPLEMENTAL GUARANTY

[Date]

Bank One, NA, as Agent
for the Lenders

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Second Amended and Restated Credit Agreement, dated as of June    , 2003, as amended, among Beazer Homes USA, Inc., the lenders from time to time parties thereto (the “Lenders”), and Bank One, NA, as a Lender and as Agent (the “Agent”) on behalf of itself and the other Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) and (ii) that certain Guaranty, dated as of June    , 2003, executed and delivered by the Guarantors parties thereto in favor of the Agent, for the benefit of the Lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Guaranty”).  Terms not defined herein which are defined in the Credit Agreement shall have for the purposes hereof the respective meanings provided therein.

In accordance with Section 5.15 of the Credit Agreement and Section 18 of the Guaranty, the undersigned, [GUARANTOR]                         , a corporation [limited partnership/limited liability company] organized under the laws of                  , hereby elects to be a “Guarantor” for all purposes of the Credit Agreement and the Guaranty, respectively, effective from the date hereof.

Without limiting the generality of the foregoing, the undersigned hereby agrees to perform all the obligations of a Guarantor under, and to be bound in all respects by the terms of, the Guaranty, to the same extent and with the same force and effect as if the undersigned were a direct signatory thereto.

This Supplemental Guaranty shall be construed in accordance with and governed by the internal laws of the State of Illinois (but otherwise without regard to the conflict of laws provisions).

IN WITNESS WHEREOF, this Supplemental Guaranty has been duly executed by the undersigned as of the     day of       , 200 .

[GUARANTOR]
By:
Name:
Title:

Exhibit C-1

REVOLVING CREDIT NOTE

$	,

FOR VALUE RECEIVED, the undersigned, BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”) HEREBY PROMISES TO PAY to the order of                                                  (the “Lender”) to BANK ONE, NA, as Agent, at the Agent’s Office located at 1 Bank One Plaza, Chicago, IL, for the account of the applicable Lending Office of the Lender, in lawful money of the United States and in immediately available funds, the principal amount of                            Dollars ($            ) or the aggregate unpaid principal amount of all Revolving Credit Loans made to the Borrower by the Lender pursuant to the Credit Agreement and outstanding on the Revolving Credit Termination Date, whichever is less, and to pay interest from the date of this Note, in like money, at said office for the account of the applicable Lending Office, at the time and at a rate per annum as provided in the Credit Agreement.  The Lender is hereby authorized by the Borrower to endorse on the schedule attached to this Note held by it the amount and type of each Revolving Credit Loan and each renewal, conversion, and payment of principal amount received by the Lender for the account of the applicable Lending Office on account of its Revolving Credit Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Revolving Credit Loans made by the Lender; provided, however, that the failure to make such notation with respect to any Revolving Credit Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

This Note is one of the Revolving Credit Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of June    , 2003, between the Borrower, the Lender and certain other lenders party thereto (which, as it may be amended, modified, renewed or extended from time to time, is herein called the “Credit Agreement”).  Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

The Borrower hereby agrees to pay all reasonable costs and expenses (including reasonable attorney’s fees and expenses) paid or incurred by the holder of this Note in the collection of any principal or interest payable under this Note or the enforcement of this Note or any other Loan Documents.

This Note shall be governed by the laws of the State of Illinois.

BEAZER HOMES USA, INC.

By:
Name:
Title:

SCHEDULE TO REVOLVING CREDIT NOTE

Date Made or Paid	Type of Loan	Amount of Principal Paid	Unpaid Principal Balance of Note	Name of Person Making Notation

Exhibit C-2

TERM LOAN NOTE

$	,

FOR VALUE RECEIVED, the undersigned, BEAZER HOMES USA, INC., a Delaware corporation (the “Borrower”) HEREBY PROMISES TO PAY to the order of                                                  (the “Lender”) to BANK ONE, NA, as Agent, at the Agent’s Office located at 1 Bank One Plaza, Chicago, IL, for the account of the applicable Lending Office of the Lender, in lawful money of the United States and in immediately available funds, the principal amount of                                    Dollars ($            ), and to pay interest from the date of this Note, in like money, at said office for the account of the applicable Lending Office, at the time and at a rate per annum as provided in the Credit Agreement.  The Lender is hereby authorized by the Borrower to endorse on the schedule attached to this Note held by it the amount and type of each Term Loan and each renewal, conversion, and payment of principal amount received by the Lender for the account of the applicable Lending Office on account of its Term Loans, which endorsement shall, in the absence of manifest error, be conclusive as to the outstanding balance of the Term Loans made by the Lender; provided, however, that the failure to make such notation with respect to any Term Loan or renewal, conversion, or payment shall not limit or otherwise affect the obligations of the Borrower hereunder.

This Note is one of the Term Loan Notes referred to in, and is entitled to the benefits of, the Credit Agreement, dated as of June    , 2003, between the Borrower, the Lender and certain other lenders party thereto (which, as it may be amended, modified, renewed or extended from time to time, is herein called the “Credit Agreement”).  Terms used herein which are defined in the Credit Agreement shall have their defined meanings when used herein.  The Credit Agreement, among other things, contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity of this Note upon the terms and conditions specified in the Credit Agreement.

The Borrower hereby agrees to pay all reasonable costs and expenses (including reasonable attorney’s fees and expenses) paid or incurred by the holder of this Note in the collection of any principal or interest payable under this Note or the enforcement of this Note or any other Loan Documents.

This Note shall be governed by the laws of the State of Illinois.

BEAZER HOMES USA, INC.

By:
Name:
Title:

SCHEDULE TO TERM LOAN NOTE

Date Made or Paid	Type of Loan	Amount of Principal Paid	Unpaid Principal Balance of Note	Name of Person Making Notation

Exhibit D

COMMITMENT AND ACCEPTANCE

This Commitment and Acceptance (this “Commitment and Acceptance”) dated as of                  , 200  , is entered into among the parties listed on the signature pages hereof.  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement (as defined below).

PRELIMINARY STATEMENTS

Reference is made to that certain Credit Agreement dated as of June    , 2003, by and among Beazer Homes USA, Inc., a Delaware corporation (the “Company”), Bank One, NA, as Agent, and the Lenders that are parties thereto (as the same may from time to time be amended, modified, supplemented or restated, in whole or in part and without limitation as to amount, terms, conditions or covenants, the “Credit Agreement”).

Pursuant to Section 2.02.2 of the Credit Agreement, the Company has requested an increase in the Aggregate Revolving Credit Commitment from $                         to $                                      .  Such increase in the Aggregate Revolving Credit Commitment is to become effective on                                       ,         (the “Increase Date”) [THIS DATE IS TO BE MUTUALLY AGREED UPON BY THE BORROWER, THE ACCEPTING LENDER AND AGENT IN ACCORDANCE WITH THE PROVISIONS OF SECTION 2.02.2) OF THE CREDIT AGREEMENT].  In connection with such requested increase in the Aggregate Revolving Credit Commitment, the Borrower, Agent and                                    (“Accepting Lender”) hereby agree as follows:

1.  ACCEPTING BANK’S COMMITMENT.  Effective as of the Increase Date, [Accepting Lender shall become a party to the Credit Agreement as a Revolving Credit Lender, shall have all of the rights and obligations of a Revolving Credit Lender thereunder, shall agree to be bound by the terms and provisions thereof and shall thereupon have a Revolving Credit Commitment under and for purposes of the Credit Agreement in an amount equal to the] [the Revolving Credit Commitment of Accepting Lender under the Credit Agreement shall be increased from $                                to the] amount set forth opposite Accepting Lender’s name on the signature pages hereof.

[2.  REPRESENTATIONS AND AGREEMENTS OF ACCEPTING BANK.  Accepting Lender (i) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements requested by Accepting Lender and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Commitment and Acceptance, (ii) agrees that it will, independently and without reliance upon Administrative Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes Administrative Agent to take such actions as Administrative Agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Revolving Credit Lender, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the commitment and acceptance hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, and (vii) if applicable attaches the forms prescribed by the Internal Revenue Service of the United States certifying that Accepting Lender is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes.*

*Paragraph 2 is to be inserted only if Accepting Lender is not already a party to the Credit Agreement prior to the Increase Date.

3.  REPRESENTATION OF THE BORROWER.  The Borrower hereby represents and warrants that, as of the date hereof and as of the Increase Date, no event or condition shall have occurred and then be continuing which constitutes a Default or Event of Default.

4.  GOVERNING LAW.  This Commitment and Acceptance shall be governed by the internal law, and not the law of conflicts, of the State of Illinois.

5.  NOTICES.  For the purpose of notices to be given under the Credit Agreement, the address of Accepting Lender (until notice of a change is delivered) shall be the address set forth in Schedule 1.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

BORROWER:

BEAZER HOMES USA, INC.

By:
Name:
Title:

AGENT:

BANK ONE, NA, as AGENT

By:
Name:
Title:

REVOLVING CREDIT COMMITMENT:	ACCEPTING LENDER:

$	[NAME OF ACCEPTING LENDER]

By:
Name:
Title:

SCHEDULE 1

to Commitment and Acceptance

1.                                       Attach Accepting Lender’s Administrative Information Sheet, which must include its payment instructions and notice address.

Exhibit E

LEGAL OPINION OF BORROWER’S GEORGIA AND DELAWARE COUNSEL

(See attached)

Exhibit F

LEGAL OPINION OF BORROWER’S COUNSEL

(See attached)

Exhibit G

CERTIFICATE

This Certificate is delivered pursuant to the Credit Agreement dated as of June    , 2003 among Beazer Homes USA, Inc., Bank One, NA as Agent, and the Lender party thereto (the “Credit Agreement”).  Capitalized terms used herein and not defined herein shall have the meanings provided therefor in the Credit Agreement.  This Certification is delivered in connection with [a notice requesting a Borrowing under Section 2.03 OR a notice requesting issuance, amendment or extension of a Facility Letter of Credit under Section 2.23.4]*.

The undersigned hereby certifies as follows:

1.                                       The representations and warranties contained in Article IV of the Credit Agreement are correct on and as of the [date of such Borrowing OR Issuance Date]* as though made on and as of such date except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty is correct as of such earlier date.

2.                                       No Default or Event of Default has occurred and is continuing and would result from [such Borrowing OR the issuance, amendment or extension of such Facility Letter of Credit]*.

3.                                       Upon [such Borrowing OR the issuance, amendment or extension of such Facility Letter of Credit]*, the Borrowing Base Debt shall not exceed the Borrowing Base as set forth in the Borrowing Base Certificate delivered by the Borrower to the Agent as of the most recent Inventory Valuation Date, which Borrowing Base Certificate is true and correct as of such Inventory Valuation Date.

Date:

David S. Weiss

Executive Vice President and Chief Financial Officer
Beazer Homes USA, Inc.

*Include appropriate portion of bracketed provision

Exhibit H

SUBSIDIARIES OF BORROWER

Subsidiary	State of Incorporation/Formation	Borrower’s % Ownership

Beazer Mortgage Corporation	Delaware	100% by Borrower
Beazer Homes Corp. (“BHC”)	Tennessee	100% by BHHC
Beazer Home Sales Arizona, Inc.	Delaware	100% by BHHC
Beazer Realty Corp.	Georgia	100% by BHC
Beazer/Squires Realty, Inc.	North Carolina	100% by BHC
Beazer Homes Holdings Corp. (“BHHC”)	Delaware	100% by Borrower
Beazer Homes Texas Holdings, Inc. (“BHTH”)	Delaware	100% by BHHC
Beazer Homes Texas, L.P.	Delaware	99% by Beazer Homes Corp.
1% by Beazer Homes Texas
Holdings, Inc.
Beazer Realty, Inc.	New Jersey	100% by BHC
Homebuilders Title Services, Inc.	Delaware	100% by Borrower
Texas Lone Star Title, L.P.	Texas	99% by Beazer Homes Sales Arizona, Inc.
1% by Beazer Homes Texas
Holdings, Inc.
Homebuilders Title Services of Virginia, Inc.	Virginia	100% by Borrower
Security Title Insurance Company, Inc.	Vermont	100% by Borrower
United Home Insurance Corporation	Vermont	33 1/3% each by BHC, BHHC and BHTH
April Corporation	Colorado	100% by BHHC
Beazer SPE, LLC	Georgia	100% by Beazer
Homes Holding Corp.
Beazer Homes Investment Corp. (“BHIC”)	Delaware	100% by Borrower
Beazer Clarksburg, LLC	Maryland	100% by Beazer
Homes Corp.
Crossmann Communities of North Carolina, Inc.	North Carolina	100% by BHIC
Crossmann Communities of Ohio, Inc.	Ohio	100% by BHIC
Crossmann Communities of Tennessee, LLC	Tennessee	99% by Deluxe Homes of Ohio, Inc.
1% by Crossmann Communities of North Carolina, Inc.
Crossmann Investments, Inc.	Indiana	100% BHIC

Crossmann Management, Inc.	Indiana	100% by BHIC
Crossmann Mortgage Corp.	Ohio	100% by BHIC
Crossmann Communities Partnership	Indiana	82.5% by BHIC
17.5% by Deluxe Homes of Lafayette, Inc.
Cutter Homes, Ltd.	Kentucky	100% by BHIC
Deluxe Homes of Lafayette, Inc.	Indiana	100% by BHIC
Deluxe Homes of Ohio, Inc.	Ohio	100% by Crossmann Communities of Ohio, Inc.
Beazer Realty, Inc. (formerly Merit Realty, Inc.)	Indiana	100% by BHIC
Paragon Title, LLC	Indiana	100% by BHIC
Pinehurst Builders, LLC	South Carolina	100% by Crossmann Communities of North Carolina, Inc.
Trinity Homes, LLC	Indiana	50% by BHIC
50% by Crossmann
Communities Partnership
Meridian Structural Insurance, Risk Retention Group Inc.	Hawaii	94% by BHIC

1% each by
Crossmann
Communities of
North Carolina, Inc.,
Crossmann
Communities of
Ohio, Inc.,
Crossmann
Communities of
Tennessee, LLC,
Crossmann
Communities
Partnership,
Cutter Homes Ltd.,
and
Trinity Homes LLC

Exhibit I

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment Agreement”) between                            (the “Assignor”) and                                 (the “Assignee”) is dated as of                        , 200  .  The parties hereto agree as follows:

1.  PRELIMINARY STATEMENT.  The Assignor is a party to a Credit Agreement (which, as it may be amended, modified, renewed or extended from time to time, is herein called the “Credit Agreement”) described in Item 1 of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.  ASSIGNMENT AND ASSUMPTION.  The Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, an interest in and to the Assignor’s rights and obligations under the Credit Agreement such that after giving effect to such assignment the Assignee shall have purchased pursuant to this Assignment Agreement the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1 and the other Loan Documents.  The Revolving Credit Commitment (or Revolving Credit Loans, if the Commitment has been terminated) and/or the Term Loans purchased by the Assignee hereunder are set forth in Item 3 of Schedule 1.

3.  EFFECTIVE DATE.  The effective date of this Assignment Agreement (the “Effective Date”) shall be the later of the date specified in Item 3 of Schedule 1 or two Business Days (or such shorter period agreed to by the Agent) after a Notice of Assignment substantially in the form of Exhibit 1 attached hereto has been delivered to the Agent.  Such Notice of Assignment must include any consents required to be delivered to the Agent by Section 12.03 of the Credit Agreement (including the consent of the Agent).  In no event will the Effective Date occur if the payments required to be made by the Assignee to the Assignor on the Effective Date under Sections 4 and 5 hereof are not made on the proposed Effective Date.  The Assignor will notify the Assignee of the proposed Effective Date no later than the Business Day prior to the proposed Effective Date.  As of the Effective Date, (i) the Assignee shall have the rights and obligations of a Bank under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder and (ii) the Assignor shall relinquish its rights and be released from its corresponding obligations under the Loan Documents with respect to the rights and obligations assigned to the Assignee hereunder.

4.  PAYMENTS, OBLIGATIONS.  On and after the Effective Date, the Assignee shall be entitled to receive from the Agent all payments of principal, interest and fees with respect to the interest assigned hereby.  The Assignee shall advance funds directly to the Agent with respect to all Loans and reimbursement payments made on or after the Effective Date with respect to the interest assigned hereby.  [In consideration for the sale and assignment of Loans hereunder, (i) the Assignee shall pay the Assignor on the Effective Date, an amount equal to the principal amount of the portion of all ABR Loans assigned to the Assignee hereunder and

1

(ii) with respect to each LIBOR Loan made by the Assignor and assigned to the Assignee hereunder which is outstanding on the Effective Date, (a) on the last day of the Interest Period therefor or (b) on such earlier date agreed to by the Assignor and the Assignee or (c) on the date on which any such LIBOR Loan either becomes due (by acceleration or otherwise) or is prepaid (the date as described in the foregoing clauses (a), (b) or (c) being hereinafter referred to as the “Payment Date”), the Assignee shall pay the Assignor an amount equal to the principal amounts of the portion of such LIBOR Loan assigned to the Assignee which is outstanding on the Payment Date.  If the Assignor and the Assignee agree that the Payment Date for such LIBOR Loan shall be the Effective Date, they shall agree to the interest rate applicable to the portion of such Loan assigned hereunder for the period from the Effective Date to the end of the existing Interest Period applicable to such LIBOR Loan (the “Agreed Interest Rate”) and any interest received by the Assignee in excess of the Agreed Interest Rate shall be remitted to the Assignor.  In the event interest for the period from the Effective Date to but not including the Payment Date is not paid by the Borrower with respect to any LIBOR Loan sold by the Assignor to the Assignee hereunder, the Assignee shall pay to the Assignor interest for such period on the portion of such LIBOR Loan sold by the Assignor to the Assignee hereunder at the applicable rate provided by the Credit Agreement.  In the event a prepayment of any LIBOR Loan which is existing on the Payment Date and assigned by the Assignor to the Assignee hereunder occurs after the Payment Date but before the end of the Interest Period applicable to such LIBOR Loan, the Assignee shall remit to the Assignor the excess of the prepayment penalty paid with respect to the portion of such LIBOR Loan assigned to the Assignee hereunder over the amount which would have been paid if such prepayment penalty was calculated based on the Agreed Interest Rate.  The Assignee will also promptly remit to the Assignor (i) any principal payments received from the Agent with respect to LIBOR Loans prior to the Payment Date and (ii) any amounts of interest on Loans and fees received from the Agent which relate to the portion of the Loans assigned to the Assignee hereunder for periods prior to the Effective Date, in the case of ABR Loans, or the Payment Date, in the case of LIBOR Loans, and not previously paid by the Assignee to the Assignor.]* In the event that either party hereto receives any payment to which the other party hereto is entitled under this Assignment Agreement, then the party receiving such amount shall promptly remit it to the other party hereto.

*The parties may insert alternative payment provisions in lieu of the payment terms included in this Exhibit.

5.  FEES PAYABLE BY THE ASSIGNEE.  [To the extent applicable, the Assignee shall pay to the Assignor a fee on each day on which a payment of interest or commitment fee is made under the Credit Agreement with respect to the amounts assigned to the Assignee hereunder (other than a payment of interest or commitment fee for the period prior to the Effective Date or, in the case of LIBOR Loans, the Payment Date, which the Assignee is obligated to deliver to the Assignor pursuant to Section 4 hereof).  The amount of such fee shall be the difference between (i) the interest or fee, as applicable, paid with respect to the amounts assigned to the Assignee hereunder and (ii) the interest or fee, as applicable, which would have been paid with respect to the amounts assigned to the Assignee hereunder if each interest rate was       of 1% less than the interest rate paid by the Borrower or if the commitment fee was        of 1% less than the commitment fee paid by the Borrower, as applicable.  In addition, the Assignee agrees to pay        % of the recordation fee required to be paid to the Agent pursuant to the Credit Agreement in connection with this Assignment Agreement.]*

*The parties may insert alternative payment provisions in lieu of the payment terms included in this Exhibit.

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6.  REPRESENTATIONS OF THE ASSIGNOR:  LIMITATIONS ON THE ASSIGNOR’S LIABILITY.  The Assignor represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim created by the Assignor.  It is understood and agreed that the assignment and assumption hereunder are made without recourse to the Assignor and that the Assignor makes no other representation or warranty of any kind to the Assignee.  Neither the Assignor nor any of its officers, directors, employees, agents or attorneys shall be responsible for (i) the due execution, legality, validity, enforceability, genuineness, sufficiency or collectibility of any Loan Documents, including without limitation, documents granting the Assignor and the other Banks a security interest in assets of the Borrower, any Subsidiary, or any Guarantor, (ii) any representation, warranty or statement made in or in connection with any of the Loan Documents, (iii) the financial condition or creditworthiness of the Borrower, any Subsidiary, or any Guarantor, (iv) the performance of or compliance with any of the terms or provisions of any of the Loan Documents, (v) inspecting any of the property, books or records of the Borrower, any Subsidiary, or any Guarantor, (vi) the validity, enforceability, perfection, priority, condition, value or sufficiency of any collateral securing or purporting to secure the Loans or (vii) any mistake, error of judgment, or action taken or omitted to be taken in connection with the Loans or the Loan Documents.

7.  REPRESENTATIONS OF THE ASSIGNEE.  The Assignee (i) confirms that it has received a copy of the Credit Agreement, together with copies of such financial statements requested by the Assignee and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement, (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (iii) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank, (v) agrees that its payment instructions and notice instructions are as set forth in the attachment to Schedule 1, (vi) confirms that none of the funds, monies, assets or other consideration being used to make the purchase and assumption hereunder are “plan assets” as defined under ERISA and that its rights, benefits and interests in and under the Loan Documents will not be “plan assets” under ERISA, [and (vii) attaches the forms prescribed by the Internal Revenue Service of the United States certifying that the Assignee is entitled to receive payments under the Loan Documents without deduction or withholding of any United States federal income taxes]* and (viii) represents and warrants that the assignment hereunder does not and will not, as of the effective date of such assignment, result in any increased costs or expenses, including without limitation pursuant to Section 2.14 or 2.15 of the Credit Agreement, payable by the Borrower or any Guarantor.

*to be inserted if the Assignee is not incorporated under the laws of the United States, or a state thereof.

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8.  INDEMNITY.  The Assignee agrees to indemnify and hold the Assignor harmless against any and all losses, costs and expenses (including, without limitation, reasonable attorneys’ fees) and liabilities incurred by the Assignor in connection with or arising in any manner from the Assignee’s non-performance of the obligations assumed under this Assignment Agreement.

9.  SUBSEQUENT ASSIGNMENTS.  After the Effective Date, the Assignee shall have the right pursuant to Section 12.03 of the Credit Agreement to assign the rights which are assigned to the Assignee hereunder to any entity or person, provided that (i) any such subsequent assignment does not violate any of the terms or conditions of the Loan Documents or any law, rule, regulation, order, writ, judgment, injunction or decree and that all consents required under the terms of the Loan Documents have been obtained and (ii) unless the prior written consent of the Assignor is obtained, the Assignee is not thereby released from its obligations to the Assignor hereunder, if any remain unsatisfied, including, without limitation, its obligations under Sections 4, 5 and 8 hereof.

10.  REDUCTIONS OF AGGREGATE REVOLVING CREDIT COMMITMENT.  If this Assignment assigns all or any portion of the Assignor’s interest in its Revolving Credit Commitment and any reduction in the Aggregate Revolving Credit Commitment (other than pursuant to Section 2.19(c) of the Credit Agreement) occurs between the date of this Assignment Agreement and the Effective Date, the percentage interest specified in Item 3 of Schedule 1 shall remain the same, but the dollar amount purchased shall be recalculated based on the reduced Commitment of the Assignor.

11.  ENTIRE AGREEMENT.  This Assignment Agreement and the attached Notice of Assignment embody the entire agreement and understanding between the parties hereto and supersede all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

12.  GOVERNING LAW.  This Assignment Agreement shall be governed by and construed in accordance with, the laws of the State of Illinois without regard to principles of conflict of laws.

13.  NOTICES.  Notices shall be given under this Assignment Agreement in the manner set forth in the Credit Agreement.  For the purpose hereof the addresses of the parties hereto (until notice of a change is delivered) shall be the addresses set forth in the attachment to Schedule 1.

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IN WITNESS WHEREOF, the parties hereto have executed this Assignment Agreement by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]
By:
Title:

[NAME OF ASSIGNEE]
By:
Title:

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SCHEDULE 1

to Assignment Agreement

1.  Description and Date of Credit Agreement:

2.  Date of Assignment Agreement:                                   , 200

3.  Amounts (As of Date of Item 2 above):

	Revolving Credit Facility		Term Loan Facility

a. Total of Commitments (Loans)* under Credit Agreement	$		$

b. Assignee’s Percentage of each Facility purchased under the Assignment Agreement**		%		%

c. Amount of Assigned Share in each Facility purchased under the Assignment Agreement	$		$

d. Assignee’s aggregate Commitment Amount (Loan Amount)* Purchased Hereunder:	$		$

e. Proposed Effective Date:

Accepted and Agreed:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

By:	By:

Title:	Title:

*If a Commitment has been terminated, insert outstanding Loans in place of Commitment

**Percentage taken to 10 decimal places

Attachment to SCHEDULE 1 to ASSIGNMENT AGREEMENT

Attach Assignor’s Administrative Information Sheet, which must include notice address for the Assignor and the Assignee and the ABR Loan Lending Office address and the LIBOR Loan Lending Office address for the Assignee.

EXHIBIT 1

to Assignment Agreement

NOTICE

OF ASSIGNMENT

                                , 200

To:	[NAME OF BORROWER]*

[NAME OF AGENT]

From:	[NAME OF ASSIGNOR] (the “Assignor”)

[NAME OF ASSIGNEE] (the “Assignee”)

1.  We refer to that certain Credit Agreement (the “Credit Agreement”) described in Item I of Schedule 1 attached hereto (“Schedule 1”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings attributed to them in the Credit Agreement.

2.  This Notice of Assignment (this “Notice”) is given and delivered to [the Borrower and]* the Agent pursuant to Section 12.03 of the Credit Agreement.

3.  The Assignor and the Assignee have entered into an Assignment Agreement, dated as of                        , 200     (the “Assignment”), pursuant to which, among other things, the Assignor has sold, assigned, delegated and transferred to the Assignee, and the Assignee has purchased, accepted and assumed from the Assignor the percentage interest specified in Item 3 of Schedule 1 of all outstanding rights and obligations under the Credit Agreement relating to the facilities listed in Item 3 of Schedule 1.  The Effective Date of the Assignment shall be the later of the date specified in Item 5 of Schedule 1 or two Business Days (or such shorter period as agreed to by the Agent) after this Notice of Assignment and any consents and fees required by Section 12.03 of the Credit Agreement have been delivered to the Agent, provided that the Effective Date shall not occur if any condition precedent agreed to by the Assignor and the Assignee has not been satisfied.

*To be included only if consent must be obtained from the Borrower pursuant to Section 12.03 of the Credit Agreement.

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4.  The Assignor and the Assignee hereby give to the Borrower and the Agent notice of the assignment and delegation referred to herein.  The Assignor will confer with the Agent before the date specified in Item 5 of Schedule 1 to determine if the Assignment Agreement will become effective on such date pursuant to Section 3 hereof, and will confer with the Agent to determine the Effective Date pursuant to Section 3 hereof if it occurs thereafter.  The Assignor shall notify the Agent if the Assignment Agreement does not become effective on any proposed Effective Date as a result of the failure to satisfy the conditions precedent agreed to by the Assignor and the Assignee.  At the request of the Agent, the Assignor will give the Agent written confirmation of the satisfaction of the conditions precedent.

5.  The Assignor or the Assignee shall pay to the Agent on or before the Effective Date the processing fee of $4,000.00 required by Section 12.03 of the Credit Agreement.

6.  If any Notes are outstanding on the Effective Date, the Assignor and the Assignee request and direct that the Agent prepare and cause the Borrower to execute and deliver new Notes or, as appropriate, replacement Notes, to the Assignor and the Assignee.  The Assignor and, if applicable, the Assignee each agree to deliver to the Agent the original Note received by it from the Borrower upon its receipt of a new Note (or replacement Note) in the appropriate amount, whereupon such original Note shall be marked “canceled” and returned to the Borrower.

7.  The Assignee advises the Agent that notice and payment instructions are set forth in the attachment to Schedule 1.

8.  The Assignee hereby represents and warrants that none of the funds, monies, assets or other consideration being used to make the purchase pursuant to the Assignment Agreement are “plan assets” as defined under ERISA and that its rights, benefits, and interests in and under the Loan Documents will not be “plan assets” under ERISA.

9.  The Assignee authorizes the Agent to act as its agent under the Loan Documents in accordance with the terms thereof.  The Assignee acknowledges that the Agent has no duty to supply information with respect to the Borrower or the Loan Documents to the Assignee until the Assignee becomes a party to the Credit Agreement.*

*May be eliminated if Assignee is a party to the Credit Agreement prior to the Effective Date.

NAME OF ASSIGNOR	NAME OF ASSIGNEE

By:	By:

Title:	Title:

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ACKNOWLEDGED [AND CONSENTED TO] BY (NAME OF AGENT]	ACKNOWLEDGED [AND CONSENTED TO] BY (NAME OF BORROWER]

By:	By:

Title:	Title:

[Attach photocopy of Schedule 1 to Assignment)

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